                                     [LOGO]

                                    PROFILE


                                 July 28, 1998


This Profile is a summary of some of the more important points you should know before purchasing the Seasons Variable Annuity. The sections in this Profile correspond to sections in the prospectus which discuss the topics in more detail. Please read the prospectus carefully.

1. THE SEASONS VARIABLE ANNUITY

The Seasons Variable Annuity Contract is a contract between you and Anchor National Life Insurance Company. It is designed to help you save on a tax-deferred basis and diversify your investments among asset classes and managers to meet long-term financial goals, such as retirement funding. Tax deferral means all your money, including the amount you would otherwise pay in current income taxes, remains in your contract to generate more earnings. Your money could grow faster than it would in a comparable taxable investment.


The Seasons Variable Annuity helps you meet these goals by offering four variable investment STRATEGIES which are managed by five different professional investment managers. The value of any portion of your contract allocated to the STRATEGIES will fluctuate up or down based on the performance of the STRATEGIES you select and you may experience a loss. Five fixed investment options, each for a different length of time and offering different interest rates that are guaranteed by Anchor National are available. In addition, the DCA fixed accounts also offer fixed interest rates guaranteed by Anchor National and are available under the contract as source accounts for the Dollar Cost Averaging program.


The STRATEGIES and fixed investment options are designed to be used in concert in order to achieve your desired investment goals. You may put money into any of the STRATEGIES and/or fixed investment options. You may transfer between STRATEGIES and/or the fixed investment options four times per year without charge.

Like most annuities, the contract has an Accumulation Phase and an Income Phase. During the Accumulation Phase, you invest money in your contract. Your earnings are based on the investment performance of the STRATEGY or STRATEGIES to which your money is allocated and/or the interest rate earned on the fixed investment options. You may withdraw money from your contract during the Accumulation Phase. However, as with other tax-deferred investments, you will pay taxes on earnings and untaxed contributions when you withdraw them. An IRS tax penalty may apply if you make withdrawals before age 59 1/2. During the Income Phase, you will receive payments from your annuity. Your payments may be fixed in dollar amount, vary with investment performance or be a combination of both, depending on where your money is allocated. Among other factors, the amount of money you are able to accumulate in your contract during the Accumulation Phase will determine the amount of your payments during the Income Phase.

2.  ANNUITY PAYMENT OPTIONS

You can select from one of five annuity income options:

    (1) payments for your lifetime;
    (2) payments for your lifetime and your survivor's lifetime;
    (3) payments for your lifetime and your survivor's lifetime, but for not less than 10 years;
    (4) payments for your lifetime, but for not less than 10 or 20 years; and
    (5) payments for a specified period of 5 to 30 years.


You will also need to decide if you want your payments to fluctuate with investment performance or remain constant, and the date on which your payments will begin. Once you begin receiving payments, you cannot change your annuity option. If your contract is non-qualified, payments during the Income Phase are considered partly a return of your original investment. The "original investment" part of each payment is not taxable but any gain to your original investment is currently taxable as ordinary income upon distribution. For qualified contracts, the entire payment is currently taxable as ordinary income.


3.  PURCHASING A SEASONS VARIABLE ANNUITY

You can buy a contract through your financial representative, who can also help you complete the proper forms. For Non-Qualified contracts the minimum initial investment is $5000. For Qualified contracts the minimum initial investment is $2000. You can add $500 or more to your contract at any time during the Accumulation Phase.

4. INVESTMENT OPTIONS


You can put your money into any one or more of the four multi-manager variable investment STRATEGIES and/or one or more of the seven fixed investment options. The fixed investment options offer fixed rates of interest for specified lengths of time.


Each STRATEGY has a different investment objective and uses an asset allocation investment approach, investing in a combination of underlying investment portfolios which invest in a combination of stocks, bonds and cash in varying degrees, to achieve its investment objective. The four investment STRATEGIES are:

                                     GROWTH
                                MODERATE GROWTH
                                BALANCED GROWTH
                              CONSERVATIVE GROWTH

Each STRATEGY invests in three underlying investment portfolios. The underlying investment portfolios are managed by the following five investment managers:

                       PUTNAM INVESTMENT MANAGEMENT, INC.
                         T. ROWE PRICE ASSOCIATES, INC.
                           JANUS CAPITAL CORPORATION
                       SUNAMERICA ASSET MANAGEMENT CORP.
                       WELLINGTON MANAGEMENT COMPANY, LLP

5.  EXPENSES


Each year we deduct a $35 ($30 in North Dakota) contract administration fee on your contract anniversary. We currently waive this fee if your contract value is at least $50,000 on your contract anniversary.



We also deduct insurance charges which amount to 1.40% annually of the average daily value of your contract allocated to the STRATEGIES. The insurance charges include Mortality and Expense Risk, 1.25% and Distribution Expense, .15%. There are also investment charges and other expenses if you put money into the STRATEGIES, which are estimated to range from 1.12% to 1.25%. Investment charges may be more or less than the percentages reflected here.


If you take your money out in excess of the "free withdrawal" amount allowed for in your contract, you may be assessed a withdrawal charge that is a percentage of the money you withdraw. The percentage declines with each year the money is in the contract as follows:

Year 1.........   7%          Year 5.........   4%
Year 2.........   6%          Year 6.........   3%
Year 3.........   6%          Year 7.........   2%
Year 4.........   5%          Year 8.........   0%

Additionally, if you take money out of a multi-year fixed investment option before the end of the selected period, you may be assessed an adjustment which could increase or decrease the value of your money.

In some states you may also be assessed a state premium tax of up to 3.5%, depending upon the state in which you reside.

If you transfer among the STRATEGIES and/or fixed investment options more than four times per year, you will be charged a $25 dollar transfer fee for each subsequent transfer ($10 in Pennsylvania and Texas).

The following chart is designed to help you understand the charges in your contract. THE COLUMN "TOTAL ANNUAL CHARGES" SHOWS THE TOTAL OF THE $35 CONTRACT ADMINISTRATION CHARGE, THE 1.40% INSURANCE CHARGES AND THE INVESTMENT CHARGES FOR EACH STRATEGY. WE CONVERTED THE CONTRACT ADMINISTRATION CHARGE TO A PERCENTAGE (.09%) USING AN ASSUMED CONTRACT SIZE OF $40,000. The actual impact of this charge on your contract may differ from this percentage.




                         Total Annual
                          Insurance
                           Related                      Total Annual                    EXAMPLES
                           Charges                       Investment      Total      Total      Total
STRATEGY                                                   Related      Annual    Expenses    Expenses
                                                           Charges      Charges   at end of  at end of
                                                                                   1 YEAR     10 YEARS

Growth                      1.49%      (1.40% + .09%)       1.25%        2.74%       $98        $307
Moderate Growth             1.49%      (1.40% + .09%)       1.21%        2.70%       $97        $303
Balanced Growth             1.49%      (1.40% + .09%)       1.17%        2.66%       $97        $299
Conservative Growth         1.49%      (1.40% + .09%)       1.12%        2.61%       $96        $294



The examples assume that you invested $1,000 in a STRATEGY which earns 5% annually and that you withdrew your money at the end of a 1 year period and at the end of a 10 year period. For year 1, the total annual charges are assessed as well as the withdrawal charge. For year 10, the example reflects the total annual charges but there is no withdrawal charge. The annual investment-related expenses may vary. The amounts shown here are estimates and reflect the waiver or reimbursement of expenses by the investment adviser. No premium taxes are reflected. Please see the Fee Tables in the prospectus for more detailed information regarding the fees and expenses incurred under the contract.


6. TAXES

Unlike taxable investments where earnings are taxed in the year they are earned, taxes on amounts earned in a non-qualified contract (one that is established with after tax dollars) are deferred until they are withdrawn. In a qualified contract (one that is established with before tax dollars) all amounts are taxable when they are withdrawn.

When you begin taking distributions or withdrawals from your contract, earnings are considered to be taken out first and will be taxed at your ordinary income tax rate. You may be subject to a 10% IRS tax penalty for distributions or withdrawals before age 59 1/2.

7. ACCESS TO YOUR MONEY


Withdrawals may be made from your contract in the amount of $1,000 or more. Each year, you can take out up to 10% of the total amount you invested without charge. Withdrawals in excess of the 10% will be assessed a withdrawal charge. If you withdraw your entire contract value you will not receive the benefit of any free withdrawal amount. A separate withdrawal charge schedule applies to each purchase payment. After a purchase has been in the contract for seven full years, withdrawal charges no longer apply to that portion of the money. Of course, you may also have to pay income tax and a 10% IRS tax penalty may apply. Neither withdrawal charges nor the 10% IRS penalty are assessed when a death benefit is paid.


8. PERFORMANCE

The value of your annuity will fluctuate depending upon the investment performance of the STRATEGY or STRATEGIES you select. From time to time we may advertise a STRATEGY'S total return. The total return figures are based on historical data and are not intended to indicate future performance.

The following chart shows total return for each STRATEGY since the STRATEGIES first became available on April 15, 1997. These numbers reflect the insurance charges, the contract maintenance fee and investment charges. Withdrawal charges are not reflected in the chart. Past performance is not a guarantee of future results.


                                INCEPTION
                                   TO
STRATEGY                         3/31/98
  Growth                          30.86%
  Moderate Growth                 27.51%
  Balanced Growth                 24.34%
  Conservative Growth             20.52%


9. DEATH BENEFIT


If you, or, if there is a joint owner, either of the two, should die during the Accumulation Phase, your Beneficiary will receive a death benefit.


If you die before age 75, the death benefit will be the greater of: (1) the money you put into the contract less any withdrawals, charges and market value adjustments, accumulated at 3%; or (2) the current value of your contract.

If you die after age 75, the death benefit will be the greater of: (1) the money you put into the contract less any withdrawals, charges and market value adjustments, accumulated at 3% until your 75th birthday plus any subsequent Purchase Payments and less any withdrawals; or (2) the current value of your contract.

In the instance of joint owners, the amount of the death benefit is calculated based upon the age of the youngest joint owner.


10. OTHER INFORMATION

OWNERSHIP: The contract is an allocated fixed and variable group annuity contract. A group contract is issued to a contractholder, for the benefit of the participants in the group. You, as an owner of a Seasons Variable Annuity, are a participant in the group and will receive a certificate evidencing your ownership. You, as the owner of a certificate, are entitled to all the rights and privileges of ownership. As used in this Profile and the prospectus, the term contract refers to your certificate. In some states an individual fixed and variable annuity contract may be available instead, which is identical to the group contract described in this Profile and the prospectus except that it is issued directly to the individual owner.


FREE LOOK: You may cancel your contract within 10 days of receiving it (or whatever period is required by your state) by mailing it to our Annuity Service Center. Your contract will be treated as void on the date we receive it and we will pay you an amount equal to the value of the money in the STRATEGIES plus any money you put into the fixed investment options. Its value may be more or less than the money you initially invested. Thus, the investment risk is borne by you during the free look period.


SYSTEMATIC WITHDRAWAL PROGRAM: If selected by you, this program allows you to receive either monthly, quarterly, semi-annual or annual checks during the Accumulation Phase. Systematic withdrawals may also be electronically wired to your bank account. Of course, withdrawals during the Accumulation Phase may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2.

DOLLAR COST AVERAGING: If selected by you, this program allows you to invest gradually into one or more of the STRATEGIES.


PRINCIPAL ADVANTAGE PROGRAM: If selected by you, this program allows you to put money in a fixed investment option and one or more STRATEGIES and we will guarantee that the portion allocated to the fixed investment option assuming that it remains invested in that option, will grow to equal your principal investment.


AUTOMATIC PAYMENT PLAN: You can add to your contract directly from your bank account with as little as $50 per month.

CONFIRMATIONS AND QUARTERLY STATEMENTS: You will receive a confirmation of each transaction within your contract. On a quarterly basis, you will receive a complete statement of your transactions over the past quarter and a summary of your account values.

11. INQUIRIES:

If you have questions about your contract or need to make changes, call your financial representative or contact us at:

Anchor National Life Insurance Company
Annuity Service Center
P.O. Box 54299
Los Angeles, California 90054-0299
800/445-SUN2

If money accompanies your correspondence, you should direct it to:

Anchor National Life Insurance Company
P.O. Box 100330
Pasadena, California 91189-0001

                                     [LOGO]

                   ALLOCATED FIXED AND VARIABLE GROUP ANNUITY
                                   issued by
                         VARIABLE ANNUITY ACCOUNT FIVE
                                      and
                     ANCHOR NATIONAL LIFE INSURANCE COMPANY


The annuity contract has 11 investment choices - 7 fixed investment options which offer interest rates guaranteed by Anchor National for different periods of time and 4 variable investment STRATEGIES:


                                     GROWTH
                                MODERATE GROWTH
                                BALANCED GROWTH
                              CONSERVATIVE GROWTH

                  which invest in the underlying portfolios of
                              SEASONS SERIES TRUST
                              which is managed by:

                       PUTNAM INVESTMENT MANAGEMENT, INC.
                         T. ROWE PRICE ASSOCIATES, INC.
                           JANUS CAPITAL CORPORATION
                       SUNAMERICA ASSET MANAGEMENT CORP.
                       WELLINGTON MANAGEMENT COMPANY, LLP

You can put your money into any one or all of the STRATEGIES and/or fixed investment options.

Please read this prospectus carefully before investing and keep it for your future reference. It contains important information you should know about the Seasons Variable Annuity.


To learn more about the annuity offered by this prospectus, you can obtain a copy of the Statement of Additional Information ("SAI") dated July 28,
1998. The SAI has been filed with the Securities and Exchange Commission ("SEC") and is incorporated by reference into this prospectus. The table of contents of the SAI appears on page 20 of this prospectus. For a free copy of the SAI, call us at 800/445-SUN2 or write us at our Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299.



In addition, the SEC maintains a website (http://www.sec.gov) that contains the SAI, materials incorporated by reference and other information filed electronically with the SEC.


ANNUITIES INVOLVE RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL, AND ARE NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS


GLOSSARY OF TERMS.........................................................     3
FEE TABLES................................................................     4
      Owner Transaction Expenses..........................................     4
      Annual Separate Account Expenses....................................     4
      Portfolio Expenses..................................................     4
EXAMPLES..................................................................     5
THE SEASONS VARIABLE ANNUITY..............................................     6
ANNUITY INCOME OPTIONS....................................................     6
      Allocation of Annuity Payments......................................     7
      Transfers During the Income Phase...................................     7
      Deferment of Payments...............................................     7
PURCHASING A SEASONS VARIABLE ANNUITY.....................................     7
      Allocation of Purchase Payments.....................................     8
      Accumulation Units..................................................     8
      Free Look Period....................................................     8
INVESTMENT OPTIONS........................................................     8
      Variable Investment Options: The STRATEGIES.........................     8
      Substitution........................................................    12
      Fixed Investment Options............................................    12
      Transfers During the Accumulation Phase.............................    13
EXPENSES..................................................................    14
      Insurance Charges...................................................    14
      Investment Charges..................................................    15
      Contract Maintenance Charge.........................................    15
      Withdrawal Charge...................................................    15
      Transfer Fee........................................................    15
      Premium Taxes.......................................................    15
      Income Taxes........................................................    16
      Reduction or Elimination of Certain Charges and Additional Amounts
       Credited...........................................................    16
TAXES.....................................................................    16
      Annuity Contracts in General........................................    16
      Tax Treatment of Distributions --Non-Qualified Contracts............    16
      Tax Treatment of Distributions --Qualified Contracts................    17
      Diversification.....................................................    17
ACCESS TO YOUR MONEY......................................................    17
      Systematic Withdrawal Program.......................................    17
      Suspension of Payments..............................................    18
      Minimum Contract Value..............................................    18
PERFORMANCE...............................................................    18
DEATH BENEFIT.............................................................    18
      Death of the Annuitant..............................................    19
OTHER INFORMATION.........................................................    19
      Anchor National.....................................................    19
      The Separate Account................................................    19
      The General Account.................................................    20
      Distribution........................................................    20
      Administration......................................................    20
      Legal Proceedings...................................................    20
      Other Information about Anchor National.............................    20
FINANCIALS................................................................    24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................    26
INDEPENDENT ACCOUNTANTS...................................................    37
FINANCIAL STATEMENTS......................................................    37
APPENDIX A--CONDENSED FINANCIAL INFORMATION...............................    53
APPENDIX B--MARKET VALUE ADJUSTMENT.......................................    54
APPENDIX C--PREMIUM TAXES.................................................    55

GLOSSARY OF TERMS

We have capitalized some of the technical terms used in this prospectus. To help you understand these terms, we have defined them below:

ACCUMULATION PHASE -- The period during which you invest money in your contract.

ACCUMULATION UNITS -- A measurement we use to calculate the value of the variable portion of your contract during the Accumulation Phase.

ANNUITANT(S) -- The person(s) on whose life(lives) we base annuity payments.

ANNUITY DATE -- The date on which annuity payments are to begin, as selected by you.

BENEFICIARY(IES) -- The person(s) designated to receive any benefits under the contract if you or the Annuitant dies.

INCOME PHASE -- The period during which we make annuity payments to you.

NON-QUALIFIED (CONTRACT) -- A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account.

PURCHASE PAYMENTS -- The money you give us to buy a contract, as well as any additional money you give us to invest after you own it.

QUALIFIED (CONTRACT) -- A contract purchased with pre-tax dollars. These contracts are generally purchased under a pension plan, specially sponsored program or individual retirement account.

STRATEGY(IES) -- A sub-account of Variable Annuity Account Five which provides for the variable investment options available under the contract. Each STRATEGY has its own investment objective and is invested in the underlying investment portfolios of Seasons Series Trust.

SEASONS VARIABLE ANNUITY FEE TABLES
                    ------------------------------------------------------------

OWNER TRANSACTION EXPENSES

Withdrawal Charge as a percentage of Purchase Payments:

Year 1..............    7%       Year 5..............    4%
Year 2..............    6%       Year 6..............    3%
Year 3..............    6%       Year 7..............    2%
Year 4..............    5%       Year 8..............    0%

Contract Maintenance Charge........  $35 each year ($30 in North Dakota)

Transfer Fee.......................  No charge for first 4 transfers each year; thereafter, the fee is $25 per
                                     transfer ($10 in
                                     Pennsylvania and Texas)

ANNUAL SEPARATE ACCOUNT EXPENSES
(as a percentage of daily net asset value)

Mortality Risk Charge........................       0.90%
Expense Risk Charge..........................       0.35%
Distribution Expense Charge..................       0.15%
                                                     ---
      Total Separate Account Expenses........       1.40%

                         INVESTMENT PORTFOLIO EXPENSES
  (as a percentage of daily net asset value of each investment portfolio after reimbursement of expenses.)*

                                             MANAGEMENT          OTHER          TOTAL ANNUAL
                                                FEE            EXPENSES           EXPENSES
------------------------------------------------------------------------------------------------
    Stock                                       .85%                .36%              1.21%
    Asset Allocation: Diversified Growth        .85%                .36%              1.21%
    Multi-Managed Growth                        .89%                .40%              1.29%
    Multi-Managed Moderate Growth               .85%                .36%              1.21%
    Multi-Managed Income/Equity                 .81%                .33%              1.14%
    Multi-Managed Income                        .77%                .29%              1.06%
------------------------------------------------------------------------------------------------
* The percentages set forth above are based on estimated amounts for the current fiscal year.


The Investment Portfolio Expenses table set forth above identifies the total investment expenses charged by the underlying investment portfolios of Seasons Series Trust. Each contractholder within a STRATEGY will incur a portion of these total investment expenses in relation to the investment by such STRATEGY in the respective portfolio. The table entitled "Investment Portfolio Expenses by STRATEGY" which follows the total investment portfolio expenses by STRATEGY based upon the allocation of contract values within each STRATEGY to the underlying investment portfolios after the quarterly rebalancing described on page 11. However, the actual investment portfolio expenses incurred by contractholders within a STRATEGY will vary depending upon the daily net asset value of each investment portfolio in which such STRATEGY is invested.


THE ABOVE INVESTMENT PORTFOLIO EXPENSES WERE PROVIDED BY SEASONS SERIES TRUST. WE HAVE NOT INDEPENDENTLY VERIFIED THE ACCURACY OF THE INFORMATION.

                   INVESTMENT PORTFOLIO EXPENSES BY STRATEGY
  (based on the total annual expenses of the underlying investment portfolios reflected above, after reimbursement of expenses)**

                                           MANAGEMENT          OTHER          TOTAL ANNUAL
                                              FEE            EXPENSES           EXPENSES
----------------------------------------------------------------------------------------------
  STRATEGY
    Growth                                    .87%                .38%              1.25%
    Moderate Growth                           .85%                .36%              1.21%
    Balanced Growth                           .83%                .34%              1.17%
    Conservative Growth                       .80%                .32%              1.12%
----------------------------------------------------------------------------------------------
** The percentages set forth above are based on estimates for the current fiscal year.

                                    EXAMPLES

You will pay the following expenses on a $1,000 investment in each STRATEGY, assuming a 5% annual return on assets and:

  (a) surrender of the contract at the end of the stated time period;
  (b) if the contract is annuitized or not surrendered.


                         TIME PERIODS
STRATEGY              1 YEAR     3 YEARS    5 YEARS    10 YEARS
Growth               (a) $98    (a) $145   (a) $185   (a) $307
                     (b) $28    (b) $ 85   (b) $145   (b) $307

Moderate Growth      (a) $97    (a) $144   (a) $183   (a) $303
                     (b) $27    (b) $ 84   (b) $143   (b) $303

Balanced Growth      (a) $97    (a) $143   (a) $181   (a) $299
                     (b) $27    (b) $ 83   (b) $141   (b) $299

Conservative Growth  (a) $96    (a) $141   (a) $178   (a) $294
                     (b) $26    (b) $ 81   (b) $138   (b) $294


                     EXPLANATION OF FEE TABLES AND EXAMPLES

1. The purpose of the Fee Tables is to show you the various expenses you will incur directly and indirectly by investing in the contract. The example reflects owner transaction expenses, separate account expenses and investment portfolio expenses by STRATEGY.

2. For certain investment portfolios in which the STRATEGIES invest, the adviser, SunAmerica Asset Management Corp., has voluntarily agreed to waive fees or reimburse certain expenses, if necessary, to keep annual operating expenses at or below the following percentages of each investment portfolio's average net assets: Stock and Asset Allocation:
       Diversified Growth Portfolios: 1.21%; Multi-Managed Growth: 1.29%; Multi-Managed Moderate Growth: 1.21%; Multi-Managed Income/Equity: 1.14%, Multi-Managed Income: 1.06%. The adviser also may voluntarily waive or reimburse additional amounts to increase an investment portfolios' investment return. All waivers and/or reimbursements may be terminated at any time. Furthermore, the adviser may recoup any waivers or reimbursements within two years after such waivers or reimbursements are granted, provided that the investment portfolio is able to make such payment and remain in compliance with the foregoing expense limitations.

3. The Examples assume that no transfer fees were imposed. Premium taxes are not reflected but may be applicable.


4. THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.



                              THE HISTORICAL ACCUMULATION
                             UNIT VALUES ARE CONTAINED IN
                      APPENDIX A--CONDENSED FINANCIAL INFORMATION

THE SEASONS VARIABLE ANNUITY
--------------------------------------------------------------------------------

An annuity is a contract between you (the owner) and an insurance company. The contract provides tax deferral for your earnings, as well as a death benefit and guaranteed income in the form of annuity payments beginning on a date you select. Until you decide to begin receiving annuity payments, your annuity is in the Accumulation Phase. Once you begin receiving annuity payments, your contract switches to the Income Phase. If you die during the Accumulation Phase, the insurance company guarantees a death benefit to your Beneficiary. The Seasons Variable Annuity is issued by Anchor National Life Insurance Company.

During the Accumulation Phase, the value of your annuity benefits from tax deferral. This means your earnings accumulate on a tax-deferred basis until you take money out of your contract. The Income Phase occurs when you begin to receive annuity payments. You select the date on which annuity payments are to begin.

The contract is called a variable annuity because you can choose among four variable investment STRATEGIES, which invest in underlying investment portfolios managed by five investment managers. Depending upon market conditions, you can make or lose money in any of these STRATEGIES. If you allocate money to the STRATEGIES, the amount of money you are able to accumulate in your contract during the Accumulation Phase depends upon the investment performance of the STRATEGIES you select. The amount of the annuity payments you receive during the Income Phase from the variable portion of your contract also depends upon the investment performance of the STRATEGIES you select for the Income Phase.


The contract also offers seven fixed investment options. Your money will earn interest at the rate guaranteed by us for the period of time you agree to leave your money in the fixed investment option. We currently offer fixed investment options for periods of one, three, five, seven and ten years and special one year and six-month DCA fixed accounts specifically for the Dollar Cost Averaging Program. Only one year fixed investment options are available in Maryland and Washington. The seven and ten year guarantee periods are not available in Oregon. If you allocate money to a fixed investment option, the amount of money you are able to accumulate in your contract during the Accumulation Phase depends upon the total interest credited to your contract. An adjustment to your contract will apply to withdrawals or transfers from the multi-year fixed investment options prior to the end of the selected guarantee period. If your money is in a fixed account option when you begin taking income from your contract, the amount of annuity payments you receive will remain level for the entire Income Phase.


ANNUITY INCOME OPTIONS
--------------------------------------------------------------------------------

When you switch to the Income Phase, you will receive regular income payments under the contract. You can choose to have your annuity payments sent to you by check or electronically wired to your bank. The contract offers 5 annuity options. Other annuity options may be available in the future.

You select the date on which annuity payments are to begin, which must be the first day of a month at least two years after the date of your contract. We call this the Annuity Date. You may change your Annuity Date at least seven days prior to the date that your payments are to begin. However, annuity payments must begin by the later of your 90th birthday or ten years after the date your contract is issued. We call this the Latest Annuity Date. If no Annuity Date is selected we will begin payments based on the Latest Annuity Date. Certain states may require that you begin receiving annuity payments prior to this date. If the Annuity Date is past your 85th birthday, it is possible that the contract would not be treated as an annuity and you may incur adverse tax consequences.

Unless you are a non-natural owner, you may change the Annuitant at any time prior to the Annuity Date. You may also designate a second person on whose life annuity payments are based. If the Annuitant dies before the Annuity Date, you must notify us and designate a new Annuitant.

If you do not choose an annuity option, annuity payments will be made in accordance with option 4 (below) for 120 months. If the annuity payments are for joint lives, then we will make payments in accordance with option 3. If permitted by state law, we may pay the annuity in one lump sum if your contract is less than $5,000. Likewise, if your annuity payments would be less than $50 a month, we have the right to change the frequency of your payment to be quarterly, semi-annual or annual so that your annuity payments are at least $50. Annuity payments will be made to you unless you designate another person to receive them. In that case, you must notify us in writing at least 30 days before the Annuity Date. You will remain fully responsible for any taxes related to annuity payments.

OPTION 1 - LIFE INCOME

Under this option, we will make annuity payments as long as the Annuitant is alive. Annuity payments stop when the Annuitant dies.

OPTION 2 - JOINT AND SURVIVOR ANNUITY

Under this option, we will make annuity payments as long as the Annuitant and a designated second person are alive. Upon the death of either person, we will continue to make annuity payments so long as the survivor is alive. You choose the amount of the annuity payments to the survivor, which can be equal to 100%, 66.66% or 50% of the full amount. Annuity payments stop upon the death of the survivor.

OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY - 120 MONTHLY PAYMENTS GUARANTEED

This option is similar to option 2 above, with the additional guarantee that payments will be made for at least 120 months. If the Annuitant and survivor die before all guaranteed payments have been made, the rest will be made to the Beneficiary.

OPTION 4 - LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED


This option is similar to option 1 above, with the additional guarantee that payments will be made for at least 120 or 240 months, as selected by you. Under this option, if the Annuitant dies before all guaranteed payments have been made, the remaining payments will be made to the Beneficiary.


OPTION 5 - INCOME FOR A SPECIFIED PERIOD


Under this option, we will make annuity payments for any period of time from 5 to 30 years, as selected by you. However, the period must be for full 12 month increments. Under this option, if the Annuitant dies before all guaranteed payments have been made, the remaining payments will be made to the beneficiary. This option does not contain an element of mortality risk. Therefore, you will not get the benefit of the mortality component of the mortality and expense risk charge if this option is selected.


ALLOCATION OF ANNUITY PAYMENTS

On the Annuity Date, if your money is invested in a fixed investment option(s), your annuity payments will be fixed in amount. If your money is invested in a STRATEGY(IES), your annuity payments will vary depending on the investment performance of the STRATEGY(IES) you select. If you have money in the fixed and variable investment options, your annuity payments will be based on the respective allocations. You may not convert between fixed and variable payments once annuity payments begin.

VARIABLE ANNUITY PAYMENTS

If you choose to have any portion of your annuity payments come from the STRATEGIES, the dollar amount of your payment will depend upon three things: (1) the value of your contract in the STRATEGIES on the Annuity Date, (2) the 3.5% assumed investment rate used in the annuity table for the contract and (3) the performance of the STRATEGIES you selected. If the actual performance exceeds the 3.5% assumed rate, your annuity payments will increase. Similarly, if the actual rate is less than 3.5%, your annuity payments will decrease. The Statement of Additional Information contains detailed information and sample calculations.


TRANSFERS DURING THE INCOME PHASE



You may transfer money among the STRATEGIES during the Income Phase. Transfers are subject to the same limitations as transfers during the Accumulation Phase. However, you may not transfer money from the fixed account into the STRATEGIES or from the STRATEGIES into the fixed accounts during the Income Phase.


DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six months, or less if required by state law. Interest will be credited to you during the deferral period.

PURCHASING A SEASONS VARIABLE ANNUITY
--------------------------------------------------------------------------------

A Purchase Payment is the money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it. You can purchase a Non-Qualified contract with a minimum initial investment of $5,000 and a Qualified contract with a minimum initial investment of $2,000. The maximum we accept is $1,000,000 without our prior approval. Payments in amounts of $500 or more may be added to your contract at any time during the Accumulation Phase. You can make scheduled subsequent Purchase Payments of $50 or more per month by enrolling in the Automatic Payment Plan.

We may refuse any Purchase Payment. In general, we will not issue a Non-Qualified contract to anyone who is over age 90 or a Qualified contract to anyone who is over age 70 1/2.


ALLOCATION OF PURCHASE PAYMENTS

When you purchase a contract, you will allocate your Purchase Payment to one or more of the STRATEGIES and/or the fixed investment options. You should specify your investment allocations on the contract application. If you make additional Purchase Payments, we will allocate them the same way as your first Purchase Payment unless you tell us otherwise.

Once we receive your Purchase Payment and a complete application at our principal place of business, we will issue your contract and allocate your first Purchase Payment within two business days. If we are unable to complete this process within five business days, we will either send back your money or get your permission to keep it until we get all the necessary information.

ACCUMULATION UNITS

The value of the variable portion of your contract will go up or down depending upon the investment performance of the STRATEGY(IES) you select. In order to keep track of the value of your contract, we use a unit of measure called an Accumulation Unit which works like a share of a mutual fund. During the Income Phase, we call them Annuity Units.

An Accumulation Unit value is determined each day that the New York Stock Exchange ("NYSE") is open. We calculate an Accumulation Unit for each STRATEGY after the NYSE closes each day. We do this by:

    (1) determining the total value of money invested in the particular
        STRATEGY;

    (2) subtracting from that amount any asset-based charges and any other charges such as taxes we have deducted; and

    (3) dividing this amount by the number of outstanding Accumulation Units.

The value of an Accumulation Unit may go up or down from day to day. When you make a Purchase Payment, we credit your contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount of the Purchase Payment allocated to a STRATEGY by the value of the Accumulation Unit for that STRATEGY.

    Example:

    We receive a $25,000 Purchase Payment from you on Wednesday. You want your money to be invested in the Moderate Growth STRATEGY. We determine that the value of an Accumulation Unit for the Moderate Growth STRATEGY is $11.10 when the NYSE closes on Wednesday. We then divide $25,000 by $11.10 and credit your contract on Wednesday night with 2252.252 Accumulation Units for the Moderate Growth STRATEGY.

FREE LOOK PERIOD


If you change your mind about owning the contract, you can cancel it within 10 days after receiving it (or longer if required by state law) by mailing it back to our Annuity Service Center. Unless otherwise by state law, you will receive back the value of the money allocated to the STRATEGIES on the day we receive your request plus any Purchase Payment in the fixed investment options. This value may be more or less than the money you initially invested. Thus, the investment risk is borne by you during the free look period.



In certain states, or if you purchase your contract as an IRA we may be required to return your Purchase Payment. If that is the case, we reserve the right to put your money in the one-year fixed account option during the free look period. At the end of this period, we will reallocate your money as you selected. If you cancel your contract during the free look period, we will return to you, the greater of your purchase payments or the value of your contracts.


INVESTMENT OPTIONS
--------------------------------------------------------------------------------

The contract offers variable investment options which we call STRATEGIES and fixed investment options. The contract was designed to meet your varying investment needs over time, which can be achieved by using the STRATEGIES alone or in concert with the fixed investment options in order to lower the risk associated with investing only in a variable investment option.

VARIABLE INVESTMENT OPTIONS:
THE STRATEGIES

The contract offers four multi-manager variable investment STRATEGIES, each with a different investment objective. The STRATEGIES are designed to meet your investment needs over time and considering factors such as your age, goals and risk tolerance. However, each STRATEGY is designed to achieve different levels of growth over time.

Each STRATEGY invests in three of the six underlying investment portfolios of the Seasons Series Trust. The allocation of money among these investment portfolios will vary depending on the objective of the STRATEGY.

Seasons Series Trust is managed by SunAmerica Asset Management Corp. ("SAAMCo."), which is affiliated with Anchor National. SAAMCo. has engaged sub-advisers to provide investment advice for certain investment portfolios.

The underlying investment portfolios of Seasons Series Trust include the Asset
Allocation: Diversified Growth Portfolio, the Stock Portfolio and the Multi-Managed Growth, Multi-Managed Moderate Growth, Multi-Managed Income/Equity and Multi-Managed Income Portfolios (the "Multi-Managed Portfolios").


The Asset Allocation: Diversified Growth Portfolio is managed by Putnam Investment Management, Inc. The Stock Portfolio is managed by T. Rowe Price Associates, Inc. All of the Multi-Managed Portfolios include the same three basic investment components: a growth component managed by Janus Capital Corporation, a balanced component managed by SAAMCo. and a fixed income component managed by Wellington Management Company, LLP. The Growth STRATEGY and the Moderate Growth STRATEGY also have an aggressive growth component which is managed by SAAMCo. The percentage that any one of these components represents in the Multi-Managed Portfolio varies in accordance with the investment objective.


YOU SHOULD READ THE PROSPECTUS FOR SEASONS SERIES TRUST CAREFULLY BEFORE INVESTING. THE PROSPECTUS CONTAINS DETAILED INFORMATION ABOUT THE INVESTMENT PORTFOLIOS AND IS ATTACHED TO THIS PROSPECTUS.

Each STRATEGY uses an asset allocation investment approach to achieve its objective and allocates your money into underlying investment portfolios which invest in a combination of stocks, both domestic and international, bonds and cash. Although the asset mix within each STRATEGY will vary over time, each STRATEGY has a neutral asset allocation mix, including a cash component in order to reflect the anticipated cash holdings required to rebalance each STRATEGY quarterly, as reflected on the following pages. Additionally, after the quarterly rebalancing described on page 10, the contract value within each STRATEGY will be allocated to the various underlying investment portfolios in the percentages identified on the following pages.

                                     GROWTH

GOAL: Long-term growth of capital, allocating its assets primarily to stocks. This STRATEGY may be best suited for those with longer periods to invest.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stocks           80%
Bonds            15%
Cash              5%

                             UNDERLYING INVESTMENT
                             PORTFOLIOS & MANAGERS

ASSET ALLOCATION: DIVERSIFIED
 GROWTH PORTFOLIO                  25%
Managed by Putnam Investment
 Management, Inc.

STOCK PORTFOLIO                    25%
Managed by T. Rowe Price
 Associates, Inc.

MULTI-MANAGED GROWTH PORTFOLIO     50%

Managed by:
    Janus Capital Corporation
    SunAmerica Asset Management Corp.
    Wellington Management Company, LLP

                                MODERATE GROWTH

GOAL: Growth of capital through investments in equities, with a secondary objective of conservation of principal by allocating more of its assets to bonds than the Growth STRATEGY. This STRATEGY may be best suited for those nearing retirement years but still earning income.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stocks           70%
Bonds            25%
Cash              5%

                             UNDERLYING INVESTMENT
                             PORTFOLIOS & MANAGERS

ASSET ALLOCATION: DIVERSIFIED
 GROWTH PORTFOLIO                 25%
Managed by Putnam Investment
 Management, Inc.

STOCK PORTFOLIO                   20%
Managed by T. Rowe Price
 Associates, Inc.

MULTI-MANAGED MODERATE GROWTH
 PORTFOLIO                        55%

Managed by:
    Janus Capital Corporation
    SunAmerica Asset Management Corp.
    Wellington Management Company, LLP

                                BALANCED GROWTH

Goal: Focuses on conservation of principal by investing in a more balanced weighting of stocks and bonds, with a secondary objective of seeking a high total return. This STRATEGY may be best suited for those approaching retirement and with less tolerance for investment risk.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stocks           55%
Bonds            40%
Cash              5%

                             UNDERLYING INVESTMENT
                             PORTFOLIOS & MANAGERS

ASSET ALLOCATION: DIVERSIFIED
 GROWTH PORTFOLIO                  25%
Managed by Putnam Investment
 Management, Inc.

STOCK PORTFOLIO                    20%
Managed by T. Rowe Price
 Associates, Inc.

MULTI-MANAGED INCOME/EQUITY
 PORTFOLIO                         55%

Managed by:
    Janus Capital Corporation
    SunAmerica Asset Management Corp.
    Wellington Management Company, LLP

                              CONSERVATIVE GROWTH

Goal: Capital preservation while maintaining some potential for growth over the long term. This STRATEGY may be best suited for those with lower investment risk tolerance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stocks           42%
Bonds            53%
Cash              5%

                             UNDERLYING INVESTMENT
                             PORTFOLIOS & MANAGERS

ASSET ALLOCATION: DIVERSIFIED
 GROWTH PORTFOLIO                 25%
Managed by Putnam Investment
 Management, Inc.

STOCK PORTFOLIO                   15%
Managed by T. Rowe Price
 Associates, Inc.

MULTI-MANAGED INCOME PORTFOLIO    60%

Managed by:
    Janus Capital Corporation
    SunAmerica Asset Management Corp.
    Wellington Management Company, LLP

STRATEGY REBALANCING


Each STRATEGY is designed to meet its investment objective by allocating a portion of your money to three different investment portfolios. In order to maintain the mix of investment portfolios consistent with each STRATEGY's objective, each STRATEGY within your contract will be rebalanced such that on the first business day of each quarter (or as close to such date as is administratively practicable) it will be allocated among the various investment portfolios according to the percentages set forth on the prior pages. Additionally, within each Multi-Managed Portfolio, your money will be rebalanced among the various components. We also reserve the right to rebalance any STRATEGY more frequently if deemed necessary and in no event adverse to the interests of contract owners invested in such STRATEGY. Rebalancing a STRATEGY may involve shifting a portion of assets out of underlying investment portfolios with higher returns into underlying investment portfolios with relatively lower returns. Transfers made as a result of rebalancing a STRATEGY are not counted against your 4 free transfers per year.


SUBSTITUTION

If any of the underlying investment portfolios is no longer available, we may be required to substitute shares of another investment portfolio. We will seek any required prior approval of the SEC and give you notice before doing this.

FIXED INVESTMENT OPTIONS


The contract also offers seven fixed investment options. Anchor National will guarantee the interest rate earned on money you allocate to any of these fixed investment options. We currently offer fixed investment options for periods of one, three, five, seven and ten years, which we call Guarantee Periods. In Maryland or Washington only the one year fixed investment option is available. The seven and ten year guarantee periods are not available in Oregon. Additionally, we guarantee the interest rate for money allocated to the six-month DCA fixed account and/or the one year DCA fixed account (the "DCA fixed accounts") which are available only in conjunction with the Dollar Cost Averaging Program. Please see the section on the Dollar Cost Averaging Program on the next page for additional information about, including limitations on, the availability and operation of the DCA fixed accounts. The DCA fixed accounts are only available for new Purchase Payments.



Interest rates offered for the different Guarantee Periods and the DCA fixed accounts will differ from time to time due to changes in market conditions but will not be less than an annual effective rate of 3%. The interest rate offered for a particular Guarantee Period for new Purchase Payments may differ from the interest rate offered for money already invested in such account. An interest rate established for a Guarantee Period or the DCA fixed accounts will not change during the stated term of that period.



You may reallocate money to a fixed investment option (other than the DCA fixed accounts) or to any of the STRATEGIES after the end of the Guarantee Period. However, if you do not give us different instructions within 30 days after the end of your Guarantee Period, we will keep your money in the fixed account for the same Guarantee Period you previously selected. You will receive the renewal interest rate then in effect for that Guarantee Period.


MARKET VALUE ADJUSTMENT

THE FOLLOWING DISCUSSION APPLIES TO MONIES YOU PUT INTO THE THREE, FIVE, SEVEN AND TEN YEAR FIXED INVESTMENT OPTIONS ONLY AND DOES NOT APPLY TO WITHDRAWALS TO PAY A DEATH BENEFIT OR CONTRACT FEES AND CHARGES.


If you take your money out of a multi-year fixed investment option (whether by withdrawal, transfer or annuitization) before the end of the Guarantee Period, we will make an adjustment to the value of your contract. We call this a Market Value Adjustment. The Market Value Adjustment reflects the differing interest rate environments between the time you put your money into the fixed account and the time you take your money out of the fixed account. The adjustment can increase or decrease the value of your contract. You may withdraw your money within 30 days following the end of a Guarantee Period without incurring a Market Value Adjustment.



We calculate the Market Value Adjustment by comparing the interest rate you received on the money you put into the fixed account against the interest rate we are currently offering to contract owners for the period of time remaining in the Guarantee Period (rounded up to the nearest year unless otherwise required by state law). If the amount of time remaining is not equal to an available guarantee period for which we offer a fixed interest rate, the interest rate will be determined by linear interpolation between interest rates for the two nearest periods that are available.


Generally, if interest rates have dropped between the time you put your money into the fixed account and the time you take it out, there will be a positive adjustment to the value of your contract. Conversely, if interest rates have increased between the time you put your money into the fixed account and the time you take it out, there will be a negative adjustment to the value of your contract.

If the Market Value Adjustment is negative, it will be assessed first against any remaining money allocated to the fixed account out of which you took your money and then against the amount of money you take out of the fixed account. If the Market Value Adjustment is positive, it will be added to the amount you take out of the fixed account.

Appendix A provides more information about how we calculate the Market Value Adjustment and gives some examples of the impact of the adjustment.


The one year fixed investment option and DCA fixed accounts do not impose a market value adjustment and are not registered under the Securities Act of 1933 and are not subject to the provisions of the Investment Company Act of 1940.


TRANSFERS DURING THE ACCUMULATION PHASE


Except as provided in the next sentence with respect to the DCA fixed accounts, you can transfer money among the STRATEGIES and the fixed investment options by written request or by telephone. Although you may transfer money out of the DCA fixed accounts, you may not transfer money into the DCA fixed accounts from any STRATEGY or any fixed investment option. You can make four transfers every year without incurring a transfer charge. We measure a year from the anniversary of the day we issued your contract. If you make more than four transfers in a year, there is a $25 transfer fee per transfer ($10 in Pennsylvania and Texas). Additionally, transfers out of a multi-year fixed investment option may be subject to a market value adjustment.



The minimum amount you can transfer is $500 or a lesser amount if you transfer the entire balance from a STRATEGY or a fixed investment option. If any money will remain in a STRATEGY or fixed investment option after making a transfer, it must be at least $500. Your request for transfer must clearly state which STRATEGY(IES) and/or fixed investment option(s) are involved and the amount you want to transfer. Please see the section below on Dollar Cost Averaging for specific rules regarding the DCA fixed accounts.


We will accept transfers by telephone unless you specify otherwise on your contract application. We have in place procedures to provide reasonable assurance that instructions given to us by telephone are genuine. Thus, we disclaim all liability for any claim, loss or expense from any error. If we fail to use such procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

We reserve the right to modify, suspend or terminate the transfer privileges at any time.

DOLLAR COST AVERAGING PROGRAM

The Dollar Cost Averaging Program allows you to systematically transfer a set percentage or amount from any STRATEGY or the one year fixed investment option (we call these source accounts) to another STRATEGY. You can also select to transfer the entire value in a STRATEGY or the one year fixed investment option in a stated number of transfers. Transfers may be monthly or quarterly. You can change the amount or frequency at any time by notifying us in writing.


When you make either your initial Purchase Payment or a subsequent Purchase Payment and want to participate in the Dollar Cost Averaging Program with that money, you may also use a DCA fixed account as a source account. You cannot transfer money from a STRATEGY or other fixed investment option into a DCA fixed account.



When the one-year DCA fixed account is used for the DCA Program, all of your money in the one-year DCA fixed account will be transferred to the STRATEGY(IES) you select in either monthly or quarterly transfers (as selected by you) by the end of the one year period for which the interest rate is guaranteed (one year from the date of your deposit). Once selected, you cannot change the frequency. When the six-month DCA fixed account is used, all of the money you allocate to the six-month DCA fixed account is transferred to the STRATEGY(IES) you select in monthly transfers by the end of the six month period for which the interest rate is guaranteed.



The minimum amount that may be allocated to a DCA fixed account is $500 and the minimum amount that may be transferred from a DCA fixed account to the STRATEGY(IES) you select is $100. Therefore, if the amount allocated to a DCA fixed account is such that the transfer amount under the frequency selected would fail to meet the $100 minimum transfer requirement, the number of transfers under the program would be reduced to comply with the minimum transfer requirement. For example, if you allocate $500 to the six-month DCA fixed account, your money will be transferred out over a period of five months.



If you want to stop participation in the Dollar Cost Averaging Program and you are using a DCA fixed account as your source account, we will either transfer your money to the STRATEGY(IES) or fixed investment option(s) you select, or, in the absence of express instructions, we will transfer your money to the one year fixed investment option which will earn interest at the rate then being offered for new purchase payments for a period of one year.



By allocating amounts to the STRATEGIES on a regular schedule as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. However, there is no assurance that you will earn a greater profit. You are still subject to loss in a declining market. Dollar cost averaging involves continuous investment in securities regardless of fluctuating price levels. You should consider your financial ability to continue to invest through periods of low prices.



Transfers under this program are not counted against your four free transfers per year. In addition, any transfer to the one-year fixed investment option upon termination of this program will not be counted against your four free transfers.


We reserve the right to modify, suspend or terminate this program at any time.

    Example:

    Assume that you want to gradually move $750 each quarter from the Conservative Growth STRATEGY to the Growth STRATEGY over six quarters. You set up dollar cost averaging and purchase Accumulation Units at the following values:

   QUARTER     ACCUMULATION UNIT    UNITS PURCHASED
-------------  -----------------  -------------------
      1              $7.50                100
      2              $5.00                150
      3             $10.00                75
      4              $7.50                100
      5              $5.00                150
      6              $7.50                100

    You paid an average price of only $6.67 per Accumulation Unit over the six quarters, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high.

PRINCIPAL ADVANTAGE PROGRAM


The Principal Advantage Program allows you to allocate Purchase Payments to a fixed investment option and one or more STRATEGIES. You decide how much you want to invest and when you would like a return of your principal. We will calculate how much of your Purchase Payment needs to be allocated to the fixed investment options you select to ensure that this money will grow to equal the full amount of your Purchase Payment by the end of the selected period. The rest of your Purchase Payment may then be invested in the STRATEGY(IES), where it has the potential to achieve greater growth.


We reserve the right to modify, suspend or terminate this program at any time.

    Example:


    Assume that you want to allocate a portion of your initial Purchase Payment of $100,000 to the fixed investment option. You want the amount allocated to the fixed investment option to grow to $100,000 in 7 years. If the 7-year fixed investment option is offering a 7% interest rate, we will allocate $62,275 to the 7-year fixed investment option to ensure that this amount will grow to $100,000 at the end of the 7-year period. The remaining $37,725 may be allocated among the STRATEGIES, as determined by you, to provide opportunity for greater growth.


VOTING RIGHTS

Anchor National is the legal owner of the shares of the Seasons Series Trust. However, when the underlying investment portfolios of the Seasons Series Trust solicit proxies in conjunction with a vote of shareholders, we are required to obtain from you instructions as to how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares that we own on our behalf. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

SUBSTITUTION

If any of the STRATEGIES you selected are no longer available, we may be required to substitute shares of another STRATEGY. We will seek any required prior approval of the SEC and give you notice before doing this.

EXPENSES
--------------------------------------------------------------------------------

There are charges and other expenses associated with the contract that will reduce your investment return. These charges and deductions are described below.

INSURANCE CHARGES

Each day, we make a deduction for our insurance charges from amounts allocated to the STRATEGIES. This is done as part of our calculation of the values of the Accumulation Units during the Accumulation Phase and the Annuity Units during the Income Phase. The insurance charges consist of the mortality and expense risk charge and the distribution expense charge.

MORTALITY AND EXPENSE RISK CHARGE

This charge is equal, on an annual basis, to 1.25% of the daily value of the contract invested in a STRATEGY. This charge is for our obligation to make annuity payments, to provide a death benefit and for assuming the risk that the current charges will be insufficient in the future to cover the cost of administering the contract. Approximately .90% is for mortality risks and .35% is for expense risks. If the charges under the contract are not sufficient, we will bear the loss. We will not increase this charge. We may use any profits from this charge to pay for the costs of distributing the contract.

DISTRIBUTION EXPENSE CHARGE

This charge is equal, on an annual basis, to .15% of the daily value of the contract invested in a STRATEGY. This charge is for all expenses associated with the distribution of the contract. These expenses include preparing the contract, confirmations and statements, providing sales support, and maintaining contract records. If this charge is not enough to cover the costs of distributing the contract, we will bear the loss.

INVESTMENT CHARGES

If you have money allocated to the STRATEGIES, there are deductions from and expenses paid out of the assets of the various underlying investment portfolios. These investment charges are summarized in the Fee Tables on pages 3 and 4. For more detailed information, you should refer to the prospectuses for the Seasons Series Trust.

CONTRACT MAINTENANCE CHARGE


During the Accumulation Phase, every year on the anniversary of the date when your contract was issued, we deduct $35 ($30 in North Dakota) from the value of your contract as a contract maintenance charge (unless otherwise required by state law). This charge is for expenses incurred to establish and maintain your contract. This charge cannot be increased. If you make a complete withdrawal from your contract, the contract maintenance charge will be deducted prior to the withdrawal. We will not deduct the contract maintenance charge if, when this charge is to be made, the value of your contract is $50,000 or more. We may discontinue this waiver at some point in the future.


WITHDRAWAL CHARGE

During the Accumulation Phase you may make withdrawals from your contract. However, a withdrawal charge may apply. For purposes of calculating any applicable withdrawal charge, amounts withdrawn from your contract will come first from the Free Withdrawal Amount (as described below), then from Purchase Payments no longer subject to a withdrawal charge which have not previously been withdrawn, then from Purchase Payments subject to a withdrawal charge which have not previously been withdrawn and last from earnings. However, for tax purposes, earnings are considered withdrawn first. You will not receive the benefit of the Free Withdrawal Amount if you make a complete surrender of your contract.


Generally, each contract year you may withdraw up to 10% of your total Purchase Payments which are subject to a withdrawal charge free of any withdrawal charge (the "Free Withdrawal Amount").


In order to determine the applicable withdrawal charge, we keep track of each Purchase Payment and assess a charge based on the length of time a Purchase Payment is in your contract before being withdrawn. After a Purchase Payment has been in your contract for seven years, no withdrawal charge is assessed against withdrawals of the Purchase Payment.

The withdrawal charge is assessed as a percentage of the Purchase Payment you are withdrawing as follows:

Year 1.........  7%           Year 5.........  4%
Year 2.........  6%           Year 6.........  3%
Year 3.........  6%           Year 7.........  2%
Year 4.........  5%           Year 8.........  0%


If the withdrawal is for only part of the contract, you may elect how you would like to pay the withdrawal charge. In the absence of instruction from you, we will deduct the withdrawal charge from the remaining value in your contract. You have the option of asking us to issue the withdrawal check so that the requested amount takes into consideration the withdrawal charge.


We will not assess any withdrawal charges for withdrawals to pay contract charges, a death benefit or for annuity payments during the Income Phase.

The withdrawal charge is intended to cover the actual costs of distribution. However, to the extent that such charge is insufficient, the Company may use any of its corporate assets to make up any difference.

TRANSFER FEE

You can make four free transfers every year. We measure a year from the day we issued your contract. If you make more than four transfers a year, we will deduct a $25 transfer fee per transfer ($10 in Pennsylvania and Texas). The transfer fee will be deducted from the STRATEGY or fixed investment option from which the transfer is requested. If the transfer is part of the Dollar Cost Averaging Program, it will not count against your four free transfers per year.

PREMIUM TAXES


We are responsible for the payment of premium taxes charged by a limited number of states and will make a deduction from your contract for them. Premium taxes range from 0.50% to 3.5%. These taxes are due either when the contract is issued or when annuity payments begin or when you make a full surrender of the contract. It is our current practice not to charge you for these taxes until annuity payments begin or when a full surrender is made. In the future, we may discontinue this practice and assess the tax when it is due or upon the payment of the death benefit.


Appendix B provides more information about the premium taxes assessed in each state.

INCOME TAXES

Although we do not currently deduct any income taxes borne under your contract, we reserve the right to do so in the future.


REDUCTION OR ELIMINATION OF CERTAIN CHARGES AND ADDITIONAL AMOUNTS CREDITED



We may reduce or eliminate the amount of certain insurance charges when the contract is sold to groups of individuals under circumstances which reduce its sales and administrations expenses. We will determine the eligibility of such groups by considering the following factors: (1) the size of the group; (2) the total amount of Purchase Payments we expect to receive from the group; (3) the nature of the purchase and the persistency we expect in that group; (4) the purpose of the purchase and whether that purpose makes it likely that expenses will be reduced; and (5) any other circumstances which we believe to be relevant in determining whether reduced sales expenses may be expected.



In addition, we may waive or reduce the insurance charges, credit additional amounts or grant bonus guaranteed interest rates in connection with contracts sold to employees, employees of affiliates, registered representatives, employees of broker/dealers which have a current selling agreement with us ("Eligible Individuals") and immediate family members of all Eligible Individuals when purchased directly through SunAmerica Capital Services, Inc. Such reductions, waivers or additional amounts credited may be withdrawn or modified by us. Commissions may be waived or reduced with respect to contracts established for the personal accounts of Eligible Individuals.


TAXES
--------------------------------------------------------------------------------

NOTE: WE HAVE PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT INTENDED AS TAX ADVICE. YOU ARE CAUTIONED TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES. WE DO NOT GUARANTEE THE TAX STATUS OF THE ANNUITY.

ANNUITY CONTRACTS IN GENERAL


The Internal Revenue Code ("IRC") provides for special rules regarding the tax treatment of annuity contracts. From time to time, Federal initiatives are proposed that could affect the Company's business, including employee benefit plan regulation, tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products. Recent administration budget proposals include the proposed taxation of exchanges involving variable annuity contracts, reallocation within variable annuity contracts and certain other proposals relating to annuities. Please consult your tax advisor for further information.


Generally, you will not be taxed on the earnings on the money held in your annuity contract until you take the money out. Different rules apply depending on how you take the money out and whether your contract is Qualified or Non-Qualified.

If you do not purchase your contract under a pension plan, specially sponsored program or an individual retirement account, your contract is referred to as a Non-Qualified contract and receives different tax treatment than a Qualified contract. In general, your cost basis in a Non-Qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your contract.


If you purchase your contract under a pension plan, specially sponsored program or as an individual retirement account, your contract is referred to as a Qualified contract. Examples of Qualified plans are: Individual Retirement Annuities, Tax-sheltered Annuities (referred to as 403(b) contracts), H.R. 10 Plans (referred to as Keogh Plans) and pension and profit sharing plans, including 401(k) plans. Typically you have not paid any tax on the Purchase Payments used to buy your contract and therefore you have no cost basis in your contract.


TAX TREATMENT OF DISTRIBUTIONS --
NON-QUALIFIED CONTRACTS

If you make a withdrawal from your contract, the IRC treats such a withdrawal as first coming from the earnings and then as coming from your Purchase Payments. For annuity payments, a portion of each payment is considered a return of your Purchase Payment and will not be taxed. Withdrawn earnings are treated as income to you and are taxable. The IRC further provides for a 10% tax penalty on any earnings that are withdrawn other than in conjunction with the following circumstances: (1) after you reach age 59 1/2; (2) after you die; (3) after you become disabled (as described in the IRC); (4) in a series of substantially equal installments made for the life of the taxpayer or for the joint lives of the taxpayer and his or her Beneficiary; (5) under an immediate annuity; or (6) which come from Purchase Payments made prior to August 14, 1982.

TAX TREATMENT OF DISTRIBUTIONS --
QUALIFIED CONTRACTS

Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract or on any earnings and therefore any amount you take out as a withdrawal or as annuity payments will be taxable income. The IRC further provides for a 10% tax penalty on any withdrawal or annuitization other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) by your beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for the life of the taxpayer or for the joint lives of the taxpayer and his or her Beneficiary; (5) to fund certain first time home purchase expenses; (6) to fund certain higher education expenses (as defined in the IRC) and, except in the case of an IRA as to the following
(7) after you separate from service after attaining age 55; (8) to the extent such withdrawals do not exceed limitations set by the IRC for amounts paid during the taxable year for medical care; and (9) amounts paid to an alternate payee pursuant to a qualified domestic relations order.



The IRC limits the withdrawal of Purchase Payments made by owners from certain Tax-sheltered Annuities. Withdrawals can only be made when an owner: (1) reaches age 59 1/2; (2) leaves his or her job; (3) dies; (4) becomes disabled (as defined in the IRC); or (5) in the case of hardship. In the case of hardship, the owner can only withdraw Purchase Payments and not earnings.



MINIMUM DISTRIBUTIONS



Generally, the IRC requires that you take annual minimum distributions from a Qualified Contract beginning no later than April 1 of the year after you attain age 70 1/2. Failure to take minimum distributions may result in disqualification of the Qualified status of your contract. In addition, other federal tax penalties may apply, if minimum distributions are not taken. As the contract owner, it is your responsibility to make sure that you take the required annual minimum distributions. For more information on minimum distribution requirements, please consult your tax adviser.


DIVERSIFICATION

The IRC imposes certain diversification requirements on the underlying investments for a variable annuity in order to be treated as a variable annuity for tax purposes. We believe that the underlying investment portfolios are being managed so as to comply with these requirements.

Neither the IRC nor any guidelines issued in conjunction with the IRC provide guidance regarding when you, because of the degree of control you exercise over the way your money is invested, and not Anchor National, would be considered the owner of the shares of the underlying investment portfolios. It is unknown to what extent the ability to select investments, make transfers among STRATEGIES or choose from a wide selection of investment options will ultimately impact this issue. If guidance is provided, generally it would be applied prospectively. However, if such guidance is not considered a new position, it may be applied retroactively. Due to the uncertainty is this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------

Under your contract, money can be accessed in the following ways: (1) by making a withdrawal either for a part of the value of your contract or for the entire value of your contract during the Accumulation Phase; (2) by receiving annuity payments during the Income Phase; and (3) when a death benefit is paid to your Beneficiary.


Generally, withdrawals are subject to a withdrawal charge, a market value adjustment if the money withdrawn comes from a multi-year fixed investment option and, if you withdraw your full contract value, a contract maintenance charge. (See "Expenses" for more complete information.)


If you make a complete withdrawal you will receive the value of your contract, less any applicable fees, charges and market value adjustments, at the price calculated following receipt of a complete request to make such a withdrawal at our Annuity Service Center. Your contract must be submitted as well.

Under most circumstances, partial withdrawals must be for a minimum of $1,000. We require that the value left in any STRATEGY or fixed investment option be at least $500 after a withdrawal. Unless you provide us with different instructions, partial withdrawals will be made pro rata from each STRATEGY and fixed investment option in which your contract is invested. You must send a written withdrawal request to us prior to any withdrawal being made.

SYSTEMATIC WITHDRAWAL PROGRAM


This program allows you to receive either monthly, quarterly, semi-annual or annual checks during the Accumulation Phase. You can also choose to have systematic withdrawals electronically wired to your bank account. Any withdrawals you make using this program count against your Free Withdrawal Amount as described in "Expenses". Withdrawals in excess of the Free Withdrawal Amount may be subject to a withdrawal charge. The minimum amount of each withdrawal under this program is $250. Withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2. There is no charge for participating in this program.

This program is not available to everyone, so please check with our Annuity Service Center, which can provide the necessary enrollment forms. We reserve the right to modify, suspend or terminate this program at any time.

SUSPENSION OF PAYMENTS

We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the New York Stock Exchange is closed (other than a customary weekend and holiday closings); (2) trading on the New York Stock Exchange is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the investment portfolios is not reasonably practicable; (4) the Securities and Exchange Commission, by order, so permits for the protection of contract owners.

Additionally, we reserve the right to defer payments for a withdrawal from the fixed account for the period permitted by law but not for more than six months.

MINIMUM CONTRACT VALUE

Where permitted by state law, we may terminate your contract if it is less than $500 as a result of withdrawals and no Purchase Payments have been made during the past three years. We will provide you with sixty days written notice and distribute the contract's remaining value to you.

WITHDRAWAL CHARGES, MARKET VALUE ADJUSTMENTS, INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO ANY WITHDRAWAL YOU MAKE.

PERFORMANCE
--------------------------------------------------------------------------------

From time to time we will advertise the performance of the STRATEGIES. Any such performance results are based on historical earnings and are not intended to indicate future performance.

For each STRATEGY we will show performance against a comparison index which is made up of the S&P 500 Index, the Lehman Brothers Corporate/Government Index and the Lipper Money Market Index. The comparison index will blend the referenced indices in proportion to the neutral allocation of stocks, bonds and cash within each STRATEGY as indicated on pages 9 and 10 of this prospectus.

Additionally, we may show performance of each STRATEGY in comparison to various appropriate indexes and the performance of other similar variable annuity products with similar objectives as reported by such independent reporting services as Morningstar, Inc., Lipper Analytical Services, Inc. and the Variable Annuity Research Data Service ("VARDS").

Please see the Statement of Additional Information for additional information regarding the methods used to calculate performance data.

DEATH BENEFIT
--------------------------------------------------------------------------------

If you should die before beginning the Income Phase of your contract, we will pay a death benefit to your Beneficiary.

If you should die prior to reaching age 75 or, if there are joint owners, if an owner should die prior to the youngest owner reaching age 75, the death benefit will be equal to the greater of:

1. The value of your contract at the time we receive adequate proof of death and the Beneficiary's election as to how the benefit should be paid; or

2. Total Purchase Payments less any withdrawals, applicable charges, market value adjustments and taxes, accumulated at 3% from the date your contract was issued until the date of death, plus any Purchase Payments received, less any withdrawals, applicable charges, market value adjustments and taxes made or charged, after the date of death.

If the contract was issued after your 75th birthday or if you should die after you reach age 75, or, if there are joint owners, if the contract was issued after both owners' 75th birthday or if an owner dies after the youngest owner reaches age 75, the death benefit will be the greater of:

1. The value of your contract at the time we receive adequate proof of death and the Beneficiary's election as to how the death benefit will be paid; or

2. Total Purchase Payments received by us before age 75 (in the case of joint owners, before the younger owner reaches age 75) less any withdrawals, applicable charges, market value adjustments and taxes, accumulated at 3% from the date your contract was issued until your 75th birthday (or, if there is a joint owner, the 75th birthday of the youngest owner), plus any subsequent Purchase Payments received, less any withdrawals, applicable charges, market value adjustments and taxes made or charged, after your 75th birthday.

The death benefit is not paid after you switch to the Income Phase. During the Income Phase, your Beneficiary(ies) will receive any remaining guaranteed annuity payments in accordance with the annuity option you choose.

You select the Beneficiary(ies) to receive any amounts payable on death. You may change the Beneficiary at any time, unless you previously made an irrevocable Beneficiary designation. A new Beneficiary designation is not effective until we record the change.

The death benefit must begin payment immediately upon receipt of all necessary documents and, in any event, must be paid within 5 years of the date of death unless the Beneficiary elects to have it payable in the form of an annuity. If the Beneficiary elects an annuity option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy and payments must begin within one year of your death. If the Beneficiary is the spouse of the owner, he or she can elect to continue the contract at the then current value.

The death benefit will be paid out when we receive adequate proof of death: (1) a certified copy of a death certificate; (2) a certified copy of a decree of court of competent jurisdiction as to the finding of death; (3) a written statement by a medical doctor who attended the deceased at the time of death; or
(4) any other proof satisfactory to us. We may also require additional documentation or proof in order for the death benefit to be paid. If the Beneficiary does not make a specific election within sixty days of our receipt of adequate proof of death, the death benefit will be paid in a lump sum.

DEATH OF THE ANNUITANT

If the Annuitant dies before annuity payments begin, you can name a new Annuitant. If no Annuitant is named within 30 days, you will become the Annuitant. However, if the owner is a non-natural person (for example, a corporation), then the death of the Annuitant will be treated as the death of the owner, no new Annuitant may be named and the death benefit will be paid.

OTHER INFORMATION
--------------------------------------------------------------------------------

ANCHOR NATIONAL

Anchor National is a stock life insurance company domiciled under the laws of the state of California on April 12, 1965 and redomiciled under the laws of the state of Arizona on January 1, 1996. Its principal business address is 1 SunAmerica Center, Los Angeles, California 90067-6022. Anchor National conducts business in the District of Columbia and in all states except New York. Anchor National is an indirect wholly owned subsidiary of SunAmerica Inc., a Maryland corporation.

Anchor National and its affiliates, SunAmerica Life Insurance Company, First SunAmerica Life Insurance Company, CalAmerica Life Insurance Company, SunAmerica National Life Insurance Company, SunAmerica Asset Management Corp., Imperial Premium Finance, Inc., Resources Trust Company and four broker-dealers, specialize in retirement savings and investment products and services, including fixed and variable annuities, mutual funds, premium finance and trust administration services.

THE SEPARATE ACCOUNT

Anchor National established a separate account, Variable Annuity Account Five ("Separate Account"), under Arizona law on July 3, 1996. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

There are no pending legal proceedings affecting the Separate Account. Anchor National and its subsidiaries are engaged in various kinds of routine litigation which, in management's judgment, are not of material importance to their respective total assets or material with respect to the Separate Account.

Anchor National owns the assets in the Separate Account. However, the assets in the Separate Account are not chargeable with liabilities arising out of any other business Anchor National may conduct. Income, gains and losses (realized and unrealized) resulting from the assets in the Separate Account are credited to or charged against the Separate Account. The obligations of the Separate Account under the contracts are not the obligations of Anchor National.

CUSTODIAN


State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, serves as the custodian of the assets of the Separate Account. We pay State Street Bank for services based on a schedule of fees.

THE GENERAL ACCOUNT

If you put your money into a fixed investment option it goes into Anchor National's general account ("General Account"). The General Account is made up of all of Anchor National's assets other than assets attributable to a separate account. All of the assets in the General Account are chargeable with the claims of any Anchor National contract holder, as well as all creditors. The General Account is invested in assets permitted by state insurance law.

DISTRIBUTION

The contract is sold through registered representatives of broker-dealers. We pay commissions to registered representatives for the sale of contracts. Commissions are not expected to exceed 7.25% of your Purchase Payment. Under some circumstances we pay a persistency bonus in addition to standard commissions. Usually the standard commission is lower when we pay a persistency bonus, which is not anticipated to exceed 1.00% annually. Commissions paid to Registered Representatives are not directly deducted from your purchase payment.


Furthermore, we may from time, pay or allow additional promotional incentives, in the form of cash or other compensation. In some instances, these additional incentives may be offered only to certain broker-dealers that sell or are expected to sell, during specified time periods, certain minimum amounts of the contract, or other contracts offered by us.



Commissions may be waived or reduced with respect to contracts established for the personal account of our employees, or the employees of any of our affiliates, or of persons engaged in distribution of the contracts, or of certain family members of such employees or persons.


SunAmerica Capital Services, Inc., 733 Third Avenue, 4th Floor, New York, New York, 10017, acts as the distributor of the contracts. SunAmerica Capital Services, Inc. is an affiliate of Anchor National.

ADMINISTRATION

We are responsible for all the administrative servicing of your contract. Please contact Anchor National's Annuity Service Center at the telephone number and address provided in the Profile of this prospectus if you have any comment, question or service request.

We will send out transaction confirmations and quarterly statements. Please review these documents carefully and notify us of any questions immediately. We will investigate all questions and, to the extent we have made an error, we will retroactively adjust your contract provided you have notified us within 30 days of receiving the transaction confirmation or quarterly statement, as applicable. All other adjustments will be made as of the time we receive notice of the error.


The Company relies significantly on computer systems and applications in its daily operations. Many of these systems are not currently year 2000 compliant. The Company's business, financial condition and results of operations could be materially and adversely affected by the failure of the Company's systems and applications (and those operated by third parties interfacing with the Company's systems and applications) to properly operate or manage dates beyond the year 1999. The Company has a coordinated plan to repair or replace these non-compliant systems and to obtain similar assurances from third parties interfacing with the Company's systems and applications and expects to significantly complete its plan by the end of the calendar year 1998, leaving 1999 for testing.



LEGAL PROCEEDINGS



There are no legal proceedings affecting the separate account. Anchor National and its subsidiaries are engaged in various kinds of routine litigation which in management's judgment, are not of materials importance to the respective total assets or material with respect to the separate account.


OTHER INFORMATION ABOUT ANCHOR NATIONAL

Anchor National is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information filed by the Company can be inspected and copied; and copies can be obtained at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices in Chicago and New York. The addresses of these regional offices are as follows:
500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the SEC at prescribed rates.

Registration statements have been filed with the SEC, Washington, D.C., under the Securities Act of 1933 as amended, with respect to the contracts offered by this prospectus. This prospectus does not contain all the information set forth in the registration statements and the exhibits filed as part of the registration statements, to all of which reference is hereby made for further information concerning the Separate Account, Anchor National and its general account, the investment portfolios and the contract. Statements found in this prospectus as to the terms of the contracts and other legal instruments are summaries, and reference is made to such instruments as filed.

PROPERTIES

Anchor National's executive offices and principal office are in leased premises at 1 SunAmerica Center, Los Angeles, California. Anchor National, through affiliates, also leases office space in Torrance and Woodland Hills, California. Anchor National believes that such properties, including the equipment located therein are suitable and adequate to meet the requirements of its businesses.

STATE REGULATION

Anchor National is subject to regulation and supervision by the insurance regulatory agencies of the states in which it is authorized to transact business. State insurance laws establish supervisory agencies with broad administrative and supervisory powers. Principal among these powers are granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial, market conduct and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, defining acceptable accounting principles, regulating the type, valuation and amount of investments permitted, and limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval.

During the last decade, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the regulation of insurance companies or allowing combinations between insurance companies, banks and other entities. In recent years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies and market conduct violations. These initiatives include investment reserve requirements, risk-based capital standards, codification of insurance accounting principles, new investment standards and restrictions on an insurance company's ability to pay dividends to its stockholders. The NAIC is also currently developing model laws relating to product design and illustrations for annuity products. Current proposals are still being debated and we are monitoring developments in this area and the effects any changes would have on Anchor National.

SunAmerica Asset Management Co. is registered with the SEC as a registered investment advisor under the Investment Advisors Act of 1940. The mutual funds that it markets are subject to regulation under the Investment Company Act of 1940. SunAmerica Asset Management Co. and the mutual funds are subject to regulation and examination by the SEC. In addition, variable annuities and the related separate accounts of Anchor National are subject to regulation by the SEC under the Securities Act of 1933 and the Investment Company Act of 1940.

Anchor National's broker-dealer subsidiary is subject to regulation and supervision by the states in which it transacts business, as well as by the SEC and the National Association of Securities Dealers ("NASD"). The NASD has broad administrative and supervisory powers relative to all aspects of business and may examine the subsidiary's business and accounts at any time.

DIRECTORS AND EXECUTIVE OFFICERS


Anchor National's directors and executive officers as of June 30, 1998 are listed below:



                                                                    YEAR ASSUMED
                                                                      PRESENT      OTHER POSITIONS AND OTHER BUSINESS
        NAME           AGE             PRESENT POSITION               POSITION     EXPERIENCE WITHIN LAST FIVE YEARS**    FROM-TO
---------------------  ---  --------------------------------------  ------------  -------------------------------------  ---------

     Eli Broad*        65   Chairman, CEO and President of Anchor       1994      Cofounded SunAmerica Inc. ("SAI") in
                            National;                                             1957
                            Chairman, CEO and President of SAI          1986

   Jay S. Wintrob*     41   EVP of Anchor National;                     1991      SVP                                    1989-1991
                            Vice Chairman of SAI                        1995      (Joined SAI in 1987)

   Victor E. Akin      33   SVP of Anchor National                      1996      VP, SunAmerica Life Companies          1995-1996
                                                                                  Director, SunAmerica Life Companies    1994-1995
                                                                                  Manager, SunAmerica Life Companies     1993-1994
                                                                                  Actuary, Milliman & Robertson          1992-1993
                                                                                  Consultant, Chalke Inc.                1991-1992

  David R. Bechtel     30   VP and Treasurer of Anchor National         1998      VP, Deutsche Morgan Grenfell           1996-1998
                            VP and Treasurer of SAI                               Associate, UBS Securities              1995-1996
                                                                                  Associate, Wachtell, Lipton, Rosen &     1994
                                                                                  Katz
                                                                                  Associate, Wells Fargo Nikko Inv.      1993-1994
                                                                                  Adv.                                   1990-1992
                                                                                  Associate, Alex Brown & Sons

  James R. Belardi*    41   SVP of Anchor National;                     1992      VP and Treasurer                       1989-1992
                            EVP of SAI                                  1995      (Joined SAI in 1986)

   Lorin M. Fife*      44   SVP, General Counsel and Asst.              1994      VP and General Counsel-Regulatory      1994-1995
                            Secretary of Anchor National;                         Affairs;
                            SVP, General Counsel-Regulatory             1995      VP and Associate General Counsel       1989-1994
                            Affairs and Asst. Secretary of SAI                    (Joined SAI in 1989)

   N. Scott Gillis     44   SVP and Controller of Anchor National       1994      VP and Controller, SunAmerica Life     1989-1994
                                                                                  Companies
                            VP of SAI                                   1997      (Joined SAI in 1985)

 Jana Waring Greer*    45   SVP of Anchor National and SAI;             1991      VP                                     1981-1991
                            President of SunAmerica Marketing           1995      (Joined SAI in 1974)

  Susan L. Harris*     41   SVP and Secretary of Anchor National;       1994      VP, General Counsel-Corporate Affairs  1994-1995
                                                                                  and Secretary;
                            SVP, General Counsel-Corporate Affairs      1995      VP, Associate General Counsel and      1989-1994
                            and Secretary of SAI                                  Secretary
                                                                                  (Joined SAI in 1985)

Peter McMillan, III*   40   EVP and Chief Investment Officer of         1994      SVP of SunAmerica Investments, Inc.    1989-1994
                            SunAmerica Investments, Inc.

 Edwin R. Reoliquio*   40   SVP and Chief Actuary of Anchor             1995      VP and Actuary, SunAmerica Life        1989-1994
                            National                                              Companies

  Scott H. Richland    35   VP of Anchor National                       1994      VP and Treasuer                        1995-1997
                            SVP of SAI                                            VP and Asst. Treasurer                 1994-1995
                                                                        1997      Asst. Treasurer                        1993-1994
                                                                                  (Joined SAI in 1990)                   1990-1993

 Scott L. Robinson*    52   SVP of Anchor National;                     1991      VP and Controller                      1986-1991
                            SVP and Controller of SAI                             (Joined SAI in 1978)

   James W. Rowan*     35   SVP of Anchor National and SAI              1996      VP;                                    1993-1995
                                                                                  Asst. to the Chairman;                   1992
                                                                                  SVP, Security Pacific Corp.            1990-1992


 * Also serves as a director            CEO = Chief Executive Officer
** Unless otherwise noted, positions    EVP = Executive Vice President
with SunAmerica Inc.                    SVP = Senior Vice President
                                        VP = Vice President

EXECUTIVE COMPENSATION

All of Anchor National's executive officers are also employees of SunAmerica Inc. or its affiliates and do not receive direct compensation from Anchor National. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of Anchor National during fiscal year 1997.

The following table shows the cash compensation paid or earned, based on these allocations, to the chief executive officer and top four executive officers of the Company whose allocated compensation exceeds $100,000 for services rendered in all capacities to the Company during 1997:

                                                                         Allocated Cash
Name of Individual    Capacities in Which Served                           Compensation

Eli Broad             Chairman, Chief Executive Officer and President      $  1,438,587
Joseph M. Tumbler     Executive Vice President                                  835,680
Jay S. Wintrob        Executive Vice President                                  837,376
James R. Belardi      Senior Vice President                                     357,144
Jana Waring Greer     Senior Vice President                                     630,854

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


No shares of Anchor National are owned by any executive officer or director. Anchor National is an indirect wholly owned subsidiary of SunAmerica Inc. Except for Mr. Eli Broad, Chairman and Chief Executive Officer of SunAmerica Inc., the percentage of shares of SunAmerica Inc. beneficially owned by any director does not exceed one percent of the class outstanding. At June 30, 1998, Mr. Broad was the beneficial owner of 10,717,822 shares of Common Stock (5.76% of the class outstanding) and 13,340,591 shares of Class B Common Stock (81.99% of the class outstanding). Of the Common Stock, 1,063,773 shares represent restricted shares granted under SunAmerica Inc.'s employee stock plans as to which Mr. Broad has no investment power, 113,769 shares are registered in the name of a corporation of which Mr. Broad is a director and has sole voting and dispositive powers, 97,704 shares are held by a foundation of which Mr. Broad is a director and shares voting and dispositive powers; and 6,985,512 shares represent employee stock options held by Mr. Broad which are or will become exercisable on or before August 30, 1998 and as to which he has no voting or investment power. Of the Class B Stock, 12,284,360 shares are held directly by Mr. Broad; and 1,056,231 shares are registered in the name of a corporation as to which Mr. Broad exercises sole voting and dispositive powers. At June 30, 1998, all directors and officers as a group beneficially owned 14,431,966 shares of Common Stock (7.64% of the class outstanding) and 13,340,591 shares of Class B Common Stock (81.99% of the class outstanding).

FINANCIALS

--------------------------------------------------------------------------------


SELECTED CONSOLIDATED FINANCIAL INFORMATION (IN THOUSANDS)



The following selected consolidated financial information for Anchor National Life Insurance Company, insofar as it relates to each of the years 1993-1997, has been derived from audited annual financial statements, including the consolidated balance sheets at September 30, 1996 and 1997 and the related consolidated statements of income and of cash flows for each of the three years in the period ended September 30, 1997 and the notes thereto appearing elsewhere herein. The information for the six months ended March 31, 1997 and 1998 has been derived from unaudited financial information also appearing herein and which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

This information should be read in conjunction with the consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, both of which follow this selected information.


                                      SIX MONTHS ENDED
                                         MARCH 31,                           YEARS ENDED SEPTEMBER 30,
                                  ------------------------  -----------------------------------------------------------
                                     1998         1997         1997         1996        1995        1994        1993
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------
RESULTS OF OPERATIONS
Net investment income...........  $    48,717  $    30,837  $    73,201  $   56,843  $   50,083  $   58,996  $   48,912
Net realized investment gains
 (losses).......................       23,232      (20,290)     (17,394)    (13,355)     (4,363)    (33,713)    (22,247)
Fee income......................      133,191       97,435      213,146     169,505     145,105     141,753     123,567
General and administrative
 expenses.......................      (47,470)     (47,196)     (98,802)    (81,552)    (64,457)    (54,363)    (50,783)
Provision for future guaranty
 fund assessments...............           --           --           --          --          --          --      (4,800)
Amortization of deferred
 acquisition costs..............      (35,579)     (27,258)     (66,879)    (57,520)    (58,713)    (44,195)    (30,825)
Annual commissions..............       (7,674)      (3,434)      (8,977)     (4,613)     (2,658)     (1,158)       (312)
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------
PRETAX INCOME...................      114,417       30,094       94,295      69,308      64,997      67,320      63,512
Income tax expense..............      (39,758)     (10,503)     (31,169)    (24,252)    (25,739)    (22,705)    (21,794)
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------
INCOME BEFORE CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING FOR
 INCOME TAXES...................       74,659       19,591       63,126      45,056      39,258      44,615      41,718
Cumulative effect of change in
 accounting for income taxes....           --           --           --          --          --     (20,463)         --
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------
NET INCOME......................  $    74,659  $    19,591  $    63,126  $   45,056  $   39,258  $   24,152  $   41,718
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------


                                        AT MARCH 31,                             AT SEPTEMBER 30,
                                  ------------------------  -----------------------------------------------------------
                                     1998         1997         1997         1996        1995        1994        1993
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------
FINANCIAL POSITION
Investments.....................  $ 2,634,763  $ 2,781,068  $ 2,608,301  $2,329,232  $2,114,908  $1,632,072  $2,093,100
Variable annuity assets in
 separate accounts..............   11,172,416    6,997,289    9,343,200   6,311,557   5,230,246   4,486,703   4,170,275
Deferred acquisition costs......      601,594      508,161      536,155     443,610     383,069     416,289     336,677
Other assets....................       97,999       78,716       83,283     120,136      55,474      67,062      71,337
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------
TOTAL ASSETS....................  $14,506,772  $10,365,234  $12,570,939  $9,204,535  $7,783,697  $6,602,126  $6,671,389
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------
Reserves for fixed annuity
 contracts......................  $ 2,100,772  $ 2,162,084  $ 2,098,803  $1,789,962  $1,497,052  $1,437,488  $1,562,136
Reserves for guaranteed
 investment contracts...........      301,540      420,408      295,175     415,544           2    --77,095          --
Variable annuity liabilities in
 separate accounts..............   11,172,416    6,997,289    9,343,200   6,311,557   5,230,246   4,486,703   4,170,275
Other payables and accrued
 liabilities....................      183,672      178,358      155,256      96,196     227,953     195,134     495,308
Subordinated notes payable to
 Parent.........................       33,380       35,972       36,240      35,832      35,832      34,712      34,432
Deferred income taxes...........       66,878       64,938       67,047      70,189      73,459      64,567      38,145
Shareholder's equity............      648,114      506,185      575,218     485,255     442,060     383,522     371,093
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------
TOTAL LIABILITIES AND
 SHAREHOLDER'S EQUITY...........  $14,506,772  $10,365,234  $12,570,939  $9,204,535  $7,783,697  $6,602,126  $6,671,389
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------
                                  -----------  -----------  -----------  ----------  ----------  ----------  ----------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------


Management's discussion and analysis of financial condition and results of operations of Anchor National Life Insurance Company (the "Company") for the three years in the period ended September 30, 1997 follows. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers regarding certain forward-looking statements contained in this report and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission (the "SEC"). Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent the Company's beliefs concerning future levels of sales and redemptions of the Company's products, investment spreads and yields, or the earnings and profitability of the Company's activities.



Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which are subject to change. These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable developments. Some may be national in scope, such as general economic conditions, changes in tax law and changes in interest rates. Some may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation. Others may relate to the Company specifically, such as credit, volatility and other risks associated with the Company's investment portfolio. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the SEC. The Company disclaims any obligation to update forward-looking information.



RESULTS OF OPERATIONS FOR THE YEARS 1995, 1996 AND 1997



NET INCOME totaled $63.1 million in 1997, compared with $45.1 million in 1996 and $39.3 million in 1995.



PRETAX INCOME totaled $94.3 million in 1997, $69.3 million in 1996 and $65.0 million in 1995. The 36.1% improvement in 1997 over 1996 primarily resulted from increased fee income and net investment income, partially offset by higher general and administrative expenses and increased amortization of deferred acquisition costs. The 6.6% improvement in 1996 over 1995 primarily resulted from increased net investment income and significantly increased fee income, partially offset by increased net realized investment losses and additional general and administrative expenses.



NET INVESTMENT INCOME, which is the spread between the income earned on invested assets and the interest paid on fixed annuities and other interest-bearing liabilities, increased to $73.2 million in 1997 from $56.8 million in 1996 and $50.1 million in 1995. These amounts equal 2.77% on average invested assets (computed on a daily basis) of $2.65 billion in 1997, 2.59% on average invested assets of $2.19 billion in 1996 and 2.95% on average invested assets of $1.70 billion in 1995.



Net investment spreads include the effect of income earned on the excess of average invested assets over average interest-bearing liabilities. This excess amounted to $126.5 million in 1997, $142.9 million in 1996 and $108.4 million in 1995. The difference between the Company's yield on average invested assets and the rate paid on average interest-bearing liabilities (the "Spread Difference") was 2.51% in 1997, 2.25% in 1996 and 2.63% in 1995.



Investment income (and the related yields on average invested assets) totaled $210.8 million (7.97%) in 1997, compared with $164.6 million (7.50%) in 1996 and
$129.5 million (7.62%) in 1995. These increased yields in 1997 include the effects of a greater proportion of mortgage loans in the Company's portfolio. On average, mortgage loans have higher yields than that of the Company's overall portfolio. In addition, the Company experienced higher returns on its investments in partnerships. The increases in investment income in 1997 and 1996 also reflect increases in average invested assets.



Partnership income increased to $6.7 million (a yield of 15.28% on related average assets of $44.0 million) in 1997, compared with $4.1 million (a yield of 10.12% on related average assets of $40.2 million) in 1996 and $5.1 million (a yield of 10.60% on related average assets of $48.4 million) in 1995. Partnership income is based upon cash distributions received from limited partnerships, the operations of which the Company does not influence. Consequently, such income is not predictable and there can be no assurance that the Company will realize comparable levels of such income in the future.



Total interest expense equalled $137.6 million in 1997, $107.8 million in 1996 and $79.4 million in 1995. The average rate paid on all interest-bearing liabilities was 5.46% in 1997, compared with 5.25% in 1996 and 4.99% in 1995. Interest-bearing liabilities averaged $2.52 billion during 1997, compared with $2.05 billion during 1996 and $1.59 billion during 1995.



The increases in the overall rates paid on interest-bearing liabilities during 1997 and 1996 primarily resulted from the impact of certain promotional one-year interest rates offered on the fixed account portion of the Company's Polaris variable annuity product. The increase in the overall rates paid on all interest-bearing liabilities during 1996 was also impacted by the growth in average reserves for GICs, which generally bear higher rates of interest than fixed annuity contracts. Average GIC reserves were $340.5 million in 1996 and $60.8 million in 1995. Most of the Company's GICs are variable rate and are repriced quarterly at the then-current interest rates.



GROWTH IN AVERAGE INVESTED ASSETS since 1995 primarily reflects the sales of the Company's fixed-rate products, consisting of both fixed annuity premiums (including those for the fixed accounts of variable annuity products) and GIC premiums. Fixed annuity premiums totaled $1.10 billion in 1997, compared with $741.8 million in 1996 and $284.4 million in 1995. The premiums for the fixed accounts of variable annuities have increased primarily because of increased sales of the Company's Polaris product and greater inflows into the one-year fixed account of that product. The Company has observed that many purchasers of its variable annuity contracts allocate new premiums to the one-year fixed account and concurrently elect the option to dollar cost average into one or more variable funds. Accordingly, the Company anticipates that it will see a large portion of these premiums transferred into the variable funds.



GIC premiums totaled $55.0 million in 1997, $135.0 million in 1996 and $275.0 million in 1995. GIC surrenders and maturities totaled $198.1 million in 1997, $16.5 million in 1996 and $1.6 million in 1995. The Company does not actively market GICs, so premiums may vary substantially from period to period. The large increase in surrenders and maturities in 1997 was primarily due to contracts maturing in 1997. The GICs issued by the Company generally guarantee the payment of principal and interest at fixed or variable rates for a term of three to five years. Contracts that are purchased by banks for their long-term portfolios, or state and local governmental entities either prohibit withdrawals or permit scheduled book value withdrawals subject to terms of the underlying indenture or agreement. GICs purchased by asset management firms for their short term portfolios either prohibit withdrawals or permit withdrawals with notice ranging from 90 to 270 days. In pricing GICs, the Company analyzes cash flow information and prices accordingly so that it is compensated for possible withdrawals prior to maturity.



NET REALIZED INVESTMENT LOSSES totaled $17.4 million in 1997, $13.4 million in 1996 and $4.4 million in 1995. Net realized investment losses include impairment writedowns of $20.4 million in 1997, $16.0 million in 1996 and $4.8 million in 1995. Therefore, net gains from sales of investments totaled $3.0 million in 1997, $2.6 million in 1996 and $0.4 million in 1995.



The Company sold invested assets, principally bonds and notes, aggregating $2.19 billion, $1.28 billion and $1.15 billion in 1997, 1996 and 1995, respectively. Sales of investments result from the active management of the Company's investment portfolio. Because sales of investments are made in both rising and falling interest rate environments, net gains from sales of investments fluctuate from period to period, and represent 0.11%, 0.12% and 0.02% of average invested assets for 1997, 1996 and 1995, respectively. Active portfolio management involves the ongoing evaluation of asset sectors, individual securities within the investment portfolio and the reallocation of investments from sectors that are perceived to be relatively overvalued to sectors that are perceived to be relatively undervalued. The intent of the Company's active portfolio management is to maximize total returns on the investment portfolio, taking into account credit and interest-rate risk.



Impairment writedowns reflect $15.7 million and $15.2 million of provisions applied to non-income producing land owned in Arizona in 1997 and 1996, respectively. The statutory carrying value of this land had been guaranteed by the Company's ultimate Parent, SunAmerica Inc. ("SunAmerica"). SunAmerica made capital contributions of $28.4 million and $27.4 million on December 31, 1996 and 1995, respectively, to the Company through the Company's direct parent in exchange for the termination of its guaranty with respect to this land. Accordingly, the Company reduced the carrying value of this land to estimated fair value to reflect the full termination of the guaranty. Impairment writedowns in 1995 include $3.8 million of additional provisions applied to defaulted bonds. Impairment writedowns represent 0.77%, 0.73% and 0.28% of average invested assets for 1997, 1996 and 1995, respectively. For the five years ended September 30, 1997, impairment writedowns as a percentage of average invested assets have ranged from 0.28% to 2.20% and have averaged 1.16%. Such writedowns are based upon estimates of the net realizable value of the applicable assets. Actual realization will be dependent upon future events.



VARIABLE ANNUITY FEES are based on the market value of assets in separate accounts supporting variable annuity contracts. Such fees totaled $139.5 million in 1997, $104.0 million in 1996 and $84.2 million in 1995. These increased fees reflect growth in average variable annuity assets, principally due to the receipt of variable annuity premiums, increased market values and net exchanges into the separate accounts from the fixed accounts of variable annuity contracts, partially offset by surrenders. Variable annuity assets averaged $7.55 billion during 1997, $5.70 billion during 1996 and $4.65 billion during 1995. Variable annuity premiums, which exclude premiums allocated to the fixed accounts of variable annuity products, totaled $1.27 billion in 1997, $919.8 million in 1996 and $577.2 million in 1995. Sales of variable annuity products (which include premiums allocated to the fixed accounts) ("Variable Annuity Product Sales") amounted to $2.37 billion, $1.66 billion and $861.0 million in 1997, 1996 and 1995, respectively. Increases in Variable Annuity Product Sales are due, in part, to market share gains through enhanced distribution efforts and growing consumer demand for flexible retirement savings products that offer a variety of equity, fixed income and guaranteed fixed account investment choices. The Company has encountered increased competition in the variable annuity marketplace during recent years and anticipates that the market will remain highly competitive for the foreseeable future. Also, recent administrative budget proposals include the proposed taxation of exchanges involving variable annuity contracts and reallocation within variable annuity contracts and certain other proposals relating to annuities (see "Regulation").



NET RETAINED COMMISSIONS are primarily derived from commissions on the sales of nonproprietary investment products by the Company's broker-dealer subsidiary, after deducting the substantial portion of such commissions that is passed on to registered representatives. Net retained commissions totaled $39.1 million in 1997, $31.5 million in 1996 and $24.1 million in 1995. Broker-dealer sales (mainly sales of general securities, mutual funds and annuities) totaled $11.56 billion in 1997, $8.75 billion in 1996 and $5.67 billion in 1995. The increases in sales and net retained commissions reflect a greater number of registered representatives, due to the Company's ongoing recruitment of representatives and to the transfer of representatives from an affiliated broker-dealer, higher average production per representative and generally favorable market conditions. Increases in net retained commissions may not be proportionate to increases in sales primarily due to differences in sales mix.



SURRENDER CHARGES on fixed and variable annuities totaled $5.5 million in 1997, compared with $5.2 million in 1996 and $5.9 million in 1995. Surrender charges generally are assessed on annuity withdrawals at declining rates during the first seven years of an annuity contract. Withdrawal payments, which include surrenders and lump-sum annuity benefits, totaled $1.06 billion in 1997, compared with $898.0 million in 1996 and $908.9 million in 1995. These payments represent 11.22%, 12.44% and 15.06%, respectively, of average fixed and variable annuity reserves. Withdrawals include variable annuity withdrawals from the separate accounts totaling $822.0 million in 1997, $634.1 million in 1996 and $632.1 million in 1995. Management anticipates that withdrawal rates will remain relatively stable for the foreseeable future.



ASSET MANAGEMENT FEES, which include investment advisory fees and 12b-1 distribution fees, are based on the market value of assets managed in mutual funds by SunAmerica Asset Management Corp. Such fees totaled $25.8 million on average assets managed of $2.34 billion in 1997, $25.4 million on average assets managed of $2.14 billion in 1996 and $26.9 million on average assets managed of $2.07 billion in 1995. Asset management fees are not proportionate to average assets managed, principally due to changes in product mix. Sales of mutual funds, excluding sales of money market accounts, amounted to $454.8 million in 1997, compared with $223.4 million in 1996 and $140.2 million in 1995. Redemptions of mutual funds, excluding redemptions of money market accounts, amounted to $412.8 million in 1997, $379.9 million in 1996 and $426.5 million in 1995. The significant increases in sales during 1997 principally resulted from the introduction in November 1996 of the Company's "Style Select Series" product. Higher mutual fund sales and lower redemptions in 1996 both reflect enhanced marketing efforts and the favorable performance records of certain of the Company's mutual funds, and heightened consumer demand for equity investments generally.



GENERAL AND ADMINISTRATIVE EXPENSES totaled $98.8 million in 1997, compared with $81.6 million in 1996 and $65.3 million in 1995. General and administrative expenses in 1997 include a $6.2 million provision for estimated programming costs associated with the year 2000. Management believes that this provision is adequate and does not anticipate any material future expenses associated with this project. General and administrative expenses remain closely controlled through a company-wide cost containment program and continue to represent less than 1% of average total assets.



AMORTIZATION OF DEFERRED ACQUISITION COSTS totaled $66.9 million in 1997, compared with $57.5 million in 1996 and $58.7 million in 1995. The increase in amortization during 1997 was primarily due to additional fixed and variable annuity sales and the subsequent amortization of related deferred commissions and other direct selling costs. The decline in amortization for 1996 is due to lower redemptions of mutual funds from the rate experienced in 1995, partially offset by additional fixed and variable annuity and mutual fund sales in recent years and the subsequent amortization of related deferred commissions and other acquisition costs.



ANNUAL COMMISSIONS represent renewal commissions paid quarterly in arrears to maintain the persistency of certain of the Company's variable annuity contracts. Substantially all of the Company's currently available variable annuity products allow for an annual commission payment option in return for a lower immediate commission. Annual commissions totaled $9.0 million in 1997, $4.6 million in 1996 and $2.7 million in 1995. The increase in annual commissions since 1995 reflects increased sales of annuities that offer this commission option. The Company estimates that approximately 45% of the average balances of its variable annuity products is currently subject to such annual commissions. Based on current sales, this percentage is expected to increase in future periods.



INCOME TAX EXPENSE totaled $31.2 million in 1997, compared with $24.3 million in 1996 and $25.7 million in 1995, representing effective tax rates of 33% in 1997, 35% in 1996 and 40% in 1995. The higher effective tax rate in 1995 was due to a prior year tax settlement. Without such payment, the effective tax rate would have been 33%.



FINANCIAL CONDITION AND LIQUIDITY AT SEPTEMBER 30, 1997



SHAREHOLDER'S EQUITY increased 18.5% to $575.2 million at September 30, 1997 from $485.3 million at September 30, 1996, primarily due to $63.1 million of net income recorded in 1997 and $18.4 million of net unrealized gains on debt and equity securities available for sale (credited directly to shareholder's equity), versus $5.5 million of net unrealized losses on such securities recorded at September 30, 1996. In addition, the Company received a contribution of capital of $28.4 million in December 1996 and paid a dividend of $25.5 million in April 1997.



INVESTED ASSETS at year end totaled $2.61 billion in 1997, compared with $2.33 billion at year-end 1996. This 12.0% increase primarily resulted from sales of fixed annuities and the $44.7 million net unrealized gain recorded on debt and equity securities available for sale at September 30, 1997, versus the $12.7 million net unrealized loss recorded on such securities at September 30, 1996.



The Company manages most of its invested assets internally. The Company's general investment philosophy is to hold fixed-rate assets for long-term investment. Thus, it does not have a trading portfolio. However, the Company has determined that all of its portfolio of bonds, notes and redeemable preferred stocks (the "Bond Portfolio") is available to be sold in response to changes in market interest rates, changes in relative value of asset sectors and individual securities, changes in prepayment risk, changes in the credit quality outlook for certain securities, the Company's need for liquidity and other similar factors.



THE BOND PORTFOLIO, which comprises 76% of the Company's total investment portfolio (at amortized cost), had an aggregate fair value that exceeded its amortized cost by $43.7 million at September 30, 1997. At September 30, 1996, the amortized cost exceeded the fair value of the Bond Portfolio by $13.8 million. The net unrealized gains on the Bond Portfolio since September 30, 1996 principally reflect the lower prevailing interest rates at September 30, 1997 and the corresponding effect on the fair value of the Bond Portfolio.



At September 30, 1997, the Bond Portfolio (at amortized cost, excluding $6.1 million of redeemable preferred stocks) included $1.82 billion of bonds rated by Standard & Poor's Corporation ("S&P"), Moody's Investors Service ("Moody's"), Duff & Phelps Credit Rating Co. ("DCR"), Fitch Investors Service, L.P. ("Fitch") or the National Association of Insurance Commissioners ("NAIC"), and $124.4 million of bonds rated by the Company pursuant to statutory ratings guidelines established by the NAIC. At September 30, 1997, approximately $1.72 billion of the Bond Portfolio was investment grade, including $650.3 million of U.S. government/agency securities and mortgage-backed securities ("MBSs").



At September 30, 1997, the Bond Portfolio included $216.9 million (at amortized cost with a fair value of $227.2 million) of bonds that were not investment grade. Based on their September 30, 1997 amortized cost, these non-investment-grade bonds accounted for 1.7% of the Company's total assets and 8.5% of its invested assets.



Non-investment-grade securities generally provide higher yields and involve greater risks than investment-grade securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment-grade issuers. In addition, the trading market for these securities is usually more limited than for investment-grade securities. The Company had no material concentrations of non-investment-grade securities at September 30, 1997. The following table summarizes the Company's rated bonds by rating classification as of September 30, 1997.

                      RATED BONDS BY RATING CLASSIFICATION
                             (Dollars in thousands)



                                                          ISSUES NOT RATED BY S&P/ MOODY'S/
         ISSUES RATED BY S&P/MOODY'S/DCR/FITCH               DCR/FITCH, BY NAIC CATEGORY                      TOTAL
-------------------------------------------------------  -----------------------------------  -------------------------------------
S&P/(MOODY'S)/                                             NAIC                                            PERCENT OF
[DCR]/{FITCH}                   AMORTIZED    ESTIMATED   CATEGORY    AMORTIZED    ESTIMATED    AMORTIZED    INVESTED     ESTIMATED
CATEGORY (1)                      COST      FAIR VALUE      (2)        COST      FAIR VALUE      COST      ASSETS (3)   FAIR VALUE
------------------------------ -----------  -----------  ---------  -----------  -----------  -----------  -----------  -----------
AAA+ to A-
  (Aaa to A3)
  [AAA to A-]
  {AAA to A-}................. $   935,866  $   953,440         1   $  142,548   $  143,940   $ 1,078,414       42.07%  $ 1,097,380
BBB+ to BBB-
  (Baal to Baa3)
  [BBB+ to BBB-]
  {BBB+ to BBB-}..............     494,521      504,442         2      146,548      150,521       641,069       25.01       654,963
BB+ to BB-
  (Ba1 to Ba3)
  [BB+ to BB-]
  {BB+ to BB-}................      13,080       14,597         3       13,811       13,917        26,891        1.05        28,514
B+ to B-
  (B1 to B3)
  [B+ to B-]
  {B+ to B-}..................     163,603      170,960         4       25,777       27,089       189,380        7.39       198,049
CCC+ to C
  (Caa to C)
  [CCC]
  {CCC+ to C-}................           0            0         5            0            0             0        0.00             0
C1 to D
  [DD]
  {D}.........................           0            0         6          606          606           606        0.02           606
                               -----------  -----------             -----------  -----------  -----------               -----------
Total rated issues             $ 1,607,070  $ 1,643,439             $  329,290   $  336,073   $ 1,936,360               $ 1,979,512
                               -----------  -----------             -----------  -----------  -----------               -----------
                               -----------  -----------             -----------  -----------  -----------               -----------


------------------------------


(1) S&P and Fitch rate debt securities in rating categories ranging from AAA (the highest) to D (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Moody's rates debt securities in rating categories ranging from Aaa (the highest) to C (extremely poor prospects of ever attaining any real investment standing). The number 1, 2 or 3 (with 1 the highest and 3 the lowest) indicates the debt's relative standing within the rating category. A security rated Baa3 or higher is considered investment grade. DCR rates debt securities in rating categories ranging from AAA (the highest) to DD (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Issues are categorized based on the highest of the S&P, Moody's, D&P and Fitch ratings if rated by multiple agencies.



(2) Bonds and short-term promissory instruments are divided into six quality categories for NAIC rating purposes, ranging from 1 (highest) to 5 (lowest) for nondefaulted bonds plus one category, 6, for bonds in or near default. These six categories correspond with the S&P/Moody's/ DCR/Fitch rating groups listed above, with categories 1 and 2 considered investment grade. The NAIC categories include $124.4 million (at amortized cost) of assets that were rated by the Company pursuant to applicable NAIC rating guidelines.



(3) At amortized cost.

SENIOR SECURED LOANS ("Secured Loans") are included in the Bond Portfolio and their amortized cost aggregated $329.3 million at September 30, 1997. Secured Loans are senior to subordinated debt and equity, and are secured by assets of the issuer. At September 30, 1997, Secured Loans consisted of loans to 80 borrowers spanning 28 industries, with 17% of these assets (at amortized cost) concentrated in financial institutions. No other industry concentration constituted more than 10% of these assets.



While the trading market for Secured Loans is more limited than for publicly traded corporate debt issues, management believes that participation in these transactions has enabled the Company to improve its investment yield. As a result of restrictive financial covenants, Secured Loans involve greater risk of technical default than do publicly traded investment-grade securities. However, management believes that the risk of loss upon default for its Secured Loans is mitigated by such financial covenants and the collateral values underlying the Secured Loans. The Company's Secured Loans are rated by S&P, Moody's, DCR, Fitch, the NAIC or by the Company, pursuant to comparable statutory ratings guidelines established by the NAIC.



MORTGAGE LOANS aggregated $339.5 million at September 30, 1997 and consisted of 73 commercial first mortgage loans with an average loan balance of approximately $4.7 million, collateralized by properties located in 21 states. Approximately 23% of this portfolio was multifamily residential, 18% was office, 14% was manufactured housing, 13% was hotels, 11% was retail, 11% was industrial and 10% was other types. At September 30, 1997, approximately 13% and 12% of this portfolio was secured by properties located in New York and California, respectively, and no more than 10% of this portfolio was secured by properties located in any other single state. At September 30, 1997, there were four mortgage loans with outstanding balances of $10 million or more, which loans collectively aggregated approximately 17% of this portfolio. At the time of their origination or purchase by the Company, virtually all mortgage loans had loan-to-value ratios of 75% or less. At September 30, 1997, approximately 23% of the mortgage loan portfolio consisted of loans with balloon payments due before October 1, 2000. During 1997, 1996 and 1995, loans delinquent by more than 90 days, foreclosed loans and restructured loans have not been significant in relation to the total mortgage loan portfolio.



At September 30, 1997, approximately 18% of the mortgage loans were seasoned loans underwritten to the Company's standards and purchased at or near par from other financial institutions. Such loans generally have higher average interest rates than loans that could be originated today. The balance of the mortgage loan portfolio has been originated by the Company under strict underwriting standards. Commercial mortgage loans on properties such as offices, hotels and shopping centers generally represent a higher level of risk than do mortgage loans secured by multifamily residences. This greater risk is due to several factors, including the larger size of such loans and the more immediate effects of general economic conditions on these commercial property types. However, due to its emphasis on multifamily loans and its strict underwriting standards, the Company believes that it has prudently managed the risk attributable to its mortgage loan portfolio while maintaining attractive yields.



OTHER INVESTED ASSETS aggregated $143.7 million at September 30, 1997, including $46.9 million of investments in limited partnerships, $70.9 million of separate account investments and an aggregate of $25.9 million of miscellaneous investments, including policy loans, residuals and leveraged leases. The Company's limited partnership interests, accounted for by using the cost method of accounting, are invested primarily in a combination of debt and equity securities.



ASSET-LIABILITY MATCHING is utilized by the Company to minimize the risks of interest rate fluctuations and disintermediation. The Company believes that its fixed-rate liabilities should be backed by a portfolio principally composed of fixed-rate investments that generate predictable rates of return. The Company does not have a specific target rate of return. Instead, its rates of return vary over time depending on the current interest rate environment, the slope of the yield curve, the spread at which fixed-rate investments are priced over the yield curve, and general economic conditions. Its portfolio strategy is constructed with a view to achieve adequate risk-adjusted returns consistent with its investment objectives of effective asset-liability matching, liquidity and safety. The Company's fixed-rate products incorporate surrender charges or other restrictions in order to encourage persistency. Approximately 77% of the Company's fixed annuity and GIC reserves had surrender penalties or other restrictions at September 30, 1997.



As part of its asset-liability matching discipline, the Company conducts detailed computer simulations that model its fixed-rate assets and liabilities under commonly used stress-test interest rate scenarios. With the results of these computer simulations, the Company can measure the potential gain or loss in fair value of its interest-rate sensitive instruments and seek to protect its economic value and achieve a predictable spread between what it earns on its invested assets and what it pays on its liabilities by designing its fixed-rate products and conducting its investment operations to closely match the duration of the fixed-rate assets to that of its fixed-rate liabilities. The Company's fixed-rate assets include: cash and short-term investments; bonds, notes and redeemable preferred stocks; mortgage loans; and investments in limited partnerships that invest primarily in fixed-rate securities and are accounted for by using the cost method. At September 30, 1997, these assets had an aggregate fair value of $2.48 billion with a duration of 3.4. The Company's fixed-rate liabilities include fixed annuities and GICs. At September 30, 1997, these liabilities had an aggregate fair value (determined by discounting future contractual cash flows by related market rates of interest) of $2.32 billion with a duration of 1.3. The Company's potential exposure due to a relative 10% increase in interest rates prevalent at September 30, 1997 is a loss of approximately $31.2 million in fair value of its fixed-rate assets that is not offset by an increase in the fair value of its fixed-rate liabilities. Because the Company actively manages its assets and liabilities and has strategies in place to minimize its exposure to loss as interest rate changes occur, it expects that actual losses would be less than the estimated potential loss.



Duration is a common option-adjusted measure for the price sensitivity of a fixed-maturity portfolio to changes in interest rates. It measures the approximate percentage change in the market value of a portfolio if interest rates change by 100 basis points, recognizing the changes in cash flows resulting from embedded options such as policy surrenders, investment prepayments and bond calls. It also incorporates the assumption that the Company will continue to utilize its existing strategies of pricing its fixed annuity and GIC products, allocating its available cash flow amongst its various investment portfolio sectors and maintaining sufficient levels of liquidity. Because the calculation of duration involves estimation and incorporates assumptions, potential changes in portfolio value indicated by the portfolio's duration will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material.



As a component of its asset and liability management strategy, the Company utilizes interest rate swap agreements ("Swap Agreements") to match assets and liabilities more closely. Swap Agreements are agreements to exchange with a counterparty interest rate payments of differing character (for example, variable-rate payments exchanged for fixed-rate payments) based on an underlying principal balance (notional principal) to hedge against interest rate changes. The Company currently utilizes Swap Agreements to create a hedge that effectively converts fixed-rate liabilities into floating-rate instruments. At September 30, 1997, the Company had one outstanding Swap Agreement with a notional principal amount of $15.9 million. This agreement matures in December 2024.



The Company also seeks to provide liquidity from time to time by using reverse repurchase agreements ("Reverse Repos") and by investing in MBSs. It also seeks to enhance its spread income by using Reverse Repos. Reverse Repos involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed upon price and are generally over-collateralized. MBSs are generally investment-grade securities collateralized by large pools of mortgage loans. MBSs generally pay principal and interest monthly. The amount of principal and interest payments may fluctuate as a result of prepayments of the underlying mortgage loans.



There are risks associated with some of the techniques the Company uses to provide liquidity, enhance its spread income and match its assets and liabilities. The primary risk associated with the Company's Reverse Repos and Swap Agreements is counterparty risk. The Company believes, however, that the counterparties to its Reverse Repos and Swap Agreements are financially responsible and that the counterparty risk associated with those transactions is minimal. In addition to counterparty risk, Swap Agreements also have interest rate risk. However, the Company's Swap Agreements typically hedge variable-rate assets or liabilities, and interest rate fluctuations that adversely affect the net cash received or paid under the terms of a Swap Agreement would be offset by increased interest income earned on the variable-rate assets or reduced interest expense paid on the variable-rate liabilities. The primary risk associated with MBSs is that a changing interest rate environment might cause prepayment of the underlying obligations at speeds slower or faster than anticipated at the time of their purchase. As part of its decision to purchase an MBS, the Company assesses the risk of prepayment by analyzing the security's projected performance over an array of interest-rate scenarios. Once an MBS is purchased, the Company monitors its actual prepayment experience monthly to reassess the relative attractiveness of the security with the intent to maximize total return.



INVESTED ASSETS EVALUATION routinely includes a review by the Company of its portfolio of debt securities. Management identifies monthly those investments that require additional monitoring and carefully reviews the carrying values of such investments at least quarterly to determine whether specific investments should be placed on a nonaccrual basis and to determine declines in value that may be other than temporary. In making these reviews for bonds, management principally considers the adequacy of any collateral, compliance with contractual covenants, the borrower's recent financial performance, news reports and other externally generated information concerning the creditor's affairs. In the case of publicly traded bonds, management also considers market value quotations, if available. For mortgage loans, management generally considers information concerning the mortgaged property and, among other things, factors impacting the current and expected payment status of the loan and, if available, the current fair value of the underlying collateral.



The carrying values of bonds that are determined to have declines in value that are other than temporary are reduced to net realizable value and no further accruals of interest are made. The valuation allowances on mortgage loans are based on losses expected by management to be realized on transfers of mortgage loans to real estate, on the disposition and settlement of mortgage loans and on mortgage loans that management believes may not be collectible in full. Accrual of interest is suspended when principal and interest payments on mortgage loans are past due more than 90 days.



DEFAULTED INVESTMENTS, comprising all investments that are in default as to the payment of principal or interest, totaled $1.4 million at September 30, 1997 (at amortized cost after impairment writedowns, with a fair value of $1.4 million), including $0.5 million of bonds and notes and $0.9 million of mortgage loans. At September 30, 1997, defaulted investments constituted 0.1% of total invested assets. At September 30, 1996, defaulted investments totaled $3.1 million, including $1.6 million of bonds and notes and $1.5 million of mortgage loans, and constituted 0.1% of total invested assets.



SOURCES OF LIQUIDITY are readily available to the Company in the form of the Company's existing portfolio of cash and short-term investments, Reverse Repo capacity on invested assets and, if required, proceeds from invested asset sales. At September 30, 1997, approximately $1.80 billion of the Company's Bond Portfolio had an aggregate unrealized gain of $46.5 million, while approximately $139.8 million of the Bond Portfolio had an aggregate unrealized loss of $2.7 million. In addition, the Company's investment portfolio currently provides approximately $22.5 million of monthly cash flow from scheduled principal and interest payments. Historically, cash flows from operations and from the sale of the Company's annuity and GIC products have been more than sufficient in amount to satisfy the Company's liquidity needs.



Management is aware that prevailing market interest rates may shift significantly and has strategies in place to manage either an increase or decrease in prevailing rates. In a rising interest rate environment, the Company's average cost of funds would increase over time as it prices its new and renewing annuities and GICs to maintain a generally competitive market rate. Management would seek to place new funds in investments that were matched in duration to, and higher yielding than, the liabilities assumed. The Company believes that liquidity to fund withdrawals would be available through incoming cash flow, the sale of short-term or floating-rate instruments or Reverse Repos on the Company's substantial MBS segment of the Bond Portfolio, thereby avoiding the sale of fixed-rate assets in an unfavorable bond market.



In a declining rate environment, the Company's cost of funds would decrease over time, reflecting lower interest crediting rates on its fixed annuities and GICs. Should increased liquidity be required for withdrawals,the Company believes that a significant portion of its investments could be sold without adverse consequences in light of the general strengthening that would be expected in the bond market.



The Company relies significantly on computer systems and applications in its daily operations. Many of these systems and applications are not presently year 2000 compliant. The Company's business, financial condition and results of operations could be materially and adversely affected by the failure of the Company's systems and applications (and those operated by third parties interfacing with the Company's systems and applications) to properly operate or manage dates beyond the year 1999. The Company has a coordinated plan to repair or replace these noncompliant systems and to obtain similar assurances from third parties interfacing with the Company's systems and applications and expects to significantly complete its plan by the end of calendar year 1998. In fiscal year 1997, the Company recorded a $6.2 million provision for estimated programming costs to make necessary repairs of certain specific noncompliant systems. Management believes that this provision is adequate and does not anticipate any material future expenses associated with the repair phase of this project. Management also expects to make an additional $5.0 million expenditure to replace certain other specific noncompliant systems, which expenditure will be capitalized as software costs and amortized over future periods.



RESULTS OF OPERATIONS FOR THE FIRST
SIX MONTHS OF 1998



NET INCOME totaled $74.7 million for the first six months of 1998, compared with $19.6 million for the first six months of 1997.



PRETAX INCOME totaled $114.4 million in the first six months of 1998, compared with $30.1 million in the first six months of 1997. The significant improvement in the current period over the prior period primarily resulted from increased net realized investment gains, fee income and net investment income.



NET INVESTMENT INCOME increased to $48.7 million in the first six months of 1998 from $30.8 million in the first six months of 1997. These amounts equal 3.86% on average invested assets (computed on a daily basis) of $2.52 billion in the first six months of 1998 and 2.37% on average invested assets of $2.60 billion in the first six months of 1997.



The excess of average invested assets over average interest-bearing liabilities amounted to $96.4 million in the first six months of 1998 and $149.0 million in the first six months of 1997. The Spread Difference was 3.65% in the first six months of 1998 and 2.06% in the first six months of 1997.



Investment income (and the related yields on average invested assets) totaled $114.4 million (9.06%) in the first six months of 1998 and $97.4 million (7.48%) in the first six months of 1997. Investment income and the related yields in the first six months of 1998 primarily reflect the higher returns realized on the Company's investments in limited partnerships.



Partnership income amounted to $22.1 million (a yield of 301.18% on related average assets of $14.7 million) in the first six months of 1998, compared with $2.2 million (a yield of 9.88% on related average assets of $43.7 million) in the first six months of 1997. Partnership income is based upon cash distributions received from limited partnerships, the operations of which the Company does not influence. Consequently, such income is not predictable and there can be no assurance that the Company will realize comparable levels of such income in the future.



Total interest expense equalled $65.6 million in the first six months of 1998, compared with $66.6 million in the first six months of 1997. The average rate paid on all interest-bearing liabilities was 5.41% in the first six months of 1998, compared with 5.42% in the first six months of 1997. Interest-bearing liabilities averaged $2.43 billion during the first six months of 1998 and $2.46 billion during the first six months of 1997.



The modest decline in average invested assets in the first six months of 1998 reflects the modest decline in average interest-bearing liabilities and is primarily due to a decline in sales of the Company's fixed-rate products. Since March 31, 1997, fixed annuity premiums have aggregated $1.04 billion. Fixed annuity premiums (composed primarily of premiums for the fixed accounts of variable annuities) totaled $629.9 million in the first six months of 1998 and $688.9 in the first six months of 1997. The changes in premiums for the fixed accounts of variable annuities in the first six months of 1998 principally reflect differing promotional activities in that period.



GIC premiums totaled $5.6 million in the first six months of 1998 and $55.0 million in the first six months of 1997.



NET REALIZED INVESTMENT GAINS totaled $23.2 million in the first six months of 1998, compared with net realized investment losses of $20.3 million in the first six months of 1997, and include impairment writedowns of $1.5 million and $16.1 million, respectively. Therefore, net gains from sales and redemptions of investments totaled $24.7 million in the first six months of 1998, compared with net losses of $4.2 million in the first six months of 1997. The Company sold or redeemed invested assets, principally bonds and notes, aggregating $1.08 billion in the first six months of 1998 and $1.58 billion in the first six months of 1997. Sales of investments result from the active management of the Company's investment portfolio. Because redemptions of investments are generally involuntary and sales of investments are made in both rising and falling interest rate environments, net gains and losses from sales and redemptions of investments fluctuate from period to period, and represent 1.96% and 0.32% of average invested assets on an annualized basis for the first six months of 1998 and the first six months of 1997, respectively.



Impairment writedowns in the first six months of 1997 reflect $15.7 million of provisions applied to non-income producing land owned in Arizona. Impairment writedowns, on an annualized basis, represent 0.12% and 1.24% of average invested assets for the first six months of 1998 and the first six months of 1997, respectively. For the 18 fiscal quarters beginning October 1, 1993, impairment writedowns as a percentage of average invested assets have ranged up to 3.64% and have averaged 0.84%.



VARIABLE ANNUITY FEES totaled $91.7 million in the first six months of 1998, compared with $62.9 million in 1997. These increased fees reflect growth in average variable annuity assets, principally due to increased market values, the receipt of variable annuity premiums and net exchanges into the separate accounts from the fixed accounts of variable annuity contracts, partially offset by surrenders. Variable annuity assets averaged $9.82 billion in the first six months of 1998, compared with $6.85 billion in the first six months of 1997. Variable annuity premiums, which exclude premiums allocated to the fixed accounts of variable annuity products, have aggregated $1.57 billion since March 31, 1997. Variable annuity premiums increased to $834.8 million in the first six months of 1998, compared with $531.0 million in the first six months of 1997. Variable Annuity Product Sales amounted to $1.46 billion and $1.22 billion in the first six months of 1998 and in the first six months of 1997, respectively. Increases in Variable Annuity Product Sales are due, in part, to market share gains through enhanced distribution efforts and growing consumer demand for flexible retirement savings products that offer a variety of equity, fixed income and guaranteed fixed account investment choices.



NET RETAINED COMMISSIONS totaled $22.7 million in the first six months of 1998 and $17.6 million in the first six months of 1997. Broker-dealer sales totaled $8.13 billion in the first six months of 1998 and $4.70 billion in the first six months of 1997. The increases in sales and net retained commissions reflect a greater number of registered representatives, higher average production per representative and generally favorable market conditions.



SURRENDER CHARGES on fixed and variable annuities totaled $3.2 million in the first six months of 1998, compared with $2.5 million in the first six months of 1997. Withdrawal payments totaled $569.0 million in the first six months of 1998 and $515.9 million in the first six months of 1997 and, annualized, represent 9.6% and 11.8%, respectively, of average fixed and variable annuity reserves. Withdrawals include variable annuity withdrawals from the separate accounts totaling $467.6 million (9.6% of average variable annuity reserves) in the first six months of 1998 and $391.4 million (11.5% of average variable annuity reserves) in the first six months of 1997. Approximately 76% of the Company's fixed annuity and GIC reserves had surrender penalties or other restrictions at March 31, 1998. Management anticipates that withdrawal rates will remain relatively stable for the foreseeable future.



ASSET MANAGEMENT FEES totaled $14.0 million on average assets managed of $2.74 billion in the first six months of 1998, compared with $12.7 million on average assets managed of $2.26 billion in the first six months of 1997. Sales of mutual funds, excluding sales of money market accounts, have aggregated $632.2 million since March 31, 1997. Mutual fund sales totaled $359.7 million in the first six months of 1998, up from $182.3 million in the first six months of 1997. The significant increase in sales during the first six months of 1998 principally resulted from the introduction in November 1996 of the Company's "Style Select Series" product. Sales of this product totaled $244.7 million in the first six months of 1998 and $85.0 million in the first six months of 1997, reflecting the addition of four new Style Select funds, which doubled the number of Style Select funds to eight, and generally favorable market conditions. Redemptions of mutual funds, excluding redemptions of money market accounts, amounted to $200.9 million in the first six months of 1998 and $214.1 million in the first six months of 1997.



GENERAL AND ADMINISTRATIVE EXPENSES totaled $47.5 million in the first six months of 1998, compared with $47.2 million in the first six months of 1997. General and administrative expenses remain closely controlled through a company-wide cost containment program and continue to represent less than 1% of average total assets.



AMORTIZATION OF DEFERRED ACQUISITION COSTS totaled $35.6 million in the first six months of 1998, compared with $27.3 million in the first six months of 1997. The increase in amortization was primarily due to additional fixed and variable annuity and mutual fund sales and the subsequent amortization of related deferred commissions and other direct selling costs.

ANNUAL COMMISSIONS totaled $7.7 million in the first six months of 1998 and $3.4 million in the first six months of 1997. The increase in annual commissions reflects increased sales of annuities that offer this commission option. The Company estimates that approximately 50% of the average balances of its variable annuity products is currently subject to such annual commissions. Based on current sales, this percentage is expected to increase in future periods.



INCOME TAX EXPENSE totaled $39.8 million in the first six months of 1998, compared with $10.5 million in the first six months of 1997, representing effective tax rates of 35% in both periods.



FINANCIAL CONDITION AND LIQUIDITY AT MARCH 31, 1998



SHAREHOLDER'S EQUITY increased 12.7% to $648.1 million at March 31, 1998 from $575.2 million at September 30, 1997, primarily due to $74.7 million of net income recorded in the first six months of 1998.



INVESTED ASSETS at March 31, 1998 totaled $2.63 billion, compared with $2.61 billion at September 30, 1997.



THE BOND PORTFOLIO, which constitutes 79% of the Company's total investment portfolio (at amortized cost), had an aggregate fair value that exceeded its amortized cost by $40.4 million at March 31, 1998, compared with an excess of $43.7 million at September 30, 1997.



At March 31, 1998, the Bond Portfolio (at amortized cost, excluding $6.1 million of redeemable preferred stocks) included $1.99 billion of bonds rated by S&P, Moody's, DCR, Fitch or the NAIC and $63.7 million of bonds rated by the Company pursuant to statutory ratings guidelines established by the NAIC. At March 31, 1998, approximately $1.87 billion of the Bond Portfolio was investment grade, including $710.4 million of U.S. government/agency securities and MBSs.



At March 31, 1998, the Bond Portfolio included $172.9 million (at amortized cost with a fair value of $180.4 million) of bonds that were not investment grade. Based on their March 31, 1998 amortized cost, these non-investment-grade bonds accounted for 1.2% of the Company's total assets and 6.7% of its invested assets. The Company had no material concentrations of non-investment-grade securities at March 31, 1998.



SECURED LOANS are included in the Bond Portfolio and their amortized cost aggregated $304.0 million at March 31, 1998. At March 31, 1998, Secured Loans consisted of $171.9 million of publicly traded securities and $132.1 million of privately traded securities. These Secured Loans are composed of loans to 81 borrowers spanning 25 industries, with 22% of these assets (at amortized cost) concentrated in financial institutions. No other industry concentration constituted more than 10% of these assets.



MORTGAGE LOANS aggregated $302.2 million at March 31, 1998 and consisted of 60 commercial first mortgage loans with an average loan balance of approximately $5.0 million, collateralized by properties located in 20 states. Approximately 23% of this portfolio was multifamily residential, 16% was manufactured housing, 15% was office, 15% was hotel, 12% was industrial and 19% was other types. At March 31, 1998, approximately 12% and 11% of this portfolio was secured by properties located in California and New York, respectively, and no more than 10% of this portfolio was secured by properties located in any other single state. At March 31, 1998, there were four mortgage loans with outstanding balances of $10 million or more, which loans collectively aggregated approximately 18% of this portfolio. At March 31, 1998, approximately 19% of the mortgage loan portfolio consisted of loans with balloon payments due before April 1, 2001. During Fiscal 1998 and Fiscal 1997, loans delinquent by more than 90 days, foreclosed loans and restructured loans have not been significant in relation to the total mortgage loan portfolio.



At March 31, 1998, approximately 18% of the mortgage loans were seasoned loans underwritten to the Company's standards and purchased at or near par from other financial institutions.



OTHER INVESTED ASSETS aggregated $39.9 million at March 31, 1998, including $14.0 million of investments in limited partnerships and an aggregate of $25.9 million of miscellaneous investments, including policy loans,residuals and leveraged leases. The Company's limited partnership interests, accounted for by using the cost method of accounting, are invested primarily in a combination of debt and equity securities.



At March 31, 1998, the Company's fixed-rate assets had an aggregate fair value of $2.52 billion with a duration of 3.9. The Company's fixed-rate liabilities had an aggregate fair value (determined by discounting future contractual cash flows by related market rates of interest) of $2.39 billion with a duration of
1.1. The Company's potential exposure due to a 10% increase in prevailing interest rates from their March 31, 1998 levels is a loss of $40.7 million in fair value of its fixed-rate assets that is not offset by a decrease in the fair value of its fixed-rate liabilities. Because the Company actively manages its assets and liabilities and has strategies in place to minimize its exposure to loss as interest rate changes occur, it expects that actual losses would be less than the estimated potential loss.



At March 31, 1998, the Company had one outstanding Swap Agreement with a notional principal amount of $21.5 million. This agreement matures in December 2024.



DEFAULTED INVESTMENTS, comprising all investments that are in default as to the payment of principal or interest, totaled $2.4 million at March 31, 1998 (at amortized cost, with a fair value of $2.4 million), including $1.5 million of bonds and notes and $0.9 million of mortgage loans. At March 31, 1998, defaulted investments constituted less than 0.1% of total invested assets. At September 30, 1997, defaulted investments totaled $1.4 million, including $0.5 million of bonds and notes and $0.9 million of mortgage loans, and constituted 0.1% of total invested assets.



SOURCES OF LIQUIDITY are readily available to the Company in the form of the Company's existing portfolio of cash and short-term investments, Reverse Repo capacity on invested assets and, if required, proceeds from invested asset sales. At March 31, 1998, approximately $1.67 billion of the Company's Bond Portfolio had an aggregate unrealized gain of $49.2 million, while approximately $385.5 million of the Bond Portfolio had an aggregate unrealized loss of $8.8 million. In addition, the Company's investment portfolio currently provides approximately $22.8 million of monthly cash flow from scheduled principal and interest payments.



REGULATION



The Company is subject to regulation and supervision by the insurance regulatory agencies of the states in which it is authorized to transact business. State insurance laws establish supervisory agencies with broad administrative and supervisory powers. Principal among these powers are granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial, market conduct and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, defining acceptable accounting principles, regulating the type, valuation and amount of investments permitted, and limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval.



During the last decade, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the regulation of insurance companies or allowing combinations between insurance companies, banks and other entities. In recent years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies and market conduct violations. These initiatives include investment reserve requirements, risk-based capital standards, codification of insurance accounting principles, new investment standards and restrictions on an insurance company's ability to pay dividends to its stockholders. The NAIC is also currently developing model laws and regulations relating to product design, actuarial standards, certain separate account products and illustrations for annuity products. Current proposals are still being debated and the Company is monitoring developments in this area and the effects any changes would have on the Company.



SunAmerica Asset Management Corp., a subsidiary of the Company, is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940. The mutual funds that it markets are subject to regulation under the Investment Company Act of 1940. SunAmerica Asset Management Corp. and the mutual funds are subject to regulation and examination by the SEC. In addition, variable annuities and the related separate accounts of the Company are subject to regulation by the SEC under the Securities Act of 1933 and the Investment Company Act of 1940.



The Company's broker-dealer subsidiary, Royal Alliance Associates, Inc., is subject to regulation and supervision by the states in which it transacts business, as well as by the SEC and the National Association of Securities Dealers ("NASD"). The SEC and the NASD have broad administrative and supervisory powers relative to all aspects of business and may examine the subsidiary's business and accounts at any time.



From time to time, Federal initiatives are proposed that could affect the Company's businesses. Such initiatives include employee benefit plan regulations and tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products. Recent administration budget proposals include the proposed taxation of exchanges involving variable annuity contracts and reallocations within variable annuity contracts and certain other proposals relating to annuities. The Company believes these proposals have a small likelihood of being enacted, because they would discourage retirement savings and there is strong popular and industry opposition to them. Other proposals made in recent years to limit the tax deferral of annuities have not been enacted. The Company believes that certain of the proposals, if implemented, would have an adverse effect on the Company's ability to sell variable annuities, and, consequently, on its results of operations. However, the Company would not expect this to materially impact earnings in the near term because the Company believes that adoption of the administration proposals, however unlikely, would reduce annuity surrenders on the existing block of variable annuity contracts and the ongoing earnings potential arising from that block would offset the near-term economic impact of the potential decrease in sales.

INDEPENDENT ACCOUNTANTS

--------------------------------------------------------------------------------


The consolidated financial statements of Anchor National Life Insurance Company as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


The consolidated financial statements of Anchor National have been included in this prospectus. You should consider these financial statements only with respect to Anchor National's ability to meet its obligations under the fixed investment options to pay death benefits under the contracts, to assume the mortality and expense risks under the Contract and any risk resulting from the withdrawal charge not being adequate to cover the costs of distributing the contracts. These financial statements provide no information as it relates to Seasons Series Trust, its investment portfolios or the value of any money allocated to the STRATEGIES.

REPORT OF INDEPENDENT ACCOUNTANTS

--------------------------------------------------------------------------------


To the Board of Directors and Shareholder of Anchor National Life Insurance Company



In our opinion, the accompanying consolidated balance sheet and the related consolidated income statement and statement of cash flows present fairly, in all material respects, the financial position of Anchor National Life Insurance Company and its subsidiaries at September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Los Angeles, California
November 7, 1997

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                           CONSOLIDATED BALANCE SHEET



                                     ASSETS



                                                                 MARCH 31,                SEPTEMBER 30,
                                                              ---------------   ---------------------------------
                                                                   1998              1997              1996
                                                              ---------------   ---------------   ---------------
                                                                (UNAUDITED)
Investments:
  Cash and short-term investments...........................  $   174,489,000   $   113,580,000   $   122,058,000
  Bonds, notes and redeemable preferred stocks:
    Available for sale, at fair value (amortized cost:
     September 1996, $2,001,024,000; September 1997,
     $1,942,485,000;
     March 1998, $2,053,672,000)............................    2,094,033,000     1,986,194,000     1,987,271,000
  Mortgage loans............................................      302,157,000       339,530,000        98,284,000
  Common stocks available for sale, at fair value (cost:
   September 1996, $2,911,000; September 1997, $271,000;
   March 1998, $115,000)....................................          157,000         1,275,000         3,970,000
  Real estate...............................................       24,000,000        24,000,000        39,724,000
  Other invested assets.....................................       39,927,000       143,722,000        77,925,000
                                                              ---------------   ---------------   ---------------
      Total investments.....................................    2,634,763,000     2,608,301,000     2,329,232,000
Variable annuity assets.....................................   11,172,416,000     9,343,200,000     6,311,557,000
Receivable from brokers for sales of securities.............               --                --        52,348,000
Accrued investment income...................................       24,183,000        21,759,000        19,675,000
Deferred acquisition costs..................................      601,594,000       536,155,000       443,610,000
Other assets................................................       73,816,000        61,524,000        48,113,000
                                                              ---------------   ---------------   ---------------
      TOTAL ASSETS..........................................  $14,506,772,000   $12,570,939,000   $ 9,204,535,000
                                                              ---------------   ---------------   ---------------
                                                              ---------------   ---------------   ---------------

                             LIABILITIES AND SHAREHOLDER'S EQUITY
Reserves, payables and accrued liabilities:
  Reserves for fixed annuity contracts......................  $ 2,100,772,000   $ 2,098,803,000   $ 1,789,962,000
  Reserves for guaranteed investment contracts..............      301,540,000       295,175,000       415,544,000
  Payable to brokers for purchases of securities............       21,364,000           263,000                --
  Income taxes currently payable............................       57,261,000        32,265,000        21,486,000
  Other liabilities.........................................      105,047,000       122,728,000        74,710,000
                                                              ---------------   ---------------   ---------------
      Total reserves, payables and accrued liabilities......    2,585,984,000     2,549,234,000     2,301,702,000
                                                              ---------------   ---------------   ---------------
Variable annuity liabilities................................   11,172,416,000     9,343,200,000     6,311,557,000
                                                              ---------------   ---------------   ---------------
Subordinated notes payable to Parent........................       33,380,000        36,240,000        35,832,000
                                                              ---------------   ---------------   ---------------
Deferred income taxes.......................................       66,878,000        67,047,000        70,189,000
                                                              ---------------   ---------------   ---------------
Shareholder's equity:
  Common Stock..............................................        3,511,000         3,511,000         3,511,000
  Additional paid-in capital................................      308,674,000       308,674,000       280,263,000
  Retained earnings.........................................      319,287,000       244,628,000       207,002,000
  Net unrealized gains (losses) on debt and equity
   securities available for sale............................       16,642,000        18,405,000        (5,521,000)
                                                              ---------------   ---------------   ---------------
      Total shareholder's equity............................      648,114,000       575,218,000       485,255,000
                                                              ---------------   ---------------   ---------------
      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY............  $14,506,772,000   $12,570,939,000   $ 9,204,535,000
                                                              ---------------   ---------------   ---------------
                                                              ---------------   ---------------   ---------------



                             See accompanying notes

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                         CONSOLIDATED INCOME STATEMENT



                                                    SIX MONTHS ENDED MARCH 31,            YEARS ENDED SEPTEMBER 30,
                                                    ---------------------------   ------------------------------------------
                                                        1998           1997           1997           1996           1995
                                                    ------------   ------------   ------------   ------------   ------------
                                                    (UNAUDITED)
Investment income.................................  $114,357,000   $ 97,431,000   $210,759,000   $164,631,000   $129,466,000
                                                    ------------   ------------   ------------   ------------   ------------
Interest expense on:
  Fixed annuity contracts.........................   (54,680,000)   (52,346,000)  (109,217,000)   (82,690,000)   (72,975,000)
  Guaranteed investment contracts.................    (9,042,000)   (11,986,000)   (22,650,000)   (19,974,000)    (3,733,000)
  Senior indebtedness.............................      (345,000)      (738,000)    (2,549,000)    (2,568,000)      (227,000)
  Subordinated notes payable to Parent............    (1,573,000)    (1,524,000)    (3,142,000)    (2,556,000)    (2,448,000)
                                                    ------------   ------------   ------------   ------------   ------------
  Total interest expense..........................   (65,640,000)   (66,594,000)  (137,558,000)  (107,788,000)   (79,383,000)
                                                    ------------   ------------   ------------   ------------   ------------
NET INVESTMENT INCOME.............................    48,717,000     30,837,000     73,201,000     56,843,000     50,083,000
                                                    ------------   ------------   ------------   ------------   ------------
NET REALIZED INVESTMENT GAINS (LOSSES)............    23,232,000    (20,290,000)   (17,394,000)   (13,355,000)    (4,363,000)
                                                    ------------   ------------   ------------   ------------   ------------
Fee income:
  Variable annuity fees...........................    91,662,000     62,939,000    139,492,000    103,970,000     84,171,000
  Net retained commissions........................    22,699,000     17,573,000     39,143,000     31,548,000     24,108,000
  Surrender charges...............................     3,155,000      2,455,000      5,529,000      5,184,000      5,889,000
  Asset management fees...........................    14,046,000     12,723,000     25,764,000     25,413,000     26,935,000
  Other fees......................................     1,629,000      1,745,000      3,218,000      3,390,000      4,002,000
                                                    ------------   ------------   ------------   ------------   ------------
TOTAL FEE INCOME..................................   133,191,000     97,435,000    213,146,000    169,505,000    145,105,000
                                                    ------------   ------------   ------------   ------------   ------------
GENERAL AND ADMINISTRATIVE EXPENSES...............   (47,470,000)   (47,196,000)   (98,802,000)   (81,552,000)   (64,457,000)
                                                    ------------   ------------   ------------   ------------   ------------
AMORTIZATION OF DEFERRED ACQUISITION COSTS........    (7,674,000)    (3,434,000)   (66,879,000)   (57,520,000)   (58,713,000)
                                                    ------------   ------------   ------------   ------------   ------------
ANNUAL COMMISSIONS................................   (35,579,000)   (27,258,000)    (8,977,000)    (4,613,000)    (2,658,000)
                                                    ------------   ------------   ------------   ------------   ------------
PRETAX INCOME.....................................   114,417,000     30,094,000     94,295,000     69,308,000     64,997,000
Income tax expense................................   (39,758,000)   (10,503,000)   (31,169,000)   (24,252,000)   (25,739,000)
                                                    ------------   ------------   ------------   ------------   ------------
NET INCOME........................................  $ 74,659,000   $ 19,591,000   $ 63,126,000   $ 45,056,000   $ 39,258,000
                                                    ------------   ------------   ------------   ------------   ------------
                                                    ------------   ------------   ------------   ------------   ------------



                             See accompanying notes

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                            SIX MONTHS ENDED MARCH 31,             YEARS ENDED SEPTEMBER 30,
                                                        -----------------------------------   -----------------------------------
                                                              1998               1997               1997               1996
                                                        ----------------   ----------------   ----------------   ----------------
                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................  $     74,659,000   $     19,591,000   $     63,126,000   $     45,056,000
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Interest credited to:
    Fixed annuity contracts...........................        54,680,000         52,346,000        109,217,000         82,690,000
    Guaranteed investment contracts...................         9,042,000         11,986,000         22,650,000         19,974,000
    Net realized investment losses (gains)............       (23,232,000)        20,291,000         17,394,000         13,355,000
    Amortization (accretion) of net premiums
     (discounts) on investments.......................         1,174,000         (4,927,000)       (18,576,000)        (8,976,000)
    Amortization of goodwill..........................           597,000            583,000          1,187,000          1,169,000
    Provision for deferred income taxes...............           779,000         (4,404,000)       (16,024,000)        (3,351,000)
Change in:
  Accrued investment income...........................        (2,424,000)        (3,535,000)        (2,084,000)        (5,483,000)
  Deferred acquisition costs..........................       (63,839,000)       (63,451,000)      (113,145,000)       (60,941,000)
  Other assets........................................       (12,889,000)        (7,976,000)       (14,598,000)        (8,000,000)
  Income taxes currently payable......................        24,996,000          3,533,000         10,779,000          5,766,000
  Other liabilities...................................       (15,189,000)         5,053,000         14,187,000          5,474,000
Other, net............................................           129,000            117,000            418,000           (129,000)
                                                        ----------------   ----------------   ----------------   ----------------
NET CASH PROVIDED BY OPERATING ACTIVITIES.............        48,483,000         29,207,000         74,531,000         86,604,000
                                                        ----------------   ----------------   ----------------   ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of:
    Bonds, notes and redeemable preferred stocks......  $ (1,031,150,000)  $ (1,822,206,000)  $ (2,566,211,000)  $ (1,937,890,000)
    Mortgage loans....................................          (577,000)       (96,504,000)      (266,771,000)       (15,000,000)
    Other investments, excluding short-term
     investments......................................                --         (4,889,000)       (75,556,000)       (36,770,000)
  Sales of:
    Bonds, notes and redeemable preferred stocks......       624,733,000      1,444,348,000      2,299,063,000      1,241,928,000
    Real estate.......................................                --                 --                 --            900,000
    Other investments, excluding short-term
     investments......................................        42,636,000            942,000          6,421,000          4,937,000
  Redemptions and maturities of:
    Bonds, notes and redeemable preferred stocks......       330,775,000        215,577,000        376,847,000        288,969,000
    Mortgage loans....................................        38,770,000                 --         25,920,000         11,324,000
    Other investments, excluding short-term
     investments......................................        68,110,000         17,634,000         23,940,000         20,749,000
                                                        ----------------   ----------------   ----------------   ----------------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES......        73,297,000       (245,098,000)      (176,347,000)      (420,853,000)
                                                        ----------------   ----------------   ----------------   ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Premium receipts on:
    Fixed annuity contracts...........................       629,875,000        688,942,000      1,097,937,000        651,649,000
    Guaranteed investment contracts...................         5,619,000         55,000,000         55,000,000        134,967,000
  Net exchanges to (from) the fixed accounts of
   variable annuity contracts.........................      (564,599,000)      (227,868,000)      (620,367,000)      (236,705,000)
  Withdrawal payments on:
    Fixed annuity contracts...........................      (101,424,000)      (124,474,000)      (242,589,000)      (173,489,000)
    Guaranteed investment contracts...................        (8,296,000)       (62,122,000)      (198,062,000)       (16,492,000)
  Claims and annuity payments on fixed annuity
   contracts..........................................       (16,694,000)       (16,941,000)       (35,731,000)       (31,107,000)
  Net receipts from (repayment of) other short-term
   financings.........................................        (5,352,000)         6,113,000         34,239,000       (119,712,000)
  Capital contributions received......................                --         28,411,000         28,411,000         27,387,000
  Dividends paid......................................                --                 --        (25,500,000)       (29,400,000)
                                                        ----------------   ----------------   ----------------   ----------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES......       (60,871,000)       347,061,000         93,338,000        207,098,000
                                                        ----------------   ----------------   ----------------   ----------------
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM
 INVESTMENTS..........................................        60,909,000        131,170,000         (8,478,000)      (127,151,000)
CASH AND SHORT-TERM INVESTMENTS AT BEGINNING OF
 PERIOD...............................................       113,580,000        122,058,000        122,058,000        249,209,000
                                                        ----------------   ----------------   ----------------   ----------------
CASH AND SHORT-TERM INVESTMENTS AT END OF PERIOD......  $    174,489,000   $    253,228,000   $    113,580,000   $    122,058,000
                                                        ----------------   ----------------   ----------------   ----------------
                                                        ----------------   ----------------   ----------------   ----------------
Supplemental cash flow information:
  Interest paid on indebtedness.......................  $      1,290,000   $      1,608,000   $      7,032,000   $      5,982,000
                                                        ----------------   ----------------   ----------------   ----------------
                                                        ----------------   ----------------   ----------------   ----------------
  Income taxes paid, net of refunds received..........  $     13,987,000   $     11,378,000   $     36,420,000   $     22,031,000
                                                        ----------------   ----------------   ----------------   ----------------
                                                        ----------------   ----------------   ----------------   ----------------


                                                              1995
                                                        ----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................  $     39,258,000
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Interest credited to:
    Fixed annuity contracts...........................        72,975,000
    Guaranteed investment contracts...................         3,733,000
    Net realized investment losses (gains)............         4,363,000
    Amortization (accretion) of net premiums
     (discounts) on investments.......................        (6,865,000)
    Amortization of goodwill..........................         1,168,000
    Provision for deferred income taxes...............        (1,489,000)
Change in:
  Accrued investment income...........................         3,373,000
  Deferred acquisition costs..........................        (7,180,000)
  Other assets........................................         7,047,000
  Income taxes currently payable......................         3,389,000
  Other liabilities...................................         4,063,000
Other, net............................................             7,000
                                                        ----------------
NET CASH PROVIDED BY OPERATING ACTIVITIES.............       123,842,000
                                                        ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of:
    Bonds, notes and redeemable preferred stocks......  $ (1,556,586,000)
    Mortgage loans....................................                --
    Other investments, excluding short-term
     investments......................................       (13,028,000)
  Sales of:
    Bonds, notes and redeemable preferred stocks......     1,026,078,000
    Real estate.......................................        36,813,000
    Other investments, excluding short-term
     investments......................................         5,130,000
  Redemptions and maturities of:
    Bonds, notes and redeemable preferred stocks......       178,688,000
    Mortgage loans....................................        14,403,000
    Other investments, excluding short-term
     investments......................................        13,286,000
                                                        ----------------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES......      (295,216,000)
                                                        ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Premium receipts on:
    Fixed annuity contracts...........................       245,320,000
    Guaranteed investment contracts...................       275,000,000
  Net exchanges to (from) the fixed accounts of
   variable annuity contracts.........................        10,475,000
  Withdrawal payments on:
    Fixed annuity contracts...........................      (237,977,000)
    Guaranteed investment contracts...................        (1,638,000)
  Claims and annuity payments on fixed annuity
   contracts..........................................       (31,237,000)
  Net receipts from (repayment of) other short-term
   financings.........................................         3,202,000
  Capital contributions received......................                --
  Dividends paid......................................                --
                                                        ----------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES......       263,145,000
                                                        ----------------
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM
 INVESTMENTS..........................................        91,771,000
CASH AND SHORT-TERM INVESTMENTS AT BEGINNING OF
 PERIOD...............................................       157,438,000
                                                        ----------------
CASH AND SHORT-TERM INVESTMENTS AT END OF PERIOD......  $    249,209,000
                                                        ----------------
                                                        ----------------
Supplemental cash flow information:
  Interest paid on indebtedness.......................  $      3,235,000
                                                        ----------------
                                                        ----------------
  Income taxes paid, net of refunds received..........  $     23,656,000
                                                        ----------------
                                                        ----------------



                             See accompanying notes

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.  NATURE OF OPERATIONS



Anchor National Life Insurance Company (the "Company") is a wholly owned indirect subsidiary of SunAmerica, Inc. (the "Parent"). The Company is an Arizona-domiciled life insurance company and conducts its business through three segments: annuity operations, asset management and broker-dealer operations. Annuity operations include the sale and administration of fixed and variable annuities and guaranteed investment contracts. Asset management, which includes the sale and management of mutual funds, is conducted by SunAmerica Asset Management Corp. Broker-dealer operations include the sale of securities and financial services products, and are conducted by Royal Alliance Associates, Inc.



The operations of the Company are influenced by many factors, including general economic conditions, monetary and fiscal policies of the federal government, and policies of state and other regulatory authorities. The level of sales of the Company's financial products is influenced by many factors, including general market rates of interest; strength, weakness and volatility of equity markets; and terms and conditions of competing financial products. The Company is exposed to the typical risks normally associated with a portfolio of fixed-income securities, namely interest rate, option, liquidity and credit risk. The Company controls its exposure to these risks by, among other things, closely monitoring and matching the duration of its assets and liabilities, monitoring and limiting prepayment and extension risk in its portfolio, maintaining a large percentage of its portfolio in highly liquid securities, and engaging in a disciplined process of underwriting, reviewing and monitoring credit risk. The Company also is exposed to market risk, as market volatility may result in reduced fee income in the case of assets managed in mutual funds and held in separate accounts.



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



BASIS OF PRESENTATION: The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Certain prior period amounts have been reclassified to conform with the 1997 presentation.



The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.



INVESTMENTS: Cash and short-term investments primarily include cash, commercial paper, money market investments, repurchase agreements and short-term bank participations. All such investments are carried at cost plus accrued interest, which approximates fair value, have maturities of three months or less and are considered cash equivalents for purposes of reporting cash flows.



Bonds, notes and redeemable preferred stocks available for sale and common stocks are carried at aggregate fair value and changes in unrealized gains or losses, net of tax, are credited or charged directly to shareholder's equity. Bonds, notes and redeemable preferred stocks are reduced to estimated net realizable value when necessary for declines in value considered to be other than temporary. Estimates of net realizable value are subjective and actual realization will be dependent upon future events.



Mortgage loans are carried at amortized unpaid balances, net of provisions for estimated losses. Real estate is carried at the lower of cost or fair value. Other invested assets include investments in limited partnerships, which are accounted for by using the cost method of accounting; separate account investments; leveraged leases; policy loans, which are carried at unpaid balances; and collateralized mortgage obligation residuals.



Realized gains and losses on the sale of investments are recognized in operations at the date of sale and are determined using the specific cost identification method. Premiums and discounts on investments are amortized to investment income using the interest method over the contractual lives of the investments.



INTEREST RATE SWAP AGREEMENTS: The net differential to be paid or received on interest rate swap agreements ("Swap Agreements") entered into to reduce the impact of changes in interest rates is recognized over the lives of the agreements, and such differential is classified as Interest Expense in the income statement. All outstanding Swap Agreements are designated as hedges and, therefore, are not marked to market. However, in the event that a hedged asset/liability were to be sold or repaid before the related Swap Agreement matures, the Swap Agreement would be marked to market and any gain/loss classified with any gain/loss realized on the disposition of the hedged asset/liability. Subsequently, the Swap Agreement would be marked to market and the resulting

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


change in fair value would be included in Investment Income in the income statement. In the event that a Swap Agreement that is designated as a hedge were to be terminated before its contractual maturity, any resulting gain/loss would be credited/charged to the carrying value of the asset/liability that it hedged.



DEFERRED ACQUISITION COSTS: Policy acquisition costs are deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the annuity contracts. Estimated gross profits are composed of net interest income, net realized investment gains and losses, variable annuity fees, surrender charges and direct administrative expenses. Costs incurred to sell mutual funds are also deferred and amortized over the estimated lives of the funds obtained. Deferred acquisition costs consist of commissions and other costs that vary with, and are primarily related to, the production or acquisition of new business.



As debt and equity securities available for sale are carried at aggregate fair value, an adjustment is made to deferred acquisition costs equal to the change in amortization that would have been recorded if such securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. The change in this adjustment, net of tax, is included with the change in net unrealized gains or losses on debt and equity securities available for sale that is credited or charged directly to shareholder's equity. Deferred Acquisition Costs have been decreased by $16,400,000 at September 30, 1997 and increased by $4,200,000 at September 30, 1996 for this adjustment.



VARIABLE ANNUITY ASSETS AND LIABILITIES: The assets and liabilities resulting from the receipt of variable annuity premiums are segregated in separate accounts. The Company receives administrative fees for managing the funds and other fees for assuming mortality and certain expense risks. Such fees are included in Variable Annuity Fees in the income statement.



GOODWILL: Goodwill, amounting to $18,311,000 at September 30, 1997, is amortized by using the straight-line method over periods averaging 25 years and is included in Other Assets in the balance sheet. Goodwill is evaluated for impairment when events or changes in economic conditions indicate that the carrying amount may not be recoverable.



CONTRACTHOLDER RESERVES: Contractholder reserves for fixed annuity contracts and guaranteed investment contracts are accounted for as investment-type contracts in accordance with Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," and are recorded at accumulated value (premiums received, plus accrued interest, less withdrawals and assessed fees).



FEE INCOME: Variable annuity fees, asset management fees and surrender charges are recorded in income as earned. Net retained commissions are recognized as income on a trade-date basis.



INCOME TAXES: The Company is included in the consolidated federal income tax return of the Parent and files as a "life insurance company" under the provisions of the Internal Revenue Code of 1986. Income taxes have been calculated as if the Company filed a separate return. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



3.  INVESTMENTS



The amortized cost and estimated fair value of bonds, notes and redeemable preferred stocks available for sale by major category follow:



                                                                                                   ESTIMATED FAIR
                                                                                  AMORTIZED COST        VALUE
                                                                                  ---------------  ---------------
AT SEPTEMBER 30, 1997:
  Securities of the United States Government....................................  $    18,496,000  $    18,962,000
  Mortgage-backed securities....................................................      636,018,000      649,196,000
  Securities of public utilities................................................       22,792,000       22,893,000
  Corporate bonds and notes.....................................................      984,573,000    1,012,559,000
  Redeemable preferred stocks...................................................        6,125,000        6,681,000
  Other debt securities.........................................................      274,481,000      275,903,000
                                                                                  ---------------  ---------------
  Total available for sale......................................................  $ 1,942,485,000  $ 1,986,194,000
                                                                                  ---------------  ---------------
                                                                                  ---------------  ---------------
AT SEPTEMBER 30, 1996:
  Securities of the United States Government....................................  $   311,458,000  $   304,538,000
  Mortgage-backed securities....................................................      747,653,000      741,876,000
  Securities of public utilities................................................        3,684,000        3,672,000
  Corporate bonds and notes.....................................................      590,071,000      591,148,000
  Redeemable preferred stocks...................................................        9,064,000        8,664,000
  Other debt securities.........................................................      339,094,000      337,373,000
                                                                                  ---------------  ---------------
  Total available for sale......................................................  $ 2,001,024,000  $ 1,987,271,000
                                                                                  ---------------  ---------------
                                                                                  ---------------  ---------------



The amortized cost and estimated fair value of bonds, notes and redeemable preferred stocks available for sale by contractual maturity, as of September 30, 1997, follow:



                                                                                                   ESTIMATED FAIR
                                                                                  AMORTIZED COST        VALUE
                                                                                  ---------------  ---------------
  Due in one year or less.......................................................  $    19,067,000  $    20,575,000
  Due after one year through five years.........................................      277,350,000      281,296,000
  Due after five years through ten years........................................      631,083,000      650,242,000
  Due after ten years...........................................................      378,967,000      384,885,000
  Mortgage-backed securities....................................................      636,018,000      649,196,000
                                                                                  ---------------  ---------------
  Total available for sale......................................................  $ 1,942,485,000  $ 1,986,194,000
                                                                                  ---------------  ---------------
                                                                                  ---------------  ---------------



Actual maturities of bonds, notes and redeemable preferred stocks will differ from those shown above due to prepayments and redemptions.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



3.  INVESTMENTS (CONTINUED)


Gross unrealized gains and losses on bonds, notes and redeemable preferred stocks available for sale by major category follow:



                                                                                          GROSS          GROSS
                                                                                        UNREALIZED    UNREALIZED
                                                                                          GAINS         LOSSES
                                                                                       ------------  -------------
AT SEPTEMBER 30, 1997:
  Securities of the United States Government.........................................  $    498,000  $     (32,000)
  Mortgage-backed securities.........................................................    14,998,000     (1,820,000)
  Securities of public utilities.....................................................       141,000        (40,000)
  Corporate bonds and notes..........................................................    28,691,000       (705,000)
  Redeemable preferred stocks........................................................       556,000             --
  Other debt securities..............................................................     1,569,000       (147,000)
                                                                                       ------------  -------------
  Total available for sale...........................................................  $ 46,453,000  $  (2,744,000)
                                                                                       ------------  -------------
                                                                                       ------------  -------------
AT SEPTEMBER 30, 1996:
  Securities of the United States Government.........................................  $    284,000  $  (7,204,000)
  Mortgage-backed securities.........................................................     7,734,000    (13,511,000)
  Securities of public utilities.....................................................         1,000        (13,000)
  Corporate bonds and notes..........................................................    11,709,000    (10,632,000)
  Redeemable preferred stocks........................................................        16,000       (416,000)
  Other debt securities..............................................................       431,000     (2,152,000)
                                                                                       ------------  -------------
  Total available for sale...........................................................  $ 20,175,000  $ (33,928,000)
                                                                                       ------------  -------------
                                                                                       ------------  -------------



At September 30, 1997, gross unrealized gains on equity securities available for sale aggregated $1,004,000 and there were no unrealized losses. At September 30, 1996, gross unrealized gains on equity securities available for sale aggregated $1,368,000 and gross unrealized losses aggregated $309,000.



Gross realized investment gains and losses on sales of investments are as follows:



                                                                                YEARS ENDED SEPTEMBER 30,
                                                                       -------------------------------------------
                                                                           1997           1996           1995
                                                                       -------------  -------------  -------------
BONDS, NOTES AND REDEEMABLE
 PREFERRED STOCKS:
  Available for sale:
    Realized gains...................................................  $  22,179,000  $  14,532,000  $  15,983,000
    Realized losses..................................................    (25,310,000)   (10,432,000)   (21,842,000)
  Held for investment:
    Realized gains...................................................             --             --      2,413,000
    Realized losses..................................................             --             --       (586,000)
COMMON STOCKS:
  Realized gains.....................................................      4,002,000        511,000        994,000
  Realized losses....................................................       (312,000)    (3,151,000)      (114,000)
OTHER INVESTMENTS:
  Realized gains.....................................................      2,450,000      1,135,000      3,561,000
  Realized losses....................................................             --             --        (12,000)
IMPAIRMENT WRITEDOWNS................................................    (20,403,000)   (15,950,000)    (4,760,000)
                                                                       -------------  -------------  -------------
Total net realized investment losses.................................  $ (17,394,000) $ (13,355,000) $  (4,363,000)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



3.  INVESTMENTS (CONTINUED)


The sources and related amounts of investment income are as follows:



                                                                               YEARS ENDED SEPTEMBER 30,
                                                                      -------------------------------------------
                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Short-term investments..............................................  $  11,780,000  $  10,647,000  $   8,308,000
Bonds, notes and redeemable preferred stocks........................    163,038,000    140,387,000    107,643,000
Mortgage loans......................................................     17,632,000      8,701,000      7,419,000
Common stocks.......................................................         16,000          8,000          3,000
Real estate.........................................................       (296,000)      (196,000)       (51,000)
Limited partnerships................................................      6,725,000      4,073,000      5,128,000
Other invested assets...............................................     11,864,000      1,011,000      1,016,000
                                                                      -------------  -------------  -------------
      Total investment income.......................................  $ 210,759,000  $ 164,631,000  $ 129,466,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------



Expenses incurred to manage the investment portfolio amounted to $2,050,000 for the year ended September 30, 1997, $1,737,000 for the year ended September 30, 1996, and $1,983,000 for the year ended September 30, 1995 and are included in General and Administrative Expenses in the income statement.



At September 30, 1997, no investment exceeded 10% of the Company's consolidated shareholder's equity.



At September 30, 1997, mortgage loans were collateralized by properties located in 21 states, with loans totaling approximately 13% of the aggregate carrying value of the portfolio secured by properties located in New York and approximately 12% by properties located in California. No more than 10% of the portfolio was secured by properties in any other single state.



At September 30, 1997, bonds, notes and redeemable preferred stocks included $216,877,000 (fair value of $227,169,000) of bonds and notes not rated investment grade. The Company had no material concentrations of non-investment-grade assets at September 30, 1997.



At September 30, 1997, the amortized cost of investments in default as to the payment of principal or interest was $1,378,000, consisting of $500,000 of non-investment-grade bonds and $878,000 of mortgage loans. Such nonperforming investments had an estimated fair value of $1,378,000.



As a component of its asset and liability management strategy, the Company utilizes Swap Agreements to match assets more closely to liabilities. Swap Agreements are agreements to exchange with a counterparty interest rate payments of differing character (for example, variable-rate payments exchanged for fixed-rate payments) based on an underlying principal balance (notional principal) to hedge against interest rate changes. The Company typically utilizes Swap Agreements to create a hedge that effectively converts floating-rate assets and liabilities to fixed-rate instruments. At September 30, 1997, the Company had one outstanding Swap Agreement with a notional principal amount of $15.9 million, which matures in December, 2024. The net interest paid amounted to $0.1 million for the year ended September 30, 1997, and is included in Interest Expense on Guaranteed Investment Contracts in the income statement.



At September 30, 1997, $5,276,000 of bonds, at amortized cost, were on deposit with regulatory authorities in accordance with statutory requirements.



4.  FAIR VALUE OF FINANCIAL INSTRUMENTS



The following estimated fair value disclosures are limited to reasonable estimates of the fair value of only the Company's financial instruments. The disclosures do not address the value of the Company's recognized and unrecognized nonfinancial assets (including its real estate investments and other invested assets except for cost-method partnerships) and liabilities or the value of anticipated future business. The Company does not plan to sell most of its assets or settle most of its liabilities at these estimated fair values.



The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Selling expenses and potential taxes are not included. The estimated fair

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



4.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


value amounts were determined using available market information, current pricing information and various valuation methodologies. If quoted market prices were not readily available for a financial instrument, management determined an estimated fair value. Accordingly, the estimates may not be indicative of the amounts the financial instruments could be exchanged for in a current or future market transaction.



The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:



CASH AND SHORT TERM INVESTMENTS: Carrying value is considered to be a reasonable estimate of fair value.



BONDS, NOTES AND REDEEMABLE PREFERRED STOCKS: Fair value is based principally on independent pricing services, broker quotes and other independent information.



MORTGAGE LOANS: Fair values are primarily determined by discounting future cash flows to the present at current market rates, using expected prepayment rates.



COMMON STOCKS: Fair value is based principally on independent pricing services, broker quotes and other independent information.



COST-METHOD PARTNERSHIPS: Fair value of limited partnerships accounted for by using the cost method is based upon the fair value of the net assets of the partnerships as determined by the general partners.



VARIABLE ANNUITY ASSETS: Variable annuity assets are carried at the market value of the underlying securities.



RECEIVABLE FROM (PAYABLE TO) BROKERS FOR SALES (PURCHASES) OF SECURITIES: Such obligations represent net transactions of a short-term nature for which the carrying value is considered a reasonable estimate of fair value.



RESERVES FOR FIXED ANNUITY CONTRACTS: Deferred annuity contracts and single premium life contracts are assigned a fair value equal to current net surrender value. Annuitized contracts are valued based on the present value of future cash flows at current pricing rates.



RESERVES FOR GUARANTEED INVESTMENT CONTRACTS: Fair value is based on the present value of future cash flows at current pricing rates and is net of the estimated fair value of hedging Swap Agreements, determined from independent broker quotes.



VARIABLE ANNUITY LIABILITIES: Fair values of contracts in the accumulation phase are based on net surrender values. Fair values of contracts in the payout phase are based on the present value of future cash flows at assumed investment rates.



SUBORDINATED NOTES PAYABLE TO PARENT: Fair value is estimated based on the quoted market prices for similar issues.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



4.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


The estimated fair values of the Company's financial instruments at September 30, 1997 and 1996, compared with their respective carrying values, are as follows:



                                                                         CARRYING VALUE     FAIR VALUE
                                                                         ---------------  ---------------
1997:

ASSETS:
  Cash and short-term investments......................................  $   113,580,000  $   113,580,000
  Bonds, notes and redeemable preferred stocks.........................    1,986,194,000    1,986,194,000
  Mortgage loans.......................................................      339,530,000      354,495,000
  Common stocks........................................................        1,275,000        1,275,000
  Cost-method partnerships.............................................       46,880,000       84,186,000
  Variable annuity assets..............................................    9,343,200,000    9,343,200,000

LIABILITIES:
  Reserves for fixed annuity contracts.................................    2,098,803,000    2,026,258,000
  Reserves for guaranteed investment contracts.........................      295,175,000      295,175,000
  Payable to brokers for purchases of securities.......................          263,000          263,000
  Variable annuity liabilities.........................................    9,343,200,000    9,077,200,000
  Subordinated notes payable to Parent.................................       36,240,000       37,393,000
                                                                         ---------------  ---------------
                                                                         ---------------  ---------------
1996:

ASSETS:
  Cash and short-term investments......................................  $   122,058,000  $   122,058,000
  Bonds, notes and redeemable preferred stocks.........................    1,987,271,000    1,987,271,000
  Mortgage loans.......................................................       98,284,000      102,112,000
  Common stocks........................................................        3,970,000        3,970,000
  Cost-method partnerships.............................................       45,070,000       70,553,000
  Receivable from brokers for sales of securities......................       52,348,000       52,348,000
  Variable annuity assets..............................................    6,311,557,000    6,311,557,000

LIABILITIES:
  Reserves for fixed annuity contracts.................................    1,789,962,000    1,738,784,000
  Reserves for guaranteed investment contracts.........................      415,544,000      416,695,000
  Variable annuity liabilities.........................................    6,311,557,000    6,117,508,000
  Subordinated notes payable to Parent.................................       35,832,000       37,339,000
                                                                         ---------------  ---------------
                                                                         ---------------  ---------------



5.  SUBORDINATED NOTES PAYABLE TO PARENT



Subordinated notes payable to Parent equalled $36,240,000 at an interest rate of 9% at September 30, 1997 and require principal payments of $7,500,000 in 1998, $23,060,000 in 1999 and $5,400,000 in 2000.



6.  CONTINGENT LIABILITIES



The Company has entered into three agreements in which it has provided liquidity support for certain short-term securities of three municipalities by agreeing to purchase such securities in the event there is no other buyer in the short-term marketplace. In return the Company receives a fee. The maximum liability under these guarantees is $242,600,000. Management does not anticipate any material future losses with respect to these liquidity support facilities.



The Company is involved in various kinds of litigation common to its businesses. These cases are in various stages of development and, based on reports of counsel, management believes that provisions made for potential losses relating to such litigation are adequate and any further liabilities and costs will not have a material adverse impact upon the Company's financial position or results of operations.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



7.  SHAREHOLDER'S EQUITY



The Company is authorized to issue 4,000 shares of its $1,000 par value Common Stock. At September 30, 1997 and 1996, 3,511 shares were outstanding.



Changes in shareholder's equity are as follows:



                                                                      YEARS ENDED SEPTEMBER 30,
                                                             -------------------------------------------
                                                                 1997           1996           1995
                                                             -------------  -------------  -------------
ADDITIONAL PAID-IN CAPITAL:
  Beginning balance........................................  $ 280,263,000  $ 252,876,000  $ 252,876,000
  Capital contributions received...........................     28,411,000     27,387,000             --
                                                             -------------  -------------  -------------
  Ending balance...........................................  $ 308,674,000  $ 280,263,000  $ 252,876,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------
RETAINED EARNINGS:
  Beginning balance........................................    207,002,000    191,346,000    152,088,000
  Net income...............................................     63,126,000     45,056,000     39,258,000
  Dividend paid............................................    (25,500,000)   (29,400,000)            --
                                                             -------------  -------------  -------------
  Ending balance...........................................  $ 244,628,000  $ 207,002,000  $ 191,346,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------
NET UNREALIZED GAINS/LOSSES ON DEBT AND EQUITY SECURITIES
 AVAILABLE FOR SALE:
  Beginning balance........................................  $  (5,521,000) $  (5,673,000) $ (24,953,000)
  Change in net unrealized gains/losses on debt securities
   available for sale......................................     57,463,000     (2,904,000)    71,302,000
  Change in net unrealized gains/losses on equity
   securities available for sale...........................        (55,000)     3,538,000     (1,240,000)
  Change in adjustment to deferred acquisition costs.......    (20,600,000)      (400,000)   (40,400,000)
  Tax effects of net changes...............................    (12,882,000)       (82,000)   (10,382,000)
                                                             -------------  -------------  -------------
  Ending balance...........................................  $  18,405,000  $  (5,521,000) $  (5,673,000)
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------



Dividends that the Company may pay to its shareholder in any year without prior approval of the Arizona Department of Insurance are limited by statute. The maximum amount of dividends which can be paid to shareholders of insurance companies domiciled in the state of Arizona without obtaining the prior approval of the Insurance Commissioner is limited to the lesser of either 10% of the preceding year's statutory surplus or the preceding year's statutory net gain from operations. Dividends in the amounts of $25,500,000 and $29,400,000 were paid on April 1, 1997 and March 18, 1996, respectively. No dividends were paid in fiscal year 1995.



Under statutory accounting principles utilized in filings with insurance regulatory authorities, the Company's net income for the nine months ended September 30, 1997 was $45,743,000. The statutory net income for the year ended December 31, 1996 was $27,928,000 and for the year ended December 31, 1995 was $30,673,000. The Company's statutory capital and surplus was $325,712,000 at September 30, 1997, $311,176,000 at December 31, 1996 and $294,767,000 at
December 31, 1995.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



8.  INCOME TAXES



The components of the provisions for federal income taxes on pretax income consist of the following:



                                                              NET REALIZED
                                                               INVESTMENT
                                                                  GAINS
                                                                (LOSSES)      OPERATIONS        TOTAL
                                                              -------------  -------------  -------------
1997:

Currently payable...........................................  $  (3,635,000) $  50,828,000  $  47,193,000
Deferred....................................................     (2,258,000)   (13,766,000)   (16,024,000)
                                                              -------------  -------------  -------------
Total income tax expense....................................  $  (5,893,000) $  37,062,000  $  31,169,000
                                                              -------------  -------------  -------------
                                                              -------------  -------------  -------------
1996:

Currently payable...........................................  $   5,754,000  $  21,849,000  $  27,603,000
Deferred....................................................    (10,347,000)     6,996,000     (3,351,000)
                                                              -------------  -------------  -------------
Total income tax expense....................................  $  (4,593,000) $  28,845,000  $  24,252,000
                                                              -------------  -------------  -------------
                                                              -------------  -------------  -------------
1995:

Currently payable...........................................  $   4,248,000  $  22,980,000  $  27,228,000
Deferred....................................................     (6,113,000)     4,624,000     (1,489,000)
                                                              -------------  -------------  -------------
Total income tax expense....................................  $  (1,865,000) $  27,604,000  $  25,739,000
                                                              -------------  -------------  -------------
                                                              -------------  -------------  -------------



Income taxes computed at the United States federal income tax rate of 35% and income taxes provided differ as follows:



                                                                        YEARS ENDED SEPTEMBER 30,
                                                                 ----------------------------------------
                                                                     1997          1996          1995
                                                                 ------------  ------------  ------------
Amount computed at statutory rate..............................  $ 33,003,000  $ 24,258,000  $ 22,749,000
Increases (decreases) resulting from:
  Amortization of differences between book and tax bases of net
   assets acquired.............................................       666,000       464,000     3,049,000
  State income taxes, net of federal tax benefit...............     1,950,000     2,070,000       437,000
  Dividends-received deduction.................................    (4,270,000)   (2,357,000)           --
  Tax credits..................................................      (318,000)     (257,000)     (168,000)
  Other, net...................................................       138,000        74,000      (328,000)
                                                                 ------------  ------------  ------------
Total income tax expense.......................................  $ 31,169,000  $ 24,252,000  $ 25,739,000
                                                                 ------------  ------------  ------------
                                                                 ------------  ------------  ------------



For United States federal income tax purposes, certain amounts from life insurance operations are accumulated in a memorandum policyholders' surplus account and are taxed only when distributed to shareholders or when such account exceeds prescribed limits. The accumulated policyholders' surplus was $14,300,000 at September 30, 1997. The Company does not anticipate any transactions which would cause any part of this surplus to be taxable.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



8.  INCOME TAXES (CONTINUED)


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The significant components of the liability for Deferred Income Taxes are as follows:



                                                                           SEPTEMBER 30,
                                                                   -----------------------------
                                                                        1997           1996
                                                                   --------------  -------------
DEFERRED TAX LIABILITIES:
Investments......................................................  $   13,160,000  $  15,036,000
Deferred acquisition costs.......................................     154,949,000    136,747,000
State income taxes...............................................       1,777,000      1,466,000
Net unrealized gains on debt and equity securities available for
 sale............................................................       9,910,000             --
                                                                   --------------  -------------
Total deferred tax liabilities...................................     179,796,000    153,249,000
                                                                   --------------  -------------
DEFERRED TAX ASSETS:
Contractholder reserves..........................................    (108,090,000)   (77,522,000)
Guaranty fund assessments........................................      (2,707,000)    (1,031,000)
Other assets.....................................................      (1,952,000)    (1,534,000)
Net unrealized losses on debt and equity securities available for
 sale............................................................              --     (2,973,000)
                                                                   --------------  -------------
Total deferred tax assets........................................    (112,749,000)   (83,060,000)
                                                                   --------------  -------------
Deferred income taxes............................................  $   67,047,000  $  70,189,000
                                                                   --------------  -------------
                                                                   --------------  -------------



9.  RELATED PARTY MATTERS



The Company pays commissions to two affiliated companies, SunAmerica Securities, Inc. and Advantage Capital Corp. Commissions paid to these broker-dealers totaled $25,492,000 in 1997, $16,906,000 in 1996, and $9,435,000 in 1995. These
broker-dealers, when combined with the Company's wholly owned broker-dealer, represent a significant portion of the Company's business, amounting to approximately 36.1%, 38.3%, and 40.6% of premiums in 1997, 1996, and 1995, respectively. The Company also sells its products through unaffiliated broker-dealers, the largest two of which represented approximately 19.2% and 10.1% of premiums in 1997, 19.7% and 10.2% in 1996, and 18.8% and 4.3% in 1995,
respectively.



The Company purchases administrative, investment management, accounting, marketing and data processing services from SunAmerica Financial, Inc., whose purpose is to provide services to the SunAmerica companies. Amounts paid for such services totaled $86,116,000 for the year ended September 30, 1997, $65,351,000 for the year ended September 30, 1996 and $42,083,000 for the year ended September 30, 1995. Such amounts are included in General and Administrative Expenses in the income statement.



The Parent made capital contributions of $28,411,000 in December 1996 and $27,387,000 in December 1995 to the Company, through the Company's direct parent, in exchange for the termination of its guaranty with respect to certain real estate owned in Arizona. Accordingly, the Company reduced the carrying value of this real estate to estimated fair value to reflect the termination of the guaranty.



During the year ended September 30, 1995, the Company sold to the Parent real estate for cash equal to its carrying value of $29,761,000.



During the year ended September 30, 1997, the Company sold various invested assets to SunAmerica Life Insurance Company and to CalAmerica Life Insurance Company for cash equal to their current market values of $15,776,000 and $15,000, respectively. The Company recorded net gains aggregating $276,000 on such transactions.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



9.  RELATED PARTY MATTERS (CONTINUED)


During the year ended September 30, 1997, the Company also purchased certain invested assets from SunAmerica Life Insurance Company and from CalAmerica Life Insurance Company for cash equal to their current market values of $8,717,000 and $284,000, respectively.



During the year ended September 30, 1996, the Company sold various invested assets to the Parent and to SunAmerica Life Insurance Company for cash equal to their current market values of $274,000 and $47,321,000, respectively. The Company recorded net losses aggregating $3,000 on such transactions.



During the year ended September 30, 1996, the Company also purchased certain invested assets from SunAmerica Life Insurance Company for cash equal to their current market values, which aggregated $28,379,000.



10. BUSINESS SEGMENTS



Summarized data for the Company's business segments follow:



                                                               TOTAL
                                                            DEPRECIATION
                                                                AND
                                                 TOTAL      AMORTIZATION     PRETAX
                                               REVENUES       EXPENSE        INCOME       TOTAL ASSETS
                                             -------------  ------------  ------------  ----------------
1997:

Annuity operations.........................  $ 332,845,000  $ 55,675,000  $ 74,792,000  $ 12,438,021,000
Broker-dealer operations...................     38,005,000       689,000    16,705,000        51,400,000
Asset management...........................     35,661,000    16,357,000     2,798,000        81,518,000
                                             -------------  ------------  ------------  ----------------
Total......................................  $ 406,511,000  $ 72,721,000  $ 94,295,000  $ 12,570,939,000
                                             -------------  ------------  ------------  ----------------
                                             -------------  ------------  ------------  ----------------
1996:

Annuity operations.........................  $ 256,681,000  $ 43,974,000  $ 53,827,000  $  9,092,770,000
Broker-dealer operations...................     31,053,000       449,000    13,033,000        37,355,000
Asset management...........................     33,047,000    18,295,000     2,448,000        74,410,000
                                             -------------  ------------  ------------  ----------------
Total......................................  $ 320,781,000  $ 62,718,000  $ 69,308,000  $  9,204,535,000
                                             -------------  ------------  ------------  ----------------
                                             -------------  ------------  ------------  ----------------
1995:

Annuity operations.........................  $ 211,587,000  $ 38,350,000  $ 55,462,000  $  7,667,946,000
Broker-dealer operations...................     24,194,000       411,000     9,025,000        29,241,000
Asset management...........................     34,427,000    24,069,000       510,000        86,510,000
                                             -------------  ------------  ------------  ----------------
Total......................................  $ 270,208,000  $ 62,830,000  $ 64,997,000  $  7,783,697,000
                                             -------------  ------------  ------------  ----------------
                                             -------------  ------------  ------------  ----------------

APPENDIX A - CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------


                                                                                          INCEPTION TO
STRATEGIES                                                                                  3/31/98
-------------------------------------------------------------------------------------  ------------------
---------------------------------------------------------------------------------------------------------

Growth (Inception Date 4/15/97)
  Beginning AUV......................................................................           10.00
  End AUV............................................................................           13.09
  End #AUs...........................................................................       3,950,133
---------------------------------------------------------------------------------------------------------

Moderate Growth (Inception Date 4/15/97)
  Beginning AUV......................................................................           10.00
  End AUV............................................................................           12.76
  End #AUs...........................................................................       3,639,458
---------------------------------------------------------------------------------------------------------

Balanced Growth (Inception Date 4/15/97)
  Beginning AUV......................................................................           10.00
  End AUV............................................................................           12.44
  End #AUs...........................................................................       2,789,702
---------------------------------------------------------------------------------------------------------

Conservative Growth (Inception Date 4/15/97)
  Beginning AUV......................................................................           10.00
  End AUV............................................................................           12.06
  End #AUs...........................................................................       1,536,220
---------------------------------------------------------------------------------------------------------

APPENDIX B - MARKET VALUE ADJUSTMENT

--------------------------------------------------------------------------------

The Market Value Adjustment reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate. The longer the period of time remaining in the term you initially agreed to leave your money in the fixed investment option, the greater the impact of the Market Value Adjustment. The impact of the Market Value Adjustment can be either positive or negative, and is computed by multiplying the amount withdrawn, transferred or annuitized by the following factor:

                                               N/12
                          [(1+I)/(1+J+0.005*)]     -1

where:

                I is the Guarantee Rate you are earning on the money invested in the fixed investment option;


                J is the Guarantee Rate then currently available for the period of time equal to the number of years (rounded up to an integer) remaining in the term you initially agreed to leave your money in the fixed investment option; and


                N is the number of full months remaining in the term you initially agreed to leave your money in the fixed investment option.

* if the issue state is Pennsylvania, this number will be zero.

EXAMPLES OF THE MARKET VALUE ADJUSTMENT

The examples below assume the following:

    (1) You made an initial Purchase Payment of $10,000 and allocated it to the ten year fixed investment option at a Guarantee Rate of 7%;

    (2) You make a partial withdrawal of $4,000 when 2 1/2 years (30 months) remain in the ten year term you initially agreed to leave your money in the fixed investment option (N=30);

    (3) you have not made any other transfers, additional Purchase Payments, or withdrawals.

No withdrawal charges are reflected in the examples because your Purchase Payment has been in the contract for more than 7 full years.

NEGATIVE ADJUSTMENT:

Assume that on the date of withdrawal, the Guarantee Rate in effect for a new investment in the three year (rounded up to the next full year) fixed investment option is 8%:

The Market Value Adjustment factor is equal to:
                N/12
[(1+I)/(1+J+.005)]     -1
                 30/12
[(1.07)/(1.08+.005)]      -1
         2.5
(0.986175)    -1
0.965795-1
-0.034205

The requested withdrawal amount is multiplied by the Market Value Adjustment factor to determine the Market Value Adjustment:

                         $4,000 X (-0.034205)= -$136.82

$136.82 represents the Market Value Adjustment that will be deducted from the remaining money in the ten year fixed investment option.

POSITIVE ADJUSTMENT:

Assume that on the date of withdrawal, the Guarantee Rate in effect for a new investment in the three year (rounded up to the next full year) fixed investment option is 6%:

The Market Value Adjustment factor is equal to:
                            N/12
           [(1+I)/(1+J+.005)]     -1
                            30/12
           [(1.07)/(1.06+.005)]      -1
                    2.5
           (1.004695)    -1
           1.011778-1
           +0.011778

The requested withdrawal amount is multiplied by the Market Value Adjustment factor to determine the Market Value Adjustment:

                            $4,000 X .011778= +47.11

$47.11 represents the Market Value Adjustment that would be added to your withdrawal.

APPENDIX C - PREMIUM TAXES

--------------------------------------------------------------------------------


Premium taxes vary according to the state and are subject to change without notice. In many states, there is no tax at all. Listed below are the tax rates payable on premiums in effect in those states that assess a premium tax, as of the date of this prospectus. For current information you should consult your tax advisor. Additionally, please see "Expenses" for additional information on Premium Taxes.



                                                                                  QUALIFIED    NON-QUALIFIED
STATE                                                                             CONTRACT       CONTRACT
-------------------------------------------------------------------------------  -----------  ---------------
California.....................................................................         .50%          2.35%
District of Columbia...........................................................        2.25%          2.25%
Kentucky.......................................................................           2%             2%
Maine..........................................................................           0%             2%
Nevada.........................................................................           0%           3.5%
South Dakota...................................................................           0%          1.25%
West Virginia..................................................................           1%             1%
Wyoming........................................................................           0%             1%

                                     [LOGO]

                              SEASONS SERIES TRUST
                                 P.O. BOX 54299
                       LOS ANGELES, CALIFORNIA 90054-0299



Seasons Series Trust (the "Trust") is an open-end, management investment company. The Trust consists of six separate portfolios (the "Portfolios"), including four multi-managed portfolios (the "Multi-Managed Portfolios"). Each of the Portfolios has its own investment objective. The Trust seeks to provide investors with an asset allocation strategy consistent with the investment strategy selected in the Seasons Variable Annuity Contract (the "Contract").



The following is a brief statement of the investment objective of each
Portfolio:



The MULTI-MANAGED GROWTH PORTFOLIO seeks long-term growth of capital.



The MULTI-MANAGED MODERATE GROWTH PORTFOLIO seeks long-term growth of capital, with capital preservation as a secondary objective.



The MULTI-MANAGED INCOME/EQUITY PORTFOLIO seeks conservation of principal while maintaining some potential for long-term growth of capital.



The MULTI-MANAGED INCOME PORTFOLIO seeks capital preservation.



The ASSET ALLOCATION: DIVERSIFIED GROWTH PORTFOLIO seeks capital appreciation.



The STOCK PORTFOLIO seeks long-term capital appreciation, and secondarily, increasing dividend income through investments primarily in well- established growth companies.



Each Multi-Managed Portfolio of the Trust, representing a different asset allocation strategy, seeks to achieve its investment objective by investing to varying degrees in a diverse portfolio of common stocks, securities with equity characteristics (such as preferred stocks, warrants or fixed income securities convertible into common stock), corporate and U.S. government fixed income securities, money market instruments and cash or cash equivalents. The assets of each Multi-Managed Portfolio are allocated among the same three investment managers, but in differing percentages depending on the Portfolio's overall investment strategy. Each of the three investment managers manages its respective portion or portions of the Multi-Managed Portfolios according to a separate investment strategy or strategies as described below.



As a result of the market risk inherent in any investment, there is no assurance that the investment objectives of any of the Portfolios will be achieved. INVESTMENTS IN A PORTFOLIO ARE NEITHER INSURED NOR GUARANTEED BY THE U.S. GOVERNMENT OR BY ANY OTHER ENTITY OR PERSON. Shares of the Trust are not deposits or obligations of, or guaranteed or endorsed by, any bank through which such shares may be sold, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency.



Shares of the Portfolios are issued and redeemed only in connection with investments in and payments under the Contract and may be sold to fund other variable annuity or variable life insurance contracts issued in the future, subject to obtaining any required regulatory relief. The Contract involves fees and expenses not described in this Prospectus and may also involve certain restrictions on the allocation of purchase payments or contract values to one or more of the Portfolios. See the Contract prospectus for information regarding Contract fees and expenses and any restrictions or limitations.



This Prospectus explains concisely the information a prospective investor should know before investing in the Trust. Please read it carefully and retain it for future reference. A Statement of Additional Information has been filed with the Securities and Exchange Commission and is incorporated herein by reference. Further information about the performance of the Portfolios is contained in the Trust's Annual Report to Shareholders. The Statement of Additional Information and Annual Report may be obtained upon request and without charge by writing to the Trust at the above address or by calling (800) 445-7862. Information about the Trust (including the Statement of Additional Information) can be reviewed and copied at the Securities and Exchange Commission's ("SEC") Public Reference Room in Washington, D.C. Information on the operation of the public reference room may be obtained by calling the SEC at (800) SEC-0330. Reports and other information about the Trust are available on the SEC's Internet site at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, Washington, D.C. 20549-6009.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



Prospectus dated July 28, 1998

TABLE OF CONTENTS



                                                                                                                         PAGE
                                                                                                                         -----
Financial Highlights................................................................................................           3
The Trust...........................................................................................................           4
Investment Objectives, Policies and Restrictions....................................................................           4
Multi-Managed Portfolios............................................................................................           5
Asset Allocation: Diversified Growth Portfolio......................................................................           8
Stock Portfolio.....................................................................................................           8
Investment Techniques and Risk Factors..............................................................................           9
Management..........................................................................................................          17
Portfolio Turnover and Brokerage....................................................................................          20
Dividends, Distributions and Federal Taxes..........................................................................          21
Price of Shares.....................................................................................................          21
Purchases and Redemptions...........................................................................................          21
Shareholder Voting Rights...........................................................................................          22
Independent Accountants and Legal Counsel...........................................................................          23
General Information.................................................................................................          23
Inquiries...........................................................................................................          23

FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------


The following Financial Highlights for the period April 15, 1997 (commencement of operations) through March 31, 1998 have been audited by PricewaterhouseCoopers LLP (successor firm to Price Waterhouse LLP), the Trust's independent accountants, whose report on the financial statements containing such information is included in the Trust's Annual Report to Shareholders. These Financial Highlights should be read in conjunction with the financial statements and notes thereto, which are included in the Statement of Additional Information and are incorporated by reference herein.


-------------------------------------------------------------------------------------------------------------------------

                                                                    DIVIDENDS
                                                                    DECLARED     DIVIDENDS     NET                  NET
            NET ASSET                 NET REALIZED &                FROM NET     FROM NET     ASSET               ASSETS
              VALUE        NET          UNREALIZED     TOTAL FROM    INVEST-     REALIZED     VALUE               END OF
  PERIOD    BEGINNING   INVESTMENT    GAIN(LOSS) ON    INVESTMENT     MENT        GAIN ON     END OF    TOTAL     PERIOD
  ENDED     OF PERIOD  INCOME(1)(2)    INVESTMENTS     OPERATIONS    INCOME     INVESTMENTS   PERIOD  RETURN(3)   (000'S)
-------------------------------------------------------------------------------------------------------------------------

                                             Multi-Managed Growth Portfolio

4/15/97-
3/31/98      $10.00       $0.18           $2.95          $3.13        $(0.08)      $(0.20)    $12.85    31.55%    $32,481

                                         Multi-Managed Moderate Growth Portfolio

4/15/97-
3/31/98       10.00        0.27            2.40           2.67        (0.13)       (0.17)     12.37     26.86      32,622

                                          Multi-Managed Income/Equity Portfolio

4/15/97-
3/31/98       10.00        0.41            1.68           2.09        (0.20)       (0.10)     11.79     21.10      25,957

                                             Multi-Managed Income Portfolio

4/15/97-
3/31/98       10.00        0.51            1.15           1.66        (0.27)       (0.10)     11.29     16.81      18,378

                                     Asset Allocation: Diversified Growth Portfolio

4/15/97-
3/31/98       10.00        0.23            1.76           1.99        (0.12)       (0.16)     11.71     20.09      50,384

                                                     Stock Portfolio

4/15/97-
3/31/98       10.00        0.03            4.80           4.83        (0.02)       (0.15)     14.66     48.59      42,085

----------
            ---------------------------------------

                           RATIO OF NET
              RATIO OF      INVESTMENT
            EXPENSES TO     INCOME TO
  PERIOD    AVERAGE NET    AVERAGE NET    PORTFOLIO
  ENDED     ASSETS(4)(5)   ASSETS(4)(5)   TURNOVER
----------
            ---------------------------------------

                Multi-Managed Growth Portfolio
4/15/97-
3/31/98       1.29%          1.52%           114%

            Multi-Managed Moderate Growth Portfolio
4/15/97-
3/31/98       1.21           2.36            101

             Multi-Managed Income/Equity Portfolio
4/15/97-
3/31/98       1.14           3.72             46

                Multi-Managed Income Portfolio
4/15/97-
3/31/98       1.06           4.69             47

             Asset Allocation: Diversified Growth
                           Portfolio
4/15/97-
3/31/98       1.21           2.06            166

                        Stock Portfolio
4/15/97-
3/31/98       1.21           0.24             46


----------------------------------


(1) Calculated based upon average shares outstanding



(2) After fee waivers and expense reimbursements by the investment adviser



(3) Total return is not annualized and does not reflect expenses that apply to the separate accounts of Anchor National Life Insurance Company. If such expenses had been included, total return would have been lower.



(4) Annualized



(5) During the period April 15, 1997 (commencement of operations) through March 31, 1998, the investment adviser waived a portion of or all fees and assumed a portion of or all expenses for the Portfolios. If all fees and expenses had been incurred by the Portfolios, the ratio of expenses to average net assets and the ratio of net investment income to average net assets would have been as follows:



                                                    EXPENSES(4)    NET INVESTMENT INCOME(4)
                                                    ------------   -------------------------
    Multi-Managed Growth Portfolio................      1.44%                1.37%
    Multi-Managed Moderate Growth Portfolio.......      1.40                 2.17
    Multi-Managed Income/Equity Portfolio.........      1.43                 3.43
    Multi-Managed Income Portfolio................      1.50                 4.25
    Asset Allocation: Diversified Growth
    Portfolio.....................................      1.53                 1.74
    Stock Portfolio...............................      1.26                 0.19

THE TRUST

--------------------------------------------------------------------------------


The Trust, organized as a Massachusetts business trust on October 10, 1995, is an open-end, management investment company. It was established to provide a funding medium for the Contract, which is issued by Variable Annuity Account Five (the "Account"), a separate account of Anchor National Life Insurance Company (the "Life Company"), organized under the laws of the state of Arizona.



The Trust currently issues six separate series of shares or Portfolios, each of which represents a separate fully managed portfolio of securities with its own investment objective. The Board of Trustees may establish additional series in the future. The current Portfolios are the Multi-Managed Growth Portfolio, Multi-Managed Moderate Growth Portfolio, Multi-Managed Income/Equity Portfolio, Multi-Managed Income Portfolio, Asset Allocation: Diversified Growth Portfolio and Stock Portfolio. All shares may be purchased or redeemed by the Account at net asset value with no sales or redemption charge.



SunAmerica Asset Management Corp. ("SunAmerica" or the "Adviser"), an indirect, wholly owned subsidiary of the Life Company, serves as investment adviser for all the Portfolios of the Trust. See "Management." Janus Capital Corporation ("Janus") and Wellington Management Company, LLP ("WMC") both serve as subadvisers for each of the Multi-Managed Portfolios. Janus and WMC are each responsible for managing one particular portion of the assets (each, a "Managed Component" or "component") of each of the Multi-Managed Portfolios, subject to the supervision of SunAmerica. Putnam Investment Management, Inc. ("Putnam") serves as subadviser for the Asset Allocation: Diversified Growth Portfolio and is responsible for managing the Portfolio, subject to the supervision of SunAmerica. T. Rowe Price Associates, Inc. ("T. Rowe Price") serves as subadviser for the Stock Portfolio and is responsible for managing the Portfolio, subject to the supervision of SunAmerica. (Janus, WMC, Putnam and T. Rowe Price are referred to herein individually as a "Subadviser," and collectively as the "Subadvisers.") In addition to being responsible for overall supervision of each Portfolio, SunAmerica manages one or more particular components of each of the Multi-Managed Portfolios, as more fully described below. As used herein, the term "Manager" shall mean either the Adviser and/or the Subadviser, as the case may be.



INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS

--------------------------------------------------------------------------------


A description of each Portfolio's investment objective and a summary of the investment policies of the Portfolios are set forth below. There can be no assurance that any Portfolio's investment objective will be met or that the net return on an investment in a Portfolio will exceed that which could have been obtained through other investment or savings vehicles. Contract owners should carefully review the investment objectives and policies of each Portfolio and consider their ability to assume the risks involved before making an investment in a Portfolio. For a more detailed description of the characteristics and risks associated with the Portfolios and the types of securities in which they invest, see "Investment Techniques and Risk Factors."



Each Portfolio has certain fundamental investment restrictions, which are described in the Statement of Additional Information. A Portfolio's fundamental investment restrictions may not be changed without a majority vote of the outstanding voting securities of that Portfolio. Except for its fundamental investment restrictions, each Portfolio's investment objective and policies are not fundamental and may be changed without a vote of the shareholders. See "Shareholder Voting Rights."



Each Multi-Managed Portfolio is organized as a "non-diversified" Portfolio of the Trust (as such term is defined under the Investment Company Act of 1940, as amended (the "1940 Act")), subject, however, to certain tax diversification requirements. See "Dividends, Distributions and Federal Taxes."



Reference is made in the following sections to ratings assigned to certain types of securities by Standard & Poor's Rating Services, a Division of the McGraw Hill Companies, Inc. ("S&P"), Moody's Investors Service, Inc. ("Moody's"), Fitch Investors Service, Inc. ("Fitch"), Duff & Phelps Credit Rating Co. ("Duff & Phelps") and Thomson BankWatch, Inc. ("BankWatch"), all of which are recognized independent securities ratings institutions. References to the particular ratings categories of the securities in which a Portfolio may invest should be read to include unrated securities deemed by the Manager to be of comparable quality to the rated securities in such categories. A description of the rating categories assigned by S&P, Moody's, Fitch, Duff & Phelps and BankWatch is contained in the Statement of Additional Information.



MULTI-MANAGED PORTFOLIOS



The investment objective of each Multi-Managed Portfolio is as follows:



MULTI-MANAGED GROWTH PORTFOLIO -- long-term growth of capital



MULTI-MANAGED MODERATE GROWTH PORTFOLIO -- long-term growth of capital, with capital preservation as a secondary objective



MULTI-MANAGED INCOME/EQUITY PORTFOLIO -- conservation of principal while maintaining some potential for long-term growth of capital



MULTI-MANAGED INCOME PORTFOLIO -- capital preservation



Each Multi-Managed Portfolio seeks to achieve its investment objective by investing to varying degrees in a diverse portfolio of common stocks, securities with equity characteristics (such as preferred stocks, warrants or fixed income securities convertible into common stock), corporate and U.S. government fixed income securities, money market instruments and cash or cash equivalents. In order to diversify the management of its assets through different market sectors and management styles, each Multi-Managed Portfolio allocates its assets among three or four distinct Managed Components. The four current Managed Components are SunAmerica/Aggressive Growth, Janus/Growth, SunAmerica/Balanced and WMC/Fixed Income. The following chart sets forth the Managed Component asset allocation percentages for each Multi-Managed Portfolio.



                                   MANAGED COMPONENTS AS A PERCENTAGE
                                    OF EACH MULTI-MANAGED PORTFOLIO
                ------------------------------------------------------------------------
                   SunAmerica/                           SunAmerica/       WMC/ Fixed
                Aggressive Growth    Janus/Growth         Balanced           Income
PORTFOLIO           component          component          component         component
--------------  -----------------  -----------------  -----------------  ---------------
Multi-Managed
 Growth
 Portfolio                 20%                40%                20%               20%
Multi-Managed
 Moderate
 Growth
 Portfolio                 18%                28%                18%               36%
Multi-Managed
 Income/
 Equity
 Portfolio                  0%                18%                28%               54%
Multi-Managed
 Income
 Portfolio                  0%                 8%                17%               75%



The asset allocation percentages of the Multi-Managed Portfolios are based largely on each Portfolio's investment objective. The Multi-Managed Growth and the Multi-Managed Moderate Growth Portfolios seek long-term growth of capital and therefore allocate a relatively larger percentage of their assets to the SunAmerica/Aggressive Growth and Janus/Growth components than do the other two Multi-Managed Portfolios. In contrast, the Multi-Managed Income/ Equity and the Multi-Managed Income Portfolios focus on preservation of principal or capital and therefore allocate a relatively larger percentage of their assets to the SunAmerica/Balanced and WMC/Fixed Income components than do the other two Multi-Managed Portfolios. The Multi-Managed Income/Equity and the Multi-Managed Income Portfolios do not allocate any percentage of their assets to the SunAmerica/Aggressive Growth component. None of the Multi-Managed Portfolios contains an "unmanaged" component.



Investments in each Multi-Managed Portfolio (and redemption requests) are allocated among the Managed Components of such Portfolio as described in the percentages indicated above. The Trust expects that differences in investment returns among the Managed Components of a Multi-Managed Portfolio will cause the actual percentage of the Portfolio's assets allocated to each component to vary from the target allocation over the course of a calendar quarter. Accordingly, the assets of each Multi-Managed Portfolio will be reallocated or "rebalanced" among the Managed Components on at least a quarterly basis to restore the target allocations for such Portfolio.



Although each Multi-Managed Portfolio has a distinct investment objective and its assets allocated in varying percentages among the Managed Components in furtherance of that objective, each Manager intends to manage its respective Managed Component(s) in the same general manner regardless of the objective of the Multi-Managed Portfolio. However, as described below under "SunAmerica/Balanced component," the equity/ debt weightings of the SunAmerica/Balanced component under normal market conditions (I.E., the "neutral" weightings) will vary depending on the objective of the Multi-Managed Portfolio. Each Managed Component of a Multi-Managed Portfolio is treated as a separate investment account by the Manager; however, the assets of each Managed Component that comprises a particular Multi-Managed Portfolio belong to that Portfolio. Percentage limitations contained in investment policies and restrictions of each Multi-Managed Portfolio are applied at the time of purchase and on a component by component basis for that Portfolio. The Adviser, however, is ultimately responsible for overseeing compliance with respect to percentage limitations by each Multi-Managed Portfolio as a whole, and accordingly it verifies that in the aggregate the investments of each Multi-Managed Portfolio comply with applicable percentage limitations. The investment policies relating to each Managed Component are described below.



SUNAMERICA/AGGRESSIVE GROWTH COMPONENT



This component is intended to represent 20% and 18% of the assets in the Multi-Managed Growth and Moderate Growth Portfolios, respectively. Neither the Multi-Managed Income/Equity nor Income Portfolio has a SunAmerica/Aggressive Growth component. In managing this component, SunAmerica generally invests a significant portion of the component's total assets in the equity securities of small, lesser known or new growth companies or industries, such as telecommunications, media and biotechnology. Such "Small Cap" companies typically have market capitalizations of under $1 billion and have achieved, or are expected to achieve, growth or earnings over various major business cycles. The Adviser may also invest the component's assets in the equity securities of medium-sized companies ("Mid-Cap" companies) with market capitalizations of $1 billion to $5 billion. The SunAmerica/Aggressive Growth component may invest in securities issued by well known and established domestic or foreign companies, as well as in newer and less-seasoned companies. Such securities may be listed on an exchange or traded over-the-counter. See "Investment Techniques and Risk Factors."



The Adviser may, under normal circumstances, invest up to 35% of the SunAmerica/Aggressive Growth component's total assets in debt securities that have the potential for capital appreciation due to anticipated market conditions. The Adviser may invest the assets of the SunAmerica/Aggressive Growth component in securities rated as low as BBB. See "Investment Techniques and Risk Factors." See also the Statement of Additional Information for a description of securities ratings.



JANUS/GROWTH COMPONENT



This component is intended to represent 40%, 28%, 18% and 8% of the assets in the Multi-Managed Growth, Moderate Growth, Income/Equity and Income Portfolios, respectively. In managing this component, Janus, as Subadviser, invests primarily in common stocks (of both U.S. and foreign issuers) selected for their growth potential. The Subadviser generally takes a "bottom up" approach to building the portfolio. In other words, the Subadviser generally seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large. Although themes may emerge, securities are generally selected without regard to any defined industry sector or other similarly defined selection procedure. Realization of income is not a significant investment consideration. Any income realized on investments will be incidental.



The Subadviser may invest the assets of the Janus/ Growth component to a lesser degree in other types of U.S. and foreign securities, including preferred stock, warrants, convertible securities and corporate and government fixed income securities, including up to 35% of the Janus/Growth component's net assets in high-yield/high-risk securities rated below Baa by Moody's or BBB by S&P, or unrated bonds determined by the Subadviser to be of comparable quality (I.E., "junk bonds"). Such securities may offer growth potential because of anticipated changes in interest rates, credit standing, currency relationships or other factors. See "Investment Techniques and Risk Factors." See also the Statement of Additional Information for a description of securities ratings.



SUNAMERICA/BALANCED COMPONENT



This component is intended to represent 20%, 18%, 28% and 17% of the assets in the Multi-Managed Growth, Moderate Growth, Income/Equity and Income Portfolios, respectively. In managing this component, SunAmerica has the flexibility to select among different types of investments for capital growth and income and may alter the composition of the investment portfolio as economic and market trends change. The Adviser considers both the opportunity for gain and the risk of loss in making investments. The Adviser anticipates that the investment portfolio of the SunAmerica/Balanced component, over the long term, will consist of equity investments in the form of common and preferred stocks, warrants and other rights, as well as long-term bonds and other debt securities such as convertible securities, short-term debt securities and U.S. government securities. The Adviser may cause this component to invest in both U.S. and foreign securities. See "Investment Techniques and Risk Factors."



In selecting equity investments, the Adviser typically seeks companies of medium to large capitalizations (generally $1 billion or more) which, based on their future prospects or opportunities, are believed to be undervalued in the marketplace. The Adviser intends to limit investments in companies with market capitalizations of less than $1 billion to 20% of the SunAmerica/Balanced component's total assets. See "Investment Techniques and Risk Factors."



In selecting debt investments, the Adviser is primarily concerned with determining the most appropriate time to buy and sell debt securities. The Adviser seeks debt securities with longer maturities during periods of anticipated lower interest rates and shorter-term debt securities when interest rates are expected to rise. The Adviser generally selects long-term debt securities from high quality bonds (rated AA or higher, or determined by the Adviser to be of equivalent quality if unrated) that offer income and capital gains. The Adviser may also invest in high quality, short-term debt securities (such as commercial paper rated A-1 or Prime-1, or determined by the Adviser to be of equivalent quality if unrated). However, the Adviser may invest up to 10% of the value of the component's total assets (measured at the time of investment) in securities rated as low as BBB (or determined by the Adviser to be of equivalent quality if unrated). See "Investment Techniques and Risk Factors." See also the Statement of Additional Information for a description of securities ratings.



Under normal circumstances, the "neutral" equity/debt weightings for the SunAmerica/Balanced component will be 70% / 30% for the Multi-Managed Growth and Moderate Growth Portfolios, and 50% / 50% for the Multi-Managed Income/Equity and Income Portfolios. This means that 30% of the total assets of the SunAmerica/Balanced component of the Multi-Managed Growth and Moderate Growth Portfolios, and at least 50% of the total assets of the SunAmerica/ Balanced component of the Multi-Managed Income/ Equity and Income Portfolios, will generally be invested in fixed income securities; however, such investments may differ from such percentages when the Adviser believes such an adjustment in portfolio mix to be necessary given market conditions.



WMC/FIXED INCOME COMPONENT



This component is intended to represent 20%, 36%, 54% and 75% of the assets in the Multi-Managed Growth, Moderate Growth, Income/Equity and Income Portfolios, respectively. In managing this component, WMC, as Subadviser, invests primarily in a portfolio of fixed income securities of varying maturities and risk/ return characteristics. The types of fixed income securities in which the Subadviser may invest include the following: obligations issued or guaranteed by the U.S. government, its agencies and instrumentalities, U.S. and foreign corporate and other debt obligations, U.S. and foreign mortgage-backed securities including CMOs, asset-backed securities, preferred stock, convertible securities, obligations of foreign governments or their subdivisions, agencies or instrumentalities, obligations of supranational and quasi-governmental entities, commercial paper, certificates of deposit, money market instruments, foreign currency exchange-related securities and loan participations. See "Investment Techniques and Risk Factors."



The Subadviser may invest up to 20% of the WMC/ Fixed Income component's assets in securities rated below Baa by Moody's or BBB by S&P and no more than 10% of the assets of the WMC/Fixed Income component in bonds rated as low as C by Moody's or D by S&P (or, in each case, if not rated, determined by the Subadviser to be of comparable quality) (I.E., "junk bonds"). Any subsequent change in a rating to a security which is assigned by any rating service, or change in the percentage of assets invested in certain securities or other instruments resulting from market fluctuations or other changes in the net assets, will not require the Subadviser to dispose of an investment. In the event that ratings services assign different ratings to the same securities, the Subadviser will determine which rating it believes best reflects the security's quality and risk at the time which may be the higher of the several assigned ratings. See "Investment Techniques and Risk Factors." See also the Statement of Additional Information for a description of securities ratings.



ASSET ALLOCATION: DIVERSIFIED GROWTH PORTFOLIO



The Asset Allocation: Diversified Growth Portfolio seeks to achieve its objective of capital appreciation through a strategic allocation of approximately 80% (with a range of 65-95%) of its assets to an "equity class" of securities and approximately 20% (with a range of 5-35%) of its assets to a "fixed income class" of securities. The percentage limitations are applied at the time of purchase. Putnam, as Subadviser, may also select other investments that do not fall within these two asset classes, including cash and cash equivalents. A significant portion of both the equity class and fixed income class may consist of foreign securities. See "Investment Techniques and Risk Factors."



The "equity class" consists of a diversified portfolio of equity securities that the Subadviser believes have the potential for capital appreciation. This includes: (i) equity securities of companies with market capitalizations of over $1 billion that the Subadviser believes have potential for capital appreciation due to above-average earnings growth or are undervalued at the time of purchase;
(ii) equity securities of smaller, less well-known companies; and (iii) equity securities principally traded on foreign equity markets. In selecting equity securities the Subadviser considers, among other things, an issuer's financial strength, competitive position and projected future earnings and dividends. Although common stocks are normally the main type of equity investment, the Portfolio may also purchase preferred stocks, convertible securities, warrants and other equity-type securities. See "Investment Techniques and Risk Factors."



The "fixed income class" consists of a diversified portfolio of fixed income securities, including both U.S. and foreign government obligations and corporate obligations. The Subadviser may take advantage of the entire range of fixed income securities and may adjust the average maturity of the Portfolio's holdings from time to time depending on its assessment of relative yields on securities of different maturities and its expectation of future changes in interest rates. The Portfolio may invest up to 20% of its total assets in securities rated below Baa by Moody's or BBB by S&P, including no more than 5% of its total assets in bonds rated at the time of purchase below Caa by Moody's or CCC by S&P (or, in each case, if not rated, determined by the Subadviser to be of comparable quality) (I.E., "junk bonds"). See "Investment Techniques and Risk Factors." See also the Statement of Additional Information for a description of securities ratings.



STOCK PORTFOLIO



The Stock Portfolio seeks to achieve its investment objective of long-term capital appreciation and, secondarily, increasing dividend income through investment primarily in well-established growth companies. In managing this Portfolio, T. Rowe Price, as Subadviser, invests, under normal circumstances, at least 65% of the Portfolio's total assets in the common stocks of a diversified group of growth companies. The companies in which the Stock Portfolio invests normally (but not always) pay dividends, which are generally expected to rise in future years as earnings increase. Most of the Portfolio's assets are invested in U.S. common stocks; however, a significant portion of the Portfolio may be invested in foreign securities from time to time. See "Investment Techniques and Risk Factors."



The theory of growth stock investing, which is followed by the Subadviser in managing this Portfolio, is based on the premise that inflation represents a more serious long-term threat to an investor's portfolio than stock market fluctuations or recessions. In the opinion of the Subadviser, when a company's earnings grow faster than both inflation and the economy in general, the market will eventually reward its long-term earnings growth with a higher stock price. In addition, the company should be able to raise its dividend in line with its growth in earnings. However, investors should be aware that during periods of adverse economic and market conditions, stock prices may fall despite favorable earnings trends.



Growth stocks can be volatile for several reasons. Since the issuers usually reinvest a high portion of earnings in their own businesses, growth stocks may lack the comfortable dividend yield associated with value stocks that can cushion total return in a bear market. Also, growth stocks normally carry a higher price/earnings ratio than many other stocks. Consequently, if earnings expectations are not met, the market price of growth stocks will often go down more than other stocks. However, the market frequently rewards growth stocks with price increases when expectations are met or exceeded.



INVESTMENT TECHNIQUES AND RISK FACTORS

--------------------------------------------------------------------------------


Unless otherwise specified, each Portfolio, including each Managed Component of the Multi-Managed Portfolios, may invest in the following securities. The stated percentage limitations are applied to an investment at the time of purchase unless indicated otherwise.



CONVERTIBLE SECURITIES, PREFERRED STOCKS, WARRANTS AND RIGHTS -- Convertible securities may be debt securities or preferred stock with a conversion feature. Traditionally, convertible securities have paid dividends or interest at rates higher than common stocks but lower than non-convertible securities. They generally participate in the appreciation or depreciation of the underlying stock into which they are convertible, but to a lesser degree. In recent years, convertibles have been developed which combine higher or lower current income with options and other features. Generally, preferred stock has a specified dividend and ranks after bonds and before common stocks in its claim on income for dividend payments and on assets should the company be liquidated. While most preferred stocks pay a dividend, a Portfolio may purchase preferred stock where the issuer has omitted, or is in danger of omitting, payment of its dividend. Such investments would be made primarily for their capital appreciation potential. Warrants are options to buy a stated number of shares of common stock at a specified price any time during the life of the warrants (generally two or more years). Rights represent a preemptive right of stockholders to purchase additional shares of a stock at the time of a new issuance before the stock is offered to the general public, allowing the stockholder to retain the same ownership percentage after the new stock offering.



INVESTMENT IN SMALL CAP COMPANIES -- The SunAmerica/Aggressive Growth component of the Multi-Managed Growth and Moderate Growth Portfolios, and the Asset
Allocation: Diversified Growth Portfolio, Stock Portfolio and other Managed Components of the Multi-Managed Portfolios may invest in small companies having market capitalizations of under $1 billion. While such companies may realize more substantial growth than larger, more established companies, they may also be subject to some additional risks. It may be difficult to obtain reliable information and financial data on such companies and the securities of these small companies may not be readily marketable, making it difficult to dispose of shares when desirable. A risk of investing in smaller, emerging companies is that they often are at an earlier stage of development and therefore have limited product lines, market access for such products, financial resources and depth in management than larger, more established companies, and their securities may be subject to more abrupt or erratic market movements than securities of larger, more established companies or the market averages in general. In addition, certain smaller issuers may face difficulties in obtaining the capital necessary to continue in operation and may go into bankruptcy, which could result in a complete loss of an investment. Smaller companies also may be less significant factors within their industries and may have difficulty withstanding competition from larger companies.



FOREIGN SECURITIES -- The Asset Allocation: Diversified Growth Portfolio may invest up to 60% of its total assets, the Stock Portfolio may invest up to 30% of its total assets, the SunAmerica/Balanced component of each Multi-Managed Portfolio may invest up to 25% of its total assets, the WMC/Fixed Income component of each Multi-Managed Portfolio may invest up to 15% of its total assets, and the Janus/Growth and SunAmerica/ Aggressive Growth components of each Multi-Managed Portfolio may invest without limitation, in foreign securities.

Each Portfolio may also invest in U.S. dollar denominated securities of foreign issuers, including American Depositary Receipts (ADRs), as well as European Depositary Receipts (EDRs), Global Depositary Receipts (GDRs) or other similar securities convertible into securities of foreign issuers. These securities may not necessarily be denominated in the same currency as the securities into which they may be converted. The WMC/Fixed Income component may invest in U.S. dollar denominated foreign debt securities without limitation. Each Portfolio also may invest in securities denominated in European Currency Units (ECUs). An ECU is a "basket" consisting of specified amounts of currencies of certain of the twelve member states of the European Community. In addition, the Portfolios may invest in securities denominated in other currency "baskets." See the Statement of Additional Information for a further discussion of these types of securities.



RISKS OF FOREIGN SECURITIES. Foreign investments may be affected favorably or unfavorably by changes in currency rates and exchange-control regulations and costs will be incurred in connection with conversions between various currencies. The value of a security may fluctuate as a result of currency exchange rates in a manner unrelated to the underlying value of the security. There may be less publicly available information about a foreign company than about a U.S. company, and foreign companies may not be subject to uniform accounting, auditing and financial reporting standards and requirements comparable to those applicable to U.S. companies. Securities of some foreign companies may be less liquid or more volatile than securities of U.S. companies, and foreign brokerage commissions and custodian fees are generally higher than in the U.S. In addition, there is generally less governmental regulation of stock exchanges, brokers and listed companies abroad than in the U.S. Investments in foreign securities may also be subject to other risks, different from those affecting U.S. investments, including local political or economic developments, expropriation or nationalization of assets, confiscatory taxation and imposition of withholding taxes on income from sources within such countries.



EURO CONVERSION. Effective January 1, 1999, several European countries will irrevocably fix their existing national currencies to a new single European currency unit, the "euro." Certain European investments may be subject to additional risks as a result of this conversion. These risks include adverse tax and accounting consequences, as well as difficulty in processing transactions. The Adviser is aware of such potential problems and is coordinating efforts to prevent or alleviate their adverse impact on the Portfolios. There can be no assurance that a Portfolio will not suffer any adverse consequences as a result of the euro conversion.



EMERGING MARKETS. Investments may be made from time to time in issuers domiciled in, or government securities of, developing countries or emerging markets as well as developed countries. Although there is no universally accepted definition, a developing country is generally considered to be a country which is in the initial stages of its industrialization cycle with a low per capita gross national product. Historical experience indicates that the markets of developing countries or emerging markets have been more volatile than the markets of developed countries; however, such markets can provide higher rates of return to investors. Investment in an emerging market country may involve certain risks, including a less diverse and mature economic structure, a less stable political system, an economy based on only a few industries or dependent on international aid or development assistance, the vulnerability to local or global trade conditions, extreme debt burdens, or volatile inflation rates. To the extent the WMC/Fixed Income component of a Portfolio invests in the debt securities of issuers domiciled in emerging market countries, these investments will be included in the 20% limitation on high yield-bonds.



FOREIGN CURRENCY TRANSACTIONS. Each Portfolio has the ability to hold a portion of its assets in foreign currencies and to enter into forward foreign currency exchange contracts. It may also purchase and sell exchange-traded futures contracts relating to foreign currency and purchase and sell put and call options on currencies and futures contracts.



Each Portfolio may enter into forward foreign currency exchange contracts to reduce the risks of fluctuations in exchange rates; however, these contracts cannot eliminate all such risks and do not eliminate fluctuations in the prices of a Portfolio's securities.



Each Portfolio may purchase and write put and call options on currencies for the purpose of protecting against declines in the U.S. dollar value of foreign portfolio securities and against increases in the U.S. dollar cost of foreign securities to be acquired. As with other kinds of option transactions, however, the writing of an option on currency will constitute only a partial hedge, up to the amount of the premium received. A Portfolio could be required to purchase or sell currencies at disadvantageous exchange rates, thereby incurring losses. The purchase of an option on currency may constitute an effective hedge against exchange rate fluctuations; however, in the event of exchange rate movements adverse to a Portfolio's position, the Portfolio may forfeit the entire amount of the premium plus related transaction costs.



Each Portfolio may enter into forward foreign currency exchange contracts, currency options and currency swaps for non-hedging purposes when a Manager anticipates that a foreign currency will appreciate or depreciate in value, but securities denominated in that currency do not present attractive investment opportunities or are not included in such portfolio. The Portfolio may use currency contracts and options to cross-hedge, which involves selling or purchasing instruments in one currency to hedge against changes in exchange rates for a different currency with a pattern of correlation. To limit any leverage in connection with currency contract transactions for non-hedging purposes, a Portfolio will segregate cash or liquid securities in an amount sufficient to meet its payment obligations in these transactions or otherwise "cover" the obligation. Initial margin deposits made in connection with currency futures transactions or premiums paid for currency options traded over-the-counter or on a commodities exchange may each not exceed 5% of a Portfolio's total assets in the case of non-bona fide hedging transactions.



Each Portfolio may enter into currency swaps. Currency swaps involve the exchange by a Portfolio with another party of their respective rights to make or receive payments in specified currencies. Currency swaps usually involve the delivery of the entire principal value of one designated currency in exchange for the other designated currency. Therefore, the entire principal value of a currency swap is subject to the risk that the other party to the swap will default on its contractual delivery obligations. A Portfolio will maintain in a segregated account with its custodian cash or liquid securities equal to the net amount, if any, of the excess of the Portfolio's obligations over its entitlements with respect to swap transactions. To the extent that the net amount of a swap is held in a segregated account consisting of cash or liquid securities, the Trust believes that swaps do not constitute senior securities under the 1940 Act and, accordingly, they will not be treated as being subject to the Portfolio's borrowing restrictions. The use of currency swaps is a highly specialized activity which involves investment techniques and risks different from those associated with ordinary portfolio securities transactions. If a Manager is incorrect in its forecasts of market values and currency exchange rates, the investment performance of a Portfolio would be less favorable than it would have been if this investment technique were not used.



FIXED INCOME SECURITIES -- Fixed income securities are broadly characterized as those that provide for periodic payments to the holder of the security at a stated rate. Most fixed income securities, such as bonds, represent indebtedness of the issuer and provide for repayment of principal at a stated time in the future. Others do not provide for repayment of a principal amount, although they may represent a priority over common stockholders in the event of the issuer's liquidation. Many fixed income securities are subject to scheduled retirement, or may be retired or "called" by the issuer prior to their maturity dates. The interest rate on certain fixed income securities, known as "variable rate obligations," is determined by reference to or is a percentage of an objective standard, such as a bank's prime rate, the 90-day Treasury bill rate, or the rate of return on commercial paper or bank certificates of deposit, and is periodically adjusted. Certain variable rate obligations may have a demand feature entitling the holder to resell the securities at a predetermined amount. The interest rate on certain fixed income securities, called "floating rate instruments," changes whenever there is a change in a designated base rate.



The market values of fixed income securities tend to vary inversely with the level of interest rates -- when interest rates rise, their values will tend to decline; when interest rates decline, their values generally will tend to rise. The potential for capital appreciation with respect to variable rate obligations or floating rate instruments will be less than with respect to fixed-rate obligations. Long-term instruments are generally more sensitive to these changes than short-term instruments. The market value of fixed income securities and therefore their yield are also affected by the perceived ability of the issuer to make timely payments of principal and interest.



U.S. GOVERNMENT SECURITIES -- Securities guaranteed by the U.S. government include the following: (1) direct obligations of the U.S. Treasury (such as Treasury bills, notes and bonds) and (2) federal agency obligations guaranteed as to principal and interest by the

U.S. Treasury (such as Government National Mortgage Association certificates and Federal Housing Administration debentures). For these securities, the payment of principal and interest is unconditionally guaranteed by the U.S. government. They are of the highest possible credit quality. These securities are subject to variations in market value due to fluctuations in interest rates, but if held to maturity, are guaranteed by the U.S. government to be paid in full.



Securities issued by U.S. government instrumentalities and certain federal agencies are neither direct obligations of, nor are they guaranteed by, the U.S. Treasury. However, they involve federal sponsorship in one way or another. For example, some are backed by specific types of collateral; some are supported by the issuer's right to borrow from the Treasury; some are supported by the discretionary authority of the Treasury to purchase certain obligations of the issuer; and others are supported only by the credit of the issuing government agency or instrumentality. These agencies and instrumentalities include, but are not limited to, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, Federal Land Banks, Farmers Home Administration, Central Bank for Cooperatives, Federal Intermediate Credit Banks and Federal Home Loan Banks.



CORPORATE DEBT INSTRUMENTS -- These instruments, such as bonds, represent the obligation of the issuer to repay a principal amount of indebtedness at a stated time in the future and, in the usual case, to make periodic interim payments of interest at a stated rate.



Investment Grade -- A designation applied to intermediate and long-term corporate debt securities rated within the highest four rating categories assigned by a nationally recognized statistical rating organization such as, for example, S&P (AAA, AA, A or BBB) or by Moody's (Aaa, Aa, A or Baa), or, if unrated, considered by the Manager to be of comparable quality. The ability of the issuer of an investment grade debt security to pay interest and to repay principal is considered to vary from extremely strong (for the highest ratings) through adequate (for the lowest ratings given above), although the lower-rated investment grade securities may be viewed as having speculative elements as well.



Lower Grade -- A designation applied to intermediate and long-term corporate debt securities that are not investment grade; commonly referred to as "junk bonds." These include bonds rated below BBB by S&P or Baa by Moody's, or which are unrated but considered by the Manager to be of equivalent quality. These securities are considered speculative. See the Statement of Additional Information for a complete description of bond ratings. The Stock Portfolio and the SunAmerica/ Aggressive Growth and SunAmerica/Balanced components of the Multi-Managed Portfolios will not invest in these types of securities.



The following table sets forth the weighted average ratings by Moody's as a percentage of all bonds held by the Portfolios for the period April 15, 1997 (commencement of operations) through March 31, 1998.



                                                                                     NOT
     PORTFOLIO          AAA          AA          A          BAA          BA         RATED
-------------------  ----------    -----       -----     ----------    -----        ------
Multi-Managed
 Growth Portfolio         75.2%        1.7%        5.6%        9.6%        4.9%         3.0%
Multi-Managed
 Moderate Growth
 Portfolio                72.2%        1.9%        6.2%       11.0%        5.3%         3.4%
Multi-Managed
 Income/Equity
 Portfolio                74.7%        1.6%        5.7%       10.0%        4.9%         3.1%
Multi-Managed
 Income Portfolio         69.3%        1.8%        6.9%       12.2%        6.1%         3.7%
Asset-Allocation:
 Diversified Growth
 Portfolio                71.5%        3.3%        9.9%       14.0%        1.3%          --



RISK FACTORS RELATING TO HIGH-YIELD, HIGH-RISK BONDS -- High-yield, high-risk bonds are subject to greater fluctuations in value than are higher rated bonds because the values of high-yield bonds tend to reflect short-term corporate, economic and market developments and investor perceptions of the issuer's credit quality to a greater extent. Although under normal market conditions longer-term securities yield more than shorter-term securities, they are subject to greater price fluctuations. Fluctuations in the value of a Portfolio's investments will be reflected in its net asset value per share. Historically, the growth of the high-yield bond market paralleled a long economic expansion, followed by an economic downturn which severely disrupted the market for high-yield bonds and adversely affected the value of outstanding bonds and the ability of the issuers to repay principal and interest. The economy may affect the market for high-yield bonds in a similar fashion in the future including an increased incidence of defaults on such bonds. From time to time, legislation may be enacted which could have a negative effect on the market for high-yield bonds.

High-yield bonds present the following risks:



Sensitivity to Interest Rate and Economic Changes -- High-yield, high-risk bonds are very sensitive to adverse economic changes and corporate developments. During an economic downturn or substantial period of rising interest rates, highly leveraged issuers may experience financial stress that would adversely affect their ability to service their principal and interest payment obligations, to meet projected business goals and to obtain additional financing. If the issuer of a bond defaulted on its obligations to pay interest or principal or entered into bankruptcy proceedings, a Portfolio may incur losses or expenses in seeking recovery of amounts owed to it. In addition, periods of economic uncertainty and changes can be expected to result in increased volatility of market prices (and therefore yields) of high-yield bonds and the Portfolio's net asset value.



Payment Expectations -- High-yield, high-risk bonds may contain redemption or call provisions. If an issuer exercised these provisions in a declining interest-rate market, a Manager would have to replace the security with a lower-yielding security, resulting in a decreased return for investors. Conversely, a high-yield bond's value will decrease in a rising interest rate market, as will the value of the Portfolio's assets. If the Portfolio experiences unexpected net redemptions, this may force it to sell high-yield bonds without regard to their investment merits, thereby decreasing the asset base upon which expenses can be spread and possibly reducing the Portfolio's rate of return.



Liquidity and Valuation -- There may be little trading in the secondary market for particular bonds, which may affect adversely a Portfolio's ability to value accurately or dispose of such bonds. Under such circumstances, the task of accurate valuation becomes more difficult and judgment would play a greater role due to the relative lack of reliable and objective data. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may decrease the values and liquidity of high-yield bonds, especially in a thin market. The Managers attempt to reduce these risks through diversification of the assets under its control and by credit analysis of each issuer, as well as by monitoring broad economic trends and corporate and legislative developments. If a high-yield bond previously acquired by a component is downgraded, the Managers, as appropriate, will evaluate the security and determine whether to retain or dispose of it.



Credit Ratings -- Credit ratings evaluate the safety of principal and interest payments and not the risk of fluctuations in market value of high-yield, high-risk bonds. The success of a Portfolio's investment in such bonds may be more dependent on the credit analysis of the Manager than is the case for higher quality bonds.



ASSET-BACKED SECURITIES -- These securities represent an interest in a pool of consumer or other types of loans ("asset-backed securities"). Payments of principal and interest on the underlying loans are passed through to the holders of asset-backed securities over the life of the securities. See the Statement of Additional Information for further information on these securities. Janus will not cause the Janus/Growth component of any Multi-Managed Portfolio to invest more than 25% of its total assets in mortgage-and asset-backed securities.



ZERO COUPON BONDS, STEP-COUPON BONDS, DEFERRED INTEREST BONDS AND PIK
BONDS. Fixed income securities in which a Portfolio may invest also include zero coupon bonds, step-coupon bonds, deferred interest bonds and bonds on which the interest is payable in kind ("PIK bonds"). Zero coupon and deferred interest bonds are debt obligations which are issued or purchased at a significant discount from face value. A step-coupon bond is one in which a change in interest rate is fixed contractually in advance. PIK bonds are debt obligations which provide that the issuer thereof may, at its option, pay interest on such bonds in cash or in the form of additional debt obligations. Such investments may experience greater volatility in market value due to changes in interest rates and other factors than debt obligations which make regular payments of interest. A Portfolio will accrue income on such investments for tax and accounting purposes, as required, which is distributable to shareholders and which, because no cash is received at the time of accrual, may require the liquidation of other portfolio securities under disadvantageous circumstances to satisfy the Portfolio's distribution obligations. Janus will not cause the Janus/ Growth component of any Multi-Managed Portfolio to invest more than 10% of its total assets in zero coupon bonds, step-coupon bonds, deferred interest bonds and PIK bonds.



SHORT-TERM AND TEMPORARY DEFENSIVE INVESTMENTS -- In addition to their primary investments, each Portfolio may also invest up to 25% of its total assets in both U.S. and non-U.S. dollar denominated money market instruments for reasons which may include (a) liquidity purposes (to meet redemptions and expenses) or
(b) to
generate a return on idle cash held by a Portfolio during periods when a Manager is unable to locate favorable investment opportunities. In order to facilitate quarterly rebalancing of the Portfolios as described above and to adjust for the flow of investments into and out of the Portfolios, each Portfolio may hold a greater percentage of its assets in cash or cash equivalents at the end of each quarter than might otherwise be the case. For temporary defensive purposes, each Portfolio may invest up to 100% of its total assets in cash and short-term fixed income securities, including corporate debt obligations and money market instruments rated in one of the two highest categories by a nationally recognized statistical rating organization (or determined by the Manager to be of equivalent quality). Money market instruments may include, for all Portfolios, securities issued or guaranteed by the U.S. government, its agencies or instrumentalities, repurchase agreements, commercial paper, bankers' acceptances, time deposits and certificates of deposit. In addition, Janus may invest idle cash of the Janus/Growth component of each Multi-Managed Portfolio in money market mutual funds that it manages. Such an investment may entail additional fees for the Multi-Managed Portfolios. See the Statement of Additional Information for a description of short-term debt securities and the Appendix to the Statement of Additional Information for a description of securities ratings.



REPURCHASE AGREEMENTS -- Under these types of agreements, a Portfolio buys a security and obtains a simultaneous commitment from the seller to repurchase the security at a specified time and price. The seller must maintain appropriate collateral with the Trust's custodian (or at an appropriate sub-custodian in the case of tri-or quad-party repurchase agreements). A Portfolio will only enter into repurchase agreements involving securities in which it could otherwise invest and with selected banks and securities dealers whose financial condition is monitored by the Manager, subject to the guidance of the Board of Trustees. If the seller under the repurchase agreement defaults, the Portfolio may incur a loss if the value of the collateral securing the repurchase agreement has declined, and may incur disposition costs in connection with liquidating the collateral. If bankruptcy proceedings are commenced with respect to the seller, realization of the collateral by the Portfolio may be delayed or limited.



HEDGING AND INCOME ENHANCEMENT STRATEGIES -- Each Portfolio may write covered calls to enhance income. After writing such a covered call up to 10% of a Portfolio's total assets may be subject to calls. All such calls written by a Portfolio must be "covered" while the call is outstanding (I.E., the Portfolio must own the securities subject to the call or other securities acceptable for applicable escrow requirements). For hedging purposes or income enhancement, each Portfolio may use interest rate futures, and stock and bond index futures, including futures on U.S. government securities (together, "Futures"); forward contracts on foreign currencies; and call and put options on equity and debt securities, Futures, stock and bond indices and foreign currencies (all of the foregoing are referred to as "Hedging Instruments"). In addition, the Asset
Allocation: Diversified Growth Portfolio may use Futures in order to adjust its exposure to various equity or fixed income markets or as a substitute for investment in underlying cash markets. All puts and calls on securities, interest rate futures or stock and bond index futures or options on such Futures purchased or sold by a Portfolio will normally either be listed on (1) a national securities or commodities exchange or (2) over-the-counter markets. However, the Asset Allocation: Diversified Growth Portfolio and the Janus/Growth component of each Multi-Managed Portfolio may buy and sell options and Futures on foreign equity indexes and foreign fixed income securities. Because the markets for these instruments are relatively new and still developing, the ability of the Asset Allocation: Diversified Growth Portfolio and the Janus/Growth component of each Multi-Managed Portfolio to engage in such transactions may be limited.



Each Portfolio may use spread transactions for any lawful purpose consistent with the Portfolio's investment objective such as hedging or managing risk, but not for speculation. A Portfolio may purchase covered spread options from securities dealers. Such covered spread options are not presently exchange-listed or exchange-traded. The purchase of a spread option gives a Portfolio the right to put, or sell, a security that it owns at a fixed dollar spread or fixed yield spread in relationship to another security that the Portfolio does not own, but which is used as a benchmark. The risk to a Portfolio in purchasing covered spread options is the cost of the premium paid for the spread option and any transaction costs. In addition, there is no assurance that closing transactions will be available. The purchase of spread options will be used to protect a Portfolio against adverse changes in prevailing credit quality spreads, I.E., the yield spread between high quality and lower quality securities. Such protection is only provided during the life of the spread option.



SPECIAL RISKS OF HEDGING AND INCOME ENHANCEMENT STRATEGIES. Participation in the options or Futures markets and in currency exchange transactions involves investment risks and transaction costs to which a Portfolio would not be subject absent the use of these strategies. If the Manager's predictions of movements in the direction of the securities, foreign currency and interest rate markets are inaccurate, the adverse consequences to a Portfolio may leave the Portfolio in a worse position than if such strategies were not used. Risks inherent in the use of options, foreign currency and Futures contracts and options on Futures contracts include (1) dependence on the Manager's ability to correctly predict movements in the direction of interest rates, securities prices and currency markets; (2) imperfect correlation between the price of options and Futures contracts and options thereon and movements in the prices of the securities or currencies being hedged; (3) the fact that skills needed to use these strategies are different from those needed to select portfolio securities; (4) the possible absence of a liquid secondary market for any particular instrument at any time;
(5) the possible need to defer closing out certain hedged positions to avoid adverse tax consequences; and (6) the possible inability of the Portfolio to purchase or sell a portfolio security at a time that otherwise would be favorable for it to do so, or the possible need for the Portfolio to sell a portfolio security at a disadvantageous time, due to the need for the Portfolio to maintain "cover" or to segregate securities in connection with hedging transactions. A transaction is "covered" when the Portfolio owns the security subject to the option on such security, or some other security acceptable for applicable escrow requirements. See the Statement of Additional Information for further information concerning income enhancement and hedging strategies and the regulation requirements relating thereto.



ILLIQUID AND RESTRICTED SECURITIES -- No more than 15% of the value of a Portfolio's net assets may be invested in securities which are illiquid, including repurchase agreements that have a maturity of longer than seven days, interest rate swaps, currency swaps, caps, floors and collars. For this purpose, not all securities which are restricted are deemed to be illiquid. For example, restricted securities which the Board of Trustees, or the Manager pursuant to guidelines established by the Board of Trustees, has determined to be marketable, such as securities eligible for sale under Rule 144A promulgated under the Securities Act of 1933, as amended, or certain private placements of commercial paper issued in reliance on an exemption from such Act pursuant to
Section 4(2) thereof, may be deemed to be liquid for purposes of this restriction. This investment practice could have the effect of increasing the level of illiquidity in the Portfolio to the extent that qualified institutional buyers (as defined in Rule 144A) become for a time uninterested in purchasing these restricted securities. In addition, a repurchase agreement which by its terms can be liquidated before its nominal fixed-term on seven days or less notice is regarded as a liquid instrument. Subject to the applicable limitation on illiquid securities investments, a Portfolio may acquire securities issued by the U.S. government, its agencies or instrumentalities in a private placement. See "Illiquid Securities" in the Statement of Additional Information for a further discussion of investments in such securities.



HYBRID INSTRUMENTS -- These instruments, including indexed or structured securities, can combine the characteristics of equity or debt securities, futures, and options. For example, the principal amount, redemption, or conversion terms of a security could be related to the market price of some commodity, currency, or securities index. Such securities may bear interest or pay dividends at below market (or even relatively nominal) rates. Under certain conditions, the redemption (or sale) value of such an investment could be zero. See the Statement of Additional Information for a further discussion of these types of securities.



BORROWING -- As a matter of fundamental policy each Portfolio is authorized to borrow up to 33 1/3% of its total assets from banks for temporary or emergency purposes.



In seeking to enhance investment performance, each of the Multi-Managed Growth and Moderate Growth Portfolios, through its SunAmerica/Aggressive Growth component, may borrow money for investment purposes and may pledge assets to secure such borrowings. This is the speculative factor known as leverage. This practice may help increase the net asset value of the assets allocated to this Managed Component in an amount greater than would otherwise be the case when the market values of the securities purchased through borrowing increase. In the event the return on an investment of borrowed monies does not fully recover the costs of such borrowing, the value of the component's assets would be reduced by a greater amount than would otherwise be the case. The effect of leverage will therefore tend to magnify the gains or losses to the component as a result of investing the borrowed monies. During periods of substantial borrowings, the value of the component's assets would be reduced due to the added expense of interest on borrowed monies. Each of the Multi-Managed Growth and Moderate Growth Portfolios is authorized to borrow, and to pledge assets to secure such borrowings, up to the maximum extent permissible under the 1940 Act (I.E., presently 50% of net assets); provided, that such limitation will be calculated with respect to the net assets allocated to the SunAmerica/Aggressive Growth component of such Multi-Managed Portfolio. The time and extent to which the SunAmerica/Aggressive Growth component may employ leverage will be determined by the Manager in light of changing facts and circumstances, including general economic and market conditions, and will be subject to applicable lending regulations of the Board of Governors of the Federal Reserve Board.



SECURITIES LENDING -- Each Portfolio may lend portfolio securities in amounts up to 33 1/3% of its respective total assets to brokers, dealers and other financial institutions, provided such loans are callable at any time by the Portfolio and are at all times secured by cash or equivalent collateral. By lending its portfolio securities, a Portfolio will receive income while retaining the securities' potential for capital appreciation. As with any extensions of credit, there are risks of delay in recovery and, in some cases, even loss of rights in the collateral should the borrower of the securities fail financially. However, these loans of portfolio securities will only be made to firms deemed by the Manager to be creditworthy. The proceeds of such loans will be invested in high-quality short-term debt securities, including repurchase agreements.



WHEN-ISSUED, DELAYED DELIVERY AND FORWARD TRANSACTIONS -- These generally involve the purchase of a security with payment and delivery at some time in the future -- I.E., beyond normal settlement. A Portfolio does not earn interest on such securities until settlement and bears the risk of market value fluctuations in between the purchase and settlement dates. New issues of stocks and bonds, private placements and U.S. government securities may be sold in this manner. One form of when-issued or delayed delivery security that the Asset Allocation:
Diversified Growth Portfolio and the WMC/Fixed Income component of each Multi-Managed Portfolio may purchase is a "to be announced" or "TBA" mortgage-backed security. A TBA mortgage-backed security transaction arises when a mortgage-backed security is purchased or sold with the specific pools to be announced on a future settlement date.



SHORT SALES -- Each of the Multi-Managed Growth and Moderate Growth Portfolios, through its SunAmerica/ Aggressive Growth component, may sell a security it does not own in anticipation of a decline in the market value of that security (short sales). To complete such a transaction, a Multi-Managed Portfolio must borrow the security to make delivery to the buyer. The Multi-Managed Portfolio then is obligated to replace the security borrowed by purchasing it at market price at the time of replacement. The price at such time may be more or less than the price at which the security was sold by the Multi-Managed Portfolio. Until the security is replaced, the Multi-Managed Portfolio is required to pay to the lender any dividends or interest which accrue during the period of the loan. To borrow the security, the Multi-Managed Portfolio also may be required to pay a premium, which would increase the cost of the security sold. The proceeds of the short sale will be retained by the broker, to the extent necessary to meet margin requirements, until the short position is closed out. Until the Multi-Managed Portfolio replaces a borrowed security, the Multi-Managed Portfolio will maintain daily a segregated account, containing cash or liquid securities, at such a level that (i) the amount deposited in the account plus the amount deposited with the broker as collateral will equal the current value of the security sold short and (ii) the amount deposited in the segregated account plus the amount deposited with the broker as collateral will not be less than the market value of the security at the time it was sold short. A Multi-Managed Portfolio will incur a loss as a result of the short sale if the price of the security increases between the date of the short sale and the date on which the Multi-Managed Portfolio replaces the borrowed security. A Multi-Managed Portfolio will realize a gain if the security declines in price between those dates. This result is the opposite of what one would expect from a cash purchase of a long position in a security. The amount of any gain will be decreased, and the amount of any loss increased, by the amount of any premium, dividends or interest the Multi-Managed Portfolio may be required to pay in connection with a short sale.

Each Portfolio may make "short sales against the box." A short sale is against the box to the extent that the Portfolio contemporaneously owns, or has the right to obtain without payment, the same securities or securities substantially similar to those sold short. A Portfolio generally will recognize any gain (but not loss) for federal income tax purposes at the time that it makes a short sale against the box. A Portfolio may not enter into a short sale, including a short sale against the box, if, as a result, more than 25% of its net assets would be subject to such short sales.



SPECIAL SITUATIONS -- A "special situation" arises when, in the opinion of the Manager, the securities of a particular issuer will be recognized and appreciate in value due to a specific development with respect to that issuer. Developments creating a special situation might include, among others, a new product or process, a technological breakthrough, a management change or other extraordinary corporate event, or differences in market supply of and demand for the security. Investment in special situations may carry an additional risk of loss in the event that the anticipated development does not occur or does not attract the expected attention.



FUTURE DEVELOPMENTS -- Each Portfolio may invest in securities and other instruments which do not presently exist but may be developed in the future, provided that each such investment is consistent with the Portfolio's investment objectives, policies and restrictions and is otherwise legally permissible under federal and state laws. The Prospectus will be amended or supplemented as appropriate to discuss any such new investments.



See the Statement of Additional Information for further information concerning these and other types of securities and investment techniques in which the Portfolios may from time to time invest, including dollar rolls, standby commitments and reverse repurchase agreements.



MANAGEMENT

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TRUSTEES -- The Trust's Board of Trustees is responsible for the overall supervision of the operations of the Trust and performs various duties imposed on trustees of investment companies by the 1940 Act. The Board has retained others to provide certain services to the Trust.



INVESTMENT ADVISER -- SunAmerica, located at The SunAmerica Center, 733 Third Avenue, New York, New York 10017-3204, is a corporation organized in 1982 under the laws of the State of Delaware. SunAmerica is an indirect, wholly owned subsidiary of the Life Company, which is an indirect subsidiary of SunAmerica Inc., an investment-grade financial services company. SunAmerica is engaged in providing investment advice and management services to the Trust, other mutual funds and pension funds. In addition to serving as adviser to the Trust, the Adviser serves as adviser, manager and/or administrator for Anchor Pathway Fund, Anchor Series Trust, Style Select Series, Inc., SunAmerica Equity Funds, SunAmerica Income Funds, SunAmerica Money Market Funds, Inc. and SunAmerica Series Trust. The Adviser managed, advised and/or administered assets of approximately $15 billion as of June 30, 1998 for investment companies, individuals, pension accounts, and corporate and trust accounts.



The Trust, on behalf of each Portfolio, has entered into an Investment Advisory and Management Agreement (the "Management Agreement") with SunAmerica to handle the Trust's day-to-day affairs, to provide investment advisory services, office space, and other facilities for the management of the affairs of the Trust, and to pay the compensation of certain officers of the Trust who are affiliated persons of SunAmerica. The Management Agreement authorizes SunAmerica to retain one or more Subadvisers to make the investment decisions for the Portfolios, and to place the purchase and sale orders for portfolio transactions. SunAmerica has hired the Subadvisers described below to manage the Asset Allocation:
Diversified Growth Portfolio, the Stock Portfolio and two of the Managed Components of each of the Multi-Managed Portfolios. SunAmerica and its affiliates, monitor the activities of the Subadvisers, and from time to time will recommend the replacement of a Subadviser on the basis of investment performance or other considerations.



SunAmerica may terminate any Subadvisory Agreement without shareholder approval. Moreover, SunAmerica has obtained an exemptive order from the Securities and Exchange Commission which would permit SunAmerica, subject to certain conditions, to enter into

Subadvisory Agreements relating to the Trust with Subadvisers approved by the Board without obtaining shareholder approval. The exemptive order would also permit SunAmerica, subject to the approval of the Board but without shareholder approval, to employ new Subadvisers for new or existing Portfolios, change the terms of particular Subadvisory Agreements or continue the employment of existing Subadvisers after events that would otherwise cause an automatic termination of a Subadvisory Agreement. Shareholders of a Portfolio have the right to terminate such agreements for such Portfolio at any time by a vote of the majority of the outstanding voting securities of such Portfolio. Shareholders will be notified when SunAmerica intends to commence relying on the exemptive order, and would be notified of any Subadviser changes effected thereafter.



Pursuant to the Management Agreement entered into between the Adviser and the Trust, on behalf of each Portfolio, each Portfolio pays the Adviser a fee, payable monthly, computed daily at the annual rates of 0.89% of Assets for the Multi-Managed Growth Portfolio, 0.85% of Assets for the Multi-Managed Moderate Growth Portfolio, 0.81% of Assets for the Multi-Managed Income/Equity Portfolio, 0.77% of Assets for the Multi-Managed Income Portfolio, 0.85% of Assets for the Asset Allocation: Diversified Growth Portfolio and 0.85% of Assets for the Stock Portfolio. For the period April 15, 1997 (commencement of operations) through March 31, 1998, each Portfolio paid to the Adviser a fee equal to the percentages listed above.



The Adviser has voluntarily agreed to waive fees or reimburse expenses, if necessary, to keep annual operating expenses at or below the following percentages of each of the following Portfolio's average net assets:
Multi-Managed Growth Portfolio 1.29%, Multi-Managed Moderate Growth Portfolio 1.21%, Multi-Managed Income/Equity Portfolio 1.14%, Multi-Managed Income Portfolio 1.06%, Asset Allocation: Diversified Growth Portfolio 1.21% and Stock Portfolio 1.21%. The Adviser also may voluntarily waive or reimburse additional amounts to increase the investment return to a Portfolio's investors. The Adviser may terminate all such waivers and/or reimbursements at any time. Further, any waivers or reimbursements made by the Adviser with respect to a Portfolio are subject to recoupment from that Portfolio within the following two years, provided that the Portfolio is able to effect such payment to the Adviser and remain in compliance with the foregoing expense limitations.



The term "Assets" means the average daily net assets of each Portfolio.



In addition to serving as the Adviser to the Trust and supervising activities of the Subadvisers, SunAmerica manages portions of the Aggressive Growth and SunAmerica/Balanced components of the Multi-Managed Portfolios.



The Aggressive Growth and the equity portion of the SunAmerica/Balanced components of the Multi-Managed Portfolios are managed by SunAmerica's Domestic Equity Investment Team. The Team is composed of eight investment professionals and traders, some of whom may focus more heavily on particular portfolios or particular aspects of the domestic equity markets. Donna M. Calder has primary responsibility for the Aggressive Growth component. Ms. Calder is a Vice President of SunAmerica and has been a portfolio manager with the firm since March 1998. Prior to joining SunAmerica, Ms. Calder was the Founder and General Partner of Manhattan Capital Partners, L.P. Francis D. Gannon has primary responsibility for the equity portion of the SunAmerica/Balanced component. Mr. Gannon is a Vice President of SunAmerica and has been a portfolio manager with the firm since 1996. He joined SunAmerica as an equity analyst in 1993.



SunAmerica's Fixed Income Investment Team, headed by P. Christopher Leary, is responsible for managing the fixed-income portion of the SunAmerica/Balanced component. Mr. Leary is an Executive Vice President and Director of Fixed Income of SunAmerica and has been a portfolio manager with the firm since 1990.



SUBADVISERS -- The organizations described below serve as subadvisers to the Portfolios pursuant to Subadvisory Agreements with SunAmerica. Under the Subadvisory Agreements, Putnam manages the investment and reinvestment of the assets of the Asset Allocation: Diversified Growth Portfolio, T. Rowe Price manages the investment and reinvestment of the assets of the Stock Portfolio, and the other Subadvisers manage the investment and reinvestment of the assets of the respective Managed Component of each Multi-Managed Portfolio for which they are responsible. Each of the Subadvisers is independent of SunAmerica and discharges its responsibilities subject to the policies of the Trustees and the oversight and supervision of SunAmerica, which pays the Subadvisers' fees. All subadvisory fees are payable by the Adviser to the respective Subadviser and do not increase Portfolio expenses.



Each Subadviser is paid monthly by SunAmerica a fee equal to a percentage of the Assets of the Portfolio allocated to the Subadviser. SunAmerica has agreed to pay Janus a composite fee of 0.60% on the first $200 million and 0.55% on Assets over $200 million, and WMC a composite fee of 0.225% on the first $100 million, 0.125% on the next $100 million and 0.10% on Assets over $200 million, in each case based on the aggregate Assets it manages in the four Multi-Managed Portfolios. In addition, SunAmerica has agreed to pay each of Putnam and T. Rowe Price a fee at the following annual rates, expressed as a percentage of the Assets of the respective Portfolio: Asset Allocation: Diversified Growth Portfolio, 0.55% on the first $150 million, 0.50% on the next $150 million, and 0.40% on Assets over $300 million; and Stock Portfolio, 0.50% on the first $40 million, and 0.45% on Assets over $40 million. For the period April 15, 1997 (commencement of operations) through March 31, 1998, the Adviser paid to Janus and WMC, with respect to each of the four Multi-Managed portfolios, a fee equal to 0.60% and 0.225%, respectively, of average daily net assets. With respect to the Asset Allocation: Diversified Growth Portfolio, the Adviser paid to Putnam a fee equal to 0.55% of average daily net assets. In addition, the Adviser paid to
T. Rowe Price a fee equal to 0.50% of average daily net assets with respect to the Stock Portfolio.



JANUS CAPITAL CORPORATION. Janus is a Colorado corporation with principal offices at 100 Fillmore Street, Denver, Colorado 80206-4923. Janus serves as investment adviser to all of the Janus funds, as well as adviser or subadviser to other mutual funds and individual, corporate, charitable and retirement accounts, and, as of June 30, 1998, had assets under management of approximately $89 billion. Kansas City Southern Industries, Inc. ("KCSI") owns approximately 83% of the outstanding voting stock of Janus. KCSI is a publicly traded holding company whose primary subsidiaries are engaged in transportation and financial services. Thomas H. Bailey, President and Chairman of the Board of Janus, owns approximately 12% of its voting stock and, by Agreement with KCSI, selects a majority of Janus' Board. Warren B. Lammert serves as the portfolio manager for the Janus/Growth component of each Multi-Managed Portfolio. Mr. Lammert first joined Janus in 1987 and has been a portfolio manager with the firm since 1993. He is a Chartered Financial Analyst.



PUTNAM INVESTMENT MANAGEMENT, INC. Putnam is a Massachusetts corporation with principal offices at One Post Office Square, Boston, Massachusetts. Putnam has been managing mutual funds since 1937 and serves as investment adviser to the funds in the Putnam Family. Putnam and its affiliates managed assets of approximately $278 billion as of June 30, 1998. Putnam is a subsidiary of Putnam Investments, Inc., which, other than a minority interest owned by employees, is wholly owned by Marsh & McLennan Companies, Inc., a publicly-owned holding company whose principal businesses are international insurance and reinsurance brokerage, employee benefit consulting and investment management. Putnam's Global Asset Allocation Committee has primary responsibility for the day-to-day management of the Asset Allocation: Diversified Growth Portfolio.



T. ROWE PRICE ASSOCIATES, INC. T. Rowe Price is a Maryland corporation with principal offices at 100 East Pratt Street, Baltimore, Maryland 21202. Founded in 1937 by the late Thomas Rowe Price, Jr., T. Rowe Price and its affiliates managed assets in excess of $140 billion as of June 30, 1998. T. Rowe Price is a publicly traded company. The Stock Portfolio is managed by an Investment Advisory Committee composed of the following members: Robert W. Smith, Chairman; Charles A. Morris; Larry J. Puglia; and Daniel Theriault. Mr. Smith has day-to-day responsibility for managing the Stock Portfolio and works with the committee in developing and executing the Portfolio's investment program. Mr. Smith joined T. Rowe Price in 1992 and is a Vice President and Equity Portfolio Manager for T. Rowe Price and Rowe Price-Fleming International Inc. Mr. Smith is the manager of the T. Rowe Price Growth Stock Fund and is also co-manager of the
T. Rowe Price Global Stock Fund, responsible for North American securities. In addition to his work with the Global Stock Fund, Mr. Smith manages the North American component of several other Rowe Price-Fleming global accounts. Additionally, he has been on the Investment Advisory Committee for the T. Rowe Price Growth Stock Fund since 1994. He previously served on the Investment Advisory Committee for T. Rowe Price Blue Chip Growth Fund and the T. Rowe Price Value Fund.



WELLINGTON MANAGEMENT COMPANY, LLP. WMC is a Massachusetts limited liability partnership of which the following persons are managing partners: Robert W. Doran, Duncan M. McFarland, and John R. Ryan. The principal offices of WMC are located at 75 State Street, Boston, Massachusetts 02109. WMC is a professional investment counseling firm which provides investment services to investment companies, employee benefit plans, endowments, foundations, and other institutions and individuals. As of June 30, 1998, WMC had discretionary management authority with respect to approximately $200.8 billion of assets. Thomas L. Pappas serves as the portfolio manager of the WMC Fixed Income component of each Multi-Managed Portfolio. Mr. Pappas is a Senior Vice President of WMC and joined the company in 1987.



CUSTODIAN, TRANSFER AGENT AND DIVIDEND PAYING AGENT -- State Street Bank and Trust Company ("State Street"), 225 Franklin Street, Boston, Massachusetts 02110, is the Trust's custodian, transfer agent and dividend paying agent.



PORTFOLIO TURNOVER AND BROKERAGE

--------------------------------------------------------------------------------


All Portfolios effect portfolio transactions without regard to the length of time particular investments have been held. Under certain market conditions, the investment policies of the Portfolios may result in high portfolio turnover, I.E., over 100%. The quarterly rebalancing of the Portfolios as described under "Investment Objectives, Policies and Restrictions -- Multi-Managed Portfolios" above may also result in relatively higher portfolio turnover. Because each Managed Component of each Multi-Managed Portfolio will be managed independently of each other, it is possible that the same security may be purchased and sold on the same day by two separate Managed Components of the same Multi-Managed Portfolio, resulting in higher brokerage commissions for the Portfolio. Notwithstanding the foregoing, however, the portfolio turnover rates for the Portfolios are not expected to exceed 200%. High portfolio turnover involves correspondingly greater brokerage commissions, to the extent such commissions are payable, and other transaction costs that are borne directly by the Portfolio involved. Higher turnover rates reflect an increased rate of realization of gains and losses by the Portfolio, which would normally affect the taxable income of the Portfolio's shareholders. Where the shareholder is an insurance company separate account funding variable annuity contracts, qualified as such under the Internal Revenue Code of 1986, as amended (the "Code"), however, the contract owners are not currently charged with such income or losses except to the extent provided under the Code (normally when distributions under the contracts are made). Corporate bonds and U.S. government securities are generally traded on a net basis and usually neither brokerage commissions nor transfer taxes are involved.



Broker-dealers involved in the execution of portfolio transactions on behalf of the Trust are selected on the basis of their professional capability and the value and quality of their services. In selecting such broker-dealers, the Adviser and Subadvisers will consider various relevant factors, including, but not limited to, the size and type of the transaction; the nature and character of the markets in which the security can be purchased or sold; the execution efficiency, settlement capability, and financial condition of the broker-dealer; the broker-dealer's execution services rendered on a continuing basis; and the reasonableness of any commissions. The Adviser or a Subadviser also may select broker-dealers which provide it with research services and may cause a Portfolio to pay such broker-dealers commissions which exceed those which other broker-dealers may have charged, if in the Adviser's or Subadviser's view the commissions are reasonable in relation to the value of the brokerage and/or research services provided by the broker-dealer. Further, the Adviser or a Subadviser may effect portfolio transactions through broker-dealer affiliates of the Trust, Adviser or Subadvisers.

DIVIDENDS, DISTRIBUTIONS AND FEDERAL TAXES

--------------------------------------------------------------------------------


Under the Code each Portfolio is treated as a separate regulated investment company provided qualification requirements are met. To qualify as a regulated investment company, a Portfolio must, among other things, (a) derive at least 90% of its gross income from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stocks, securities or foreign currencies, or other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stocks, securities or currencies; (b) diversify its holdings so that, at the end of each fiscal quarter, (i) at least 50% of the market value of the Portfolio's assets is represented by cash, government securities and other securities limited in respect of any one issuer to 5% of the Portfolio's assets and to not more than 10% of the voting securities of such issuer, and
(ii) not more than 25% of the value of its assets is invested in the securities of any one issuer (other than government securities), and (c) distribute to shareholders at least 90% of its investment company taxable income (which does not include net long-term capital gains, if any, of the Portfolio). So long as the Portfolio qualifies as a regulated investment company, such Portfolio will not be subject to federal income tax on the net investment company taxable income or net capital gains distributed to shareholders as ordinary income dividend or capital gains dividends. Each Portfolio is intended to meet these qualification requirements.



It is the policy of each Portfolio to distribute to its shareholders substantially all of its ordinary income and net long-term capital gains realized during each fiscal year. All distributions are reinvested in shares of the Portfolio at net asset value unless the transfer agent is instructed otherwise.



Each Portfolio of the Trust is also subject to variable contract asset diversification regulations prescribed by the U.S. Treasury Department under the Code. These regulations generally provide that, as of the end of each calendar quarter or within 30 days thereafter, no more than 55% of the total assets of the Portfolio may be represented by any one investment, no more than 70% by any two investments, no more than 80% by any three investments, and no more than 90% by any four investments. For this purpose, each Contract generally will be treated as invested in the underlying assets of the applicable Portfolios, and all securities of the same issuer are considered a single investment, but each U.S. agency or instrumentality is treated as a separate issuer. If a Portfolio fails to comply with these regulations, the contracts invested in that Portfolio may not be treated as annuity, endowment or life insurance contracts for tax purposes.



See the Contract prospectus for information regarding the federal income tax treatment of the contracts and distributions to the separate accounts.



PRICE OF SHARES

--------------------------------------------------------------------------------


The Portfolios are open for business on any day the New York Stock Exchange ("NYSE") is open for regular trading. Shares of each Portfolio of the Trust are sold at the net asset value per share calculated once daily at the close of regular trading on the NYSE (generally 4:00 p.m., Eastern time). The current value of the Portfolio's total assets, less liabilities, is divided by the total number of shares outstanding, and the result is the net asset value per share. Assets are generally valued at their market value, where available, except that short-term securities with 60 days or less to maturity are valued on an amortized cost basis. For a complete description of the procedures involved in valuing various Trust assets, see the Statement of Additional Information.



PURCHASES AND REDEMPTIONS

--------------------------------------------------------------------------------


Shares of the Trust currently are offered only to the Account, a separate account of the Life Company. At present, Trust shares are only used as the investment vehicle for the Contract, an annuity contract. The Life

Company may issue variable life contracts that also will use the Trust as the underlying investment. The offering of Trust shares to variable annuity and variable life separate accounts is referred to as "mixed funding." It may be disadvantageous for variable annuity separate accounts and variable life separate accounts to invest in the Trust simultaneously. Although neither the Life Company nor the Trust currently foresees such disadvantages either to variable annuity or variable life contract owners, the Board of Trustees of the Trust would monitor events in order to identify any material conflicts to determine what action, if any, should be taken in response thereto. Shares of the Trust may be offered to separate accounts of other life insurance companies which are affiliates of the Life Company.



All shares may be purchased or redeemed by the separate account without any sales or redemption charge at the next computed net asset value. Purchases and redemptions are made subsequent to corresponding purchases and redemptions of units of the separate account without delay, and are generally allocated among the applicable Portfolios based on the target allocations set forth in the Contract prospectus.



Except in extraordinary circumstances and as permissible under the 1940 Act, the redemption proceeds are paid on or before the seventh day following the request for redemption.



SHAREHOLDER VOTING RIGHTS

--------------------------------------------------------------------------------


All shares of the Trust have equal voting rights and may be voted in the election of Trustees and on other matters submitted to the vote of the shareholders. Shareholders' meetings ordinarily will not be held unless required by the 1940 Act. As permitted by Massachusetts law, there normally will be no shareholders' meetings for the purpose of electing Trustees unless and until such time as fewer than a majority of the Trustees holding office have been elected by shareholders. At that time, the Trustees then in office will call a shareholders' meeting for the election of Trustees. The Trustees must call a meeting of shareholders for the purpose of voting upon the removal of any Trustee when requested to do so by the record holders of 10% of the outstanding shares of the Trust. A Trustee may be removed after the holders of record of not less than two- thirds of the outstanding shares have declared that the Trustee be removed either by declaration in writing or by votes cast in person or by proxy. Except as set forth above, the Trustees shall continue to hold office and may appoint successor Trustees, provided that immediately after the appointment of any successor Trustee, at least two-thirds of the Trustees have been elected by the shareholders. Shares do not have cumulative voting rights. Thus, holders of a majority of the shares voting for the election of Trustees can elect all the Trustees. No amendment may be made to the Declaration of Trust without the affirmative vote of a majority of the outstanding shares of the Trust, except that amendments to conform the Declaration to the requirements of applicable federal laws or regulations or the regulated investment company provisions of the Code may be made by the Trustees without the vote or consent of shareholders. If not terminated by the vote or written consent of a majority of its outstanding shares, the Trust will continue indefinitely.



In matters affecting only a particular Portfolio, the matter shall have been effectively acted upon by a majority vote of that Portfolio even though: (1) the matter has not been approved by a majority vote of any other Portfolio; or (2) the matter has not been approved by a majority vote of the Trust.



Shareholders of a Massachusetts business trust may, under certain circumstances, be held personally liable as partners for the obligations of the Trust. The risk of a shareholder incurring any financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations. The Declaration of Trust contains an express disclaimer of shareholder liability for acts or obligations of the Trust and provides that notice of the disclaimer must be given in each agreement, obligation or instrument entered into or executed by the Trust or Trustees. The Declaration of Trust provides for indemnification of any shareholder held personally liable for the obligations of the Trust and also provides for the Trust to reimburse the shareholder for all legal and other expenses reasonably incurred in connection with any such claim or liability.

INDEPENDENT ACCOUNTANTS AND LEGAL COUNSEL

--------------------------------------------------------------------------------


PricewaterhouseCoopers LLP (successor firm to Price Waterhouse LLP) has been selected as independent accountants for the Trust. The firms of Shereff, Friedman, Hoffman & Goodman, LLP and Blazzard, Grodd & Hasenauer, P.C. have been selected to provide legal counsel to the Trust.



GENERAL INFORMATION

--------------------------------------------------------------------------------


YEAR 2000 READINESS -- Many services provided to the Trust and its shareholders by the Adviser rely on both the smooth functioning of the Adviser's computer and computer-based systems as well as those of its outside service providers. Many computer and computer-based systems cannot distinguish the year 2000 from the year 1900 because of the way systems encode and calculate dates. This Year 2000 Issue potentially could have an adverse impact on the handling of security trades, the payment of interest and dividends, pricing and account services. The Adviser recognizes the importance of the Year 2000 Issue and is taking the appropriate steps necessary in preparation for the year 2000. The Adviser fully anticipates that its systems and those of its outside service providers will be adapted in time for the year 2000, and to further this goal it has coordinated a plan to repair, adapt or replace systems that are not Year 2000 compliant, and has obtained similar assurances from its outside service providers. The Adviser expects to significantly complete its plan by the end of the 1998 calendar year and then perform appropriate systems testing during the 1999 calendar year.



INQUIRIES

--------------------------------------------------------------------------------


Contract owner inquiries should be directed to Anchor National Life Insurance Company, Service Center, P.O. Box 54299, Los Angeles, California 90054- 0299, telephone number (800) 445-7862.

Please forward a copy (without charge) of the Statement of Additional Information concerning SEASONS Variable Annuity Contracts to:

              (Please print or type and fill in all information.)

--------------------------------------------------------------------------------

          Name

--------------------------------------------------------------------------------

          Address

--------------------------------------------------------------------------------

          City/State/Zip

--------------------------------------------------------------------------------

Date: ________________________________  Signed: ________________________________

Return to: Anchor National Life Insurance Company, Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299.